UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share of Monotype Imaging Holdings Inc. (the “common stock”)

(2)

Aggregate number of securities to which transaction applies:

As of August 19, 2019, the maximum number of shares of common stock to which this transaction applies is estimated to be 41,649,767, which consists of (a) 40,192,438 shares of common stock outstanding; (b) 117,761 shares of common stock underlying outstanding options entitled to receive the per share merger consideration of $19.85, less the weighted average exercise price of $12.42 per share; (c) 138,200 shares of common stock underlying outstanding restricted stock unit awards entitled to receive the per share merger consideration of $19.85; (d) 78,125 shares of common stock underlying outstanding performance stock units awards (assuming the achievement of all applicable performance goals at maximum levels) entitled to receive the per share merger consideration of $19.85; and (e) 1,123,243 shares of common stock underlying outstanding restricted stock awards entitled to receive the per share merger consideration of $19.85.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 40,192,438 shares of common stock and the per share merger consideration of $19.85; (b) the product of 117,761 shares of common stock (with exercise prices less than $19.85 per share) multiplied by $7.43 (which is the difference between the merger consideration of $19.85 per share and the weighted average exercise price of $12.42 per share); (c) the product of 138,200 shares of common stock underlying outstanding restricted stock unit awards and the per share merger consideration of $19.85; (d) the product of 78,125 shares of common stock underlying outstanding performance stock units awards (assuming the achievement of all applicable performance goals at maximum levels) and the per share merger consideration of $19.85; and (e) the product of 1,123,243 shares of common stock underlying outstanding restricted stock awards and the per share merger consideration of $19.85. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001212.

	(4)	Proposed maximum aggregate value of transaction: $825,285,283

	(5)	Total fee paid: $100,024.58

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED AUGUST 26, 2019

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Monotype Imaging Holdings Inc., a Delaware corporation (“Monotype” or the “Company”), on [●], 2019 at [●], Eastern time, at [●] (the “special meeting”).

At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated July 25, 2019 (as it may be amended, supplemented or otherwise modified from time to time, the “merger agreement”), by and among Marvel Parent, LLC, a Delaware limited liability company (“Parent”), Marvel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “merger”), on the terms in the merger agreement. Parent and Merger Sub are each controlled by investment funds affiliated with HGGC, LLC, a private equity firm. If the merger is completed, you will be entitled to receive $19.85 in cash, without interest and less any applicable withholding taxes, for each share of common stock, par value $0.001 per share (the “common stock”), of the Company that you own as of immediately prior to the effective time of the merger, unless you seek and perfect your appraisal rights under Delaware law.

After careful consideration, the Company’s board of directors (the “Board”) unanimously: (i) determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein, (ii) declared the merger agreement advisable, (iii) approved the execution and delivery of the merger agreement by the Company, the performance by the Company of its covenants and other obligations under the merger agreement and the consummation of the merger upon the terms and conditions set forth in the merger agreement, and (iv) resolved to recommend that the stockholders of the Company adopt the merger agreement and approve the merger in accordance with the Delaware General Corporation law (“DGCL”). Accordingly, the Board recommends a vote “FOR” the proposal to adopt the merger agreement and “FOR” each of the other proposals to be voted on at the special meeting.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, the accompanying annexes and any documents incorporated by reference in the proxy statement carefully and in their entirety.

Your vote is important, regardless of the number of shares of common stock you own. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting. If you abstain from voting, fail to vote (in person or by proxy) or fail to give voting instructions to your bank, broker or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting in person, we urge you to submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you are a beneficial owner of shares of common stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact Monotype’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Thank you for your ongoing support and continued interest in the Company. We look forward to seeing you at the special meeting.

Sincerely,

Scott E. Landers

President and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2019 and is first being mailed to holders of common stock on or about [●], 2019.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED AUGUST 26, 2019

600 Unicorn Park Drive

Woburn, Massachusetts 01801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2019

Time and Date:	[●], Eastern time, on [●], 2019

Place:	[●]

Purpose:

1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 25, 2019 (as it may be amended, supplemented or otherwise modified from time to time, the “merger agreement”), by and among Marvel Parent, LLC, a Delaware limited liability company (“Parent”), Marvel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Monotype Imaging Holdings Inc., a Delaware corporation (“Monotype” or the “Company”), which we refer to as the “merger proposal”;

2.  To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

3.  To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the “adjournment proposal.”

Record Date:	Only holders of shares of common stock, par value $0.001 per share (the “common stock”), of the Company as of the close of business on [●], 2019, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

General:

The Company’s board of directors (the “Board”) unanimously: (i) determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein, (ii) declared the merger agreement advisable, (iii) approved the execution and delivery of the merger agreement by the Company, the performance by the Company of its covenants and other obligations under the merger agreement and the consummation of the merger upon the terms and conditions set forth in the merger agreement, and (iv) resolved to recommend that the stockholders of the Company adopt the merger agreement and approve the merger in accordance with the DGCL. Accordingly, the Board unanimously recommends that the Company’s stockholders vote “FOR” the merger proposal, “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

Assuming a quorum is present, the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote on the proposal, and each of the nonbinding compensation proposal and the adjournment proposal require the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

Completion of the merger is conditioned on, among other things, approval of the merger proposal.

Under Delaware law, Monotype stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal prior to the vote on the merger proposal and comply with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section titled “Appraisal Rights” in the accompanying proxy statement. The applicable Delaware appraisal statute is also reproduced in its entirety in Annex C to the accompanying proxy statement.

Your vote is important, regardless of the number of shares of common stock you own. Whether or not you plan to attend the special meeting in person, we urge you to submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you are a beneficial owner of shares of common stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger proposal, without your instructions.

The foregoing matters are more fully described in the accompanying proxy statement, which forms a part of this notice and is incorporated herein by reference. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, the accompanying annexes and any documents incorporated by reference in the proxy statement carefully and in their entirety. If you have any questions concerning the merger agreement, the merger or the other transactions contemplated by the merger agreement, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help submitting a proxy to have your shares of common stock voted, please contact Monotype’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

By order of the Board of Directors

Janet M. Dunlap

Executive Vice President, Chief Administrative

Officer, General Counsel and Secretary

Woburn, Massachusetts

[●], 2019

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger agreement or the merger that is important to you. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of any of the documents we file with the Securities and Exchange Commission (the “SEC”) by following the instructions under the section of this proxy statement titled “Where You Can Find Additional Information.”

In this proxy statement,(i) the terms “we,” “us,” “our,” the “Company” and “Monotype” refer to Monotype Imaging Holdings Inc.; (ii) the term “Parent” refers to Marvel Parent, LLC; (iii) the term “Merger Sub” refers to Marvel Merger Sub, Inc.; (iv) the term “HGGC” refers individually and collectively, as applicable, to HGGC, LLC and its affiliated funds; (v) the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of July 25, 2019, by and among Parent, Merger Sub and the Company, as the same may be amended, supplemented or otherwise modified from time to time; and (vi) the term “common stock” refers to the common stock, par value $0.001 per share, of the Company.

The Parties

Monotype Imaging Holdings Inc. Monotype is a leading global provider of design assets, technology and expertise for creative minds and content creators across the globe. The Company supports people from global enterprise organizations to agencies to individual designers, by providing them solutions that drive brand expression, technology that cultivates meaningful engagement with customers, and expertise that drives better design and improved marketing outcomes.

We were formed in 2005. Our shares of common stock are traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “TYPE.” Our principal executive office is located at:

Monotype Imaging Holdings Inc.

600 Unicorn Park Drive

Woburn, Massachusetts 01801

(781) 970-6000

Additional information about Monotype is contained in its public filings, certain of which are incorporated by reference herein. See the sections of this proxy statement titled “Where You Can Find Additional Information” and “The Parties – Monotype Imaging Holdings Inc.”

Marvel Parent, LLC. Parent was formed by entities affiliated with HGGC solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Based in Palo Alto, California, HGGC is a leading middle-market private equity firm with $4.3 billion in cumulative capital commitments. Upon completion of the merger, Monotype will be a wholly owned subsidiary of Parent. See the section of this proxy statement titled “The Parties – Marvel Parent, LLC.”

Marvel Parent, LLC

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

(650) 321-4910

Marvel Merger Sub, Inc. Merger Sub is a wholly owned subsidiary of Parent and was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist. See the section of this proxy statement titled “The Parties – Marvel Merger Sub, Inc.”

Marvel Merger Sub, Inc.

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

(650) 321-4910

The Merger

The Company, Parent and Merger Sub entered into the merger agreement on July 25, 2019. A copy of the merger agreement is included as Annex A to this proxy statement. Upon the terms and subject to the conditions in the merger agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the merger as a wholly owned subsidiary of Parent. From time to time in this proxy statement, we refer to the Company as it will exist after the completion of the merger as the “surviving corporation.”

At the effective time of the merger, and without any action by any stockholder, each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries or as to which holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $19.85, without interest, which is referred to as the “per share price.”

The Special Meeting

The special meeting will be held on [●], 2019, at [●] Eastern time, at [●]. At the special meeting, holders of common stock will be asked to, among other things, vote for the adoption of the merger agreement. Please see the section of this proxy statement titled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of common stock.

Record Date and Stockholders Entitled to Vote; Vote Required

You may vote the shares of common stock at the special meeting that you owned at the close of business on [●], 2019, the record date for the special meeting. As of the close of business on the record date, there were [●] shares of common stock outstanding and entitled to vote. You may cast one vote for each share of common stock that you held on the record date. The adoption of the merger agreement by the holders of common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date.

Background of the Merger

A description of the process we undertook that led to the proposed merger, including our discussions with Parent, is included in this proxy statement under “The Merger – Background of the Merger.”

Reasons for the Merger; Recommendation of the Board

After careful consideration, the Board unanimously: (i) determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein, (ii) declared the merger agreement advisable, (iii) approved the execution and delivery of the merger agreement by the Company, the performance by the Company of its covenants and other obligations under the merger agreement and the consummation of the merger upon the terms and conditions set forth in the merger agreement, and (iv) resolved to recommend that the stockholders of the Company adopt the merger agreement and approve the merger in accordance with the DGCL. Accordingly, the Board recommends a vote “FOR” the merger proposal. The Board also recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

For a discussion of the material factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement titled “The Merger – Reasons for the Merger; Recommendation of the Board.”

Opinion of Monotype’s Financial Advisor

Pursuant to an engagement letter dated June 5, 2019, the Company retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with a possible acquisition of the Company and to deliver a fairness opinion in connection with the proposed merger.

At a meeting of the Board on July 25, 2019, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its July 25, 2019 oral opinion by delivering its written opinion to the Board, dated July 25, 2019, that, as of such date, the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 25, 2019, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the per share merger consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of J.P. Morgan’s written opinion. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

For more information, see the section of this proxy statement titled “The Merger – Opinion of the Monotype’s Financial Advisor.”

Certain Effects of the Merger

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the consummation of the merger, shares of common stock will no longer be traded on NASDAQ or any other public market, and the registration of shares of common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Effects on the Company if the Merger Is Not Completed

In the event that the merger proposal does not receive the required approval from the holders of common stock, or if the merger is not completed for any other reason, the holders of common stock will continue to own their shares and not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company listed and traded on NASDAQ. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Parent a termination fee. Please see the section of this proxy statement titled “The Merger Agreement – Termination Fees and Expenses.”

Treatment of Equity and Equity-Based Awards

Treatment of Company Options. The merger agreement provides that (a) unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of options to purchase common stock of the Company (“Company options”), at the effective time of the merger, each Company option that is unexpired, unexercised, and outstanding and vested as of immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash, without interest, and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of (A) the per share price over (B) the per share exercise price for such Company option, multiplied by (ii) the total number of shares of common stock underlying such Company option (the “Company option consideration”), (b) unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable Company option holders, at the effective time of the merger, each Company option that is unexpired, unexercised, and outstanding as of immediately prior to the effective time of the merger and will not by its terms vest as of the effective time, will be assumed and substituted without any action on the part of the holder thereof (the “substituted options”), and subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the substituted options shall remain subject to the same terms and conditions as were applicable under such Company option immediately prior to the effective time of the merger (including, without limitation, all vesting, exercise and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company option award agreement and/or Company equity plans), except (i) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by the merger agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted options and the surviving corporation and (ii) that upon vesting of any substituted options, the holder thereof shall be entitled to the amount in cash, without interest, and less any applicable withholding taxes, equal to the product of (A) the excess, if any, of (x) the per share price over (y) the per-share exercise price for such Company option, multiplied by (B) the total number of shares of Company common stock underlying such Company option that would have become vested pursuant to its terms (the “substituted option consideration”). If the per-share exercise price of any Company option is equal to or greater than the per share price, then such Company option will be cancelled without any cash payment or other consideration.

Treatment of Company Restricted Stock. The merger agreement provides that, unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of restricted shares of Company common stock (“Company RSAs”), at the effective time of the merger, each Company RSA that is outstanding immediately prior to the effective time of the merger and that will not by its terms vest as of the effective time, shall be assumed and substituted without any action on the part of the holder thereof (the “substituted RSAs”), and the substituted RSAs will remain subject to the same terms and conditions as were applicable under such Company RSA immediately prior to the effective time of the merger (including, without limitation, all vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company RSA award agreement and/or Company equity plans), except (A) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by the merger agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSAs and the surviving corporation and (B) that upon vesting of any substituted RSAs, the holder thereof shall be entitled to the amount in cash, without interest, and less any applicable withholding taxes, equal to the product of (i) the total number of shares of Company common stock underlying such Company RSA that would have become vested pursuant to its terms, multiplied by (ii) the per share price (the “substituted RSA consideration”), payable at the same time as such Company RSAs for which substituted RSAs were assumed and substituted would have been settled pursuant to its terms.

Treatment of Company RSUs. The merger agreement provides that, unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of restricted stock units or similar rights to receive shares of Company common stock (or payments based on the value of Company common stock) that vest solely on the basis of time (“Company RSUs”), (a) at the effective time of the merger, each Company RSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by the merger agreement), shall be canceled and converted into the right of the holder of such Company RSU to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company common stock underlying such Company RSU, multiplied by (ii) the per share price (the “Company RSU consideration”) and (b) each Company RSU that is outstanding immediately prior to the effective time of the merger and that will not by its terms vest as of the effective time, will be assumed and substituted without any action on the part of the holder thereof (the “substituted RSUs”), and subject to compliance with Section 409A of the Code, the substituted RSUs shall remain subject to the same terms and conditions as were applicable under such Company RSU immediately prior to the effective time of the merger (including, without limitation, all vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company RSU award agreement and/or Company equity plans), except (A) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by the merger agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSUs and the surviving corporation and (B) that upon vesting and settlement of any substituted RSUs, the holder thereof shall be entitled to the amount in cash, without interest, and less any applicable withholding taxes, equal to the product of (i) the total number of shares of Company common stock underlying such Company RSU that would have become vested pursuant to its terms, multiplied by (ii) the per share price (the “substituted RSU consideration”), payable at the same time as such Company RSUs for which substituted RSUs were assumed and substituted would have been settled pursuant to its terms.

Treatment of Company PSUs. The merger agreement provides that, unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of restricted stock units or similar rights to receive shares of Company common stock (or payments based on the value of Company common stock) that vest in whole or in part upon the achievement of one or more performance goals (“Company PSUs”), at the effective time of the merger, each Company PSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by the merger agreement), shall be canceled and converted into the right of the holder of such Company PSU to receive an amount in cash, without interest, and less any applicable withholding taxes, equal to the product of (i) the total number of shares of Company common stock underlying such Company PSU, multiplied by (ii) the per share price (the “Company PSU consideration”). At the effective time of the merger, each Company PSU that will not by its terms vest at or prior to the effective time of the merger shall be cancelled without any cash payment or other consideration.

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company and its stockholders, and in recommending that the holders of common stock vote for the adoption of the merger agreement. These interests include:

•	cash out of equity awards at times and subject to the conditions set forth in the merger agreement (as described below in “The Merger Agreement – Treatment of Equity Awards”);

•	accelerated vesting of equity awards in the event of a qualifying termination of employment within 18 months following a sale event, which will include completion of the merger;

the Company’s executive officers are party to employment agreements with the Company or eligible to participate in the Company’s change in control severance pay plan, which each provide for severance in the case of a qualifying termination of employment within 12 months following a change in control, which will include completion of the merger; and

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage following the merger under the merger agreement. Please see the section below titled “– Director and Officer Indemnification” and the section of this proxy statement titled “The Merger Agreement – Indemnification of Directors and Officers and Insurance.”

Please see the section titled “The Merger – Interests of the Company’s Directors and Executive Officers in the Merger” for additional information about these financial interests.

Common Stock Ownership of Directors and Executive Officers

As of [●], 2019, the directors and executive officers of Monotype beneficially owned in the aggregate approximately [●] shares of common stock, or approximately [●]% of the outstanding shares of common stock. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting.

Financing of the Merger; Limited Guarantee

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition.

We anticipate that the total amount of funds necessary at closing to complete the merger and the related transactions will be approximately $900 million in cash. This amount includes the funds needed to: (i) make the payment of all amounts payable to holders of common stock and equity awards in connection with or as a result of the merger; (ii) repay, prepay or discharge (after giving effect to the merger) the principal amount of and interest on all outstanding indebtedness of the Company required to be repaid at the effective time of the merger under the merger agreement; and (iii) pay all fees and expenses required to be paid at the closing by Parent or Merger Sub under the merger agreement.

In connection with the merger, Merger Sub entered into a debt commitment letter (as it may be amended, supplemented or otherwise modified from time to time, the “debt commitment letter”), dated July 25, 2019. In the debt commitment letter, Deutsche Bank AG New York Branch, Antares Holdings LP and Macquarie Capital Funding LLC (the “debt commitment parties”) have committed to provide, subject to the conditions set forth in the debt commitment letter, to Merger Sub, debt financing in an aggregate amount of up to $625 million. We refer to this debt contribution in this proxy statement as the “debt financing.”

In connection with the merger, Parent entered into an equity commitment letter (the “equity commitment letter”), dated July 25, 2019, with HGGC Fund III, L.P., HGGC Fund III-A, L.P., HGGC Associates III, L.P. and HGGC Affiliate Investors III, L.P. (the “guarantors”). The guarantors have committed to provide Parent, on the terms and subject to the conditions set forth in the equity commitment letter, immediately prior to the closing of the merger, an equity contribution of an aggregate amount of $275 million. We refer to this equity contribution in this proxy statement as the “equity financing” and together with the debt financing, the “financing”.

In the merger agreement, Parent and Merger Sub have represented and warranted to the Company that the net proceeds of the financings, when funded in accordance with the debt and equity commitment letters, together with available cash of the Company and its subsidiaries at the closing of the merger, will be, in the aggregate, sufficient to fund the amounts referred to in the second paragraph immediately above. In addition, the guarantors executed a limited guarantee, dated as of July 25, 2019 (the “limited guarantee”) in favor of the Company to guarantee, subject to the limitations described therein, the payment of certain monetary obligations that may be owed by Parent or Merger Sub pursuant to the merger agreement. The Company is a third party beneficiary to the debt commitment letter and equity commitment letter and is a party to the limited guarantee.

For more information regarding the debt commitment letter, equity commitment letter and the financings, see the section of this proxy statement titled “The Merger – Financing of the Merger.” For more information regarding the limited guarantee, see the section of this proxy statement titled “The Merger – Limited Guarantee.”

Conditions of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time of the merger, including the following:

•	adoption of the merger agreement by the Company’s stockholders;

•

expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and all clearances, approvals and or authorizations required by the antitrust laws of Germany (see the section titled “The Merger – Regulatory Approvals Required for the Merger”); and

•	the absence of any legal or regulatory restraints enjoining or otherwise prohibiting or making illegal the consummation of the merger.

Each party’s obligation to consummate the merger is also subject to the satisfaction or waiver of certain additional conditions, including:

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;

•	performance in all material respects by the other party of its obligations under the merger agreement; and

•

in the case of Parent’s and Merger Sub’s obligations, the absence of a Company material adverse effect (which term is described in the section titled “The Merger Agreement – Representations and Warranties”).

The consummation of the merger is not conditioned upon Parent’s receipt of financing.

Before the closing, each of the Company, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law. Please see the section of this proxy statement titled “The Merger Agreement – Conditions of the Merger.”

Regulatory Approvals Required for the Merger

U.S. Antitrust. The consummation of the merger is subject to review under the HSR Act. As described above in the section titled “– Conditions of the Merger,” the obligations of Parent and the Company to consummate the merger are subject to expiration or early termination of any applicable waiting period under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until notifications have been filed and certain information has been furnished to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) and the specified waiting period has expired or been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on August 8, 2019, and both requested “early termination” of the waiting period. On August 16, 2019, the FTC notified the Company that early termination of the applicable waiting period under the HSR Act was granted, effective immediately. Both before and after the expiration or termination of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds.

Other Regulatory Notifications. The parties were also required to file a merger control notification with the German Federal Cartel Office (Bundeskartellamt). The notification was submitted on August 9, 2019. The obligation of the parties to the merger agreement to consummate the merger is subject to receipt of such regulatory consents.

The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take certain actions to resolve objections under any antitrust laws. Among other things, Parent and Merger Sub have agreed unconditionally and without qualification to divest any assets, terminate any relationships, change any operations and agree to any restrictions on the activities of Parent, Merger Sub or the Company, and to contest, defend and appeal any legal proceedings, to avoid entry of or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the merger and other transactions contemplated by the merger agreement before January 25, 2020. For more information regarding these covenants, see the section of this proxy statement titled “The Merger Agreement – Reasonable Best Efforts; Antitrust Filings.”

Go-Shop Period; No-Shop Period; Company Board Recommendation Change

During the period (which is referred to as the “go-shop period”) beginning on the date of the merger agreement and continuing until 12:00 p.m. Eastern time on August 25, 2019 (which is referred to as the “no-shop period start date”), the Company and its representatives had the right to actively solicit acquisition proposals (as defined below in the section titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change – Go-Shop Period”), provide non-public information relating to the Company and its subsidiaries to third parties (and their representatives and prospective equity and debt financing sources) in connection with soliciting acquisition proposals (subject to entering into an acceptable confidentiality agreement) and participate and engage in discussions or negotiations regarding acquisition proposals. For more information regarding the results of the go-shop period, see the section titled “The Merger – Background of the Merger.”

From and after the no-shop period start date, the merger agreement generally restricts the Company’s ability to solicit acquisition proposals from third parties (including by furnishing non-public information), or to participate in discussions or negotiations with third parties regarding any acquisition proposals.

However, between the no-shop period start date and the adoption of the merger agreement by the Company’s stockholders, if the Company or any of its representatives receives an unsolicited acquisition proposal that the Board (or a committee thereof) determines in good faith (after consultation with its independent financial advisor and outside legal counsel) either constitutes or would reasonably be expected to result in a superior proposal (as defined below in the section titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change – Go-Shop Period”), then the Company and the Board may furnish non-public information to, and participate in discussions or negotiations with, the party that made the acquisition proposal.

In addition, the Board generally is not permitted under the merger agreement to change its recommendation in favor of the adoption of the merger agreement. However, in certain circumstances, the Board is permitted to make a Company board recommendation change (as defined below in the section titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change – Company Board Recommendation Change”) in response to certain unforeseen, intervening events or to accept a superior proposal if, in either case, the Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties and negotiates in good faith with Parent (to the extent Parent desires to do so) for five business days (and for each subsequent material modification to a superior proposal, over a three business day period) to make adjustment to the merger agreement so that the Board’s fiduciary duties no longer require it to make a Company board recommendation change in response to the intervening event or so that the acquisition proposal no longer constitutes a superior proposal. See the section of this proxy statement titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change – Company Board Recommendation Change.”

Termination

The merger agreement may be terminated, and the merger abandoned in the following circumstances:

•	by mutual written agreement of Parent and the Company at any time prior to the effective time of the merger;

•	by either Parent or the Company at any time prior to the effective time of the merger if:

•

any permanent legal restraint or statute, rule or regulation prohibits or makes illegal the consummation of the merger (except that this termination right will not be available to any party that has failed to comply with its reasonable best efforts covenants to make any such restraint, statute, rule or regulation not applicable to the merger);

•

the effective time of the merger has not occurred by 11:59 p.m. Pacific time, on January 25, 2020 (which is referred to as the “termination date”) (except that this termination right will not be available to any party if the other party has the right to terminate the merger agreement due to the first party’s breach or whose failure to act has been the primary cause of a closing condition not being satisfied or the effective time not having occurred before the termination date); or

•	the Company’s stockholders fail to adopt the merger agreement at the special meeting (a “stockholder vote termination”);

•	by Parent if:

•

at any time prior to the effective time of the merger, the Company has breached the merger agreement in a material respect so as to cause a condition precedent protecting only the Company not to be satisfied, subject to certain notice and cure periods (except that this termination right will not be available if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants so as to cause certain conditions precedent to Parent’s and Merger Sub’s obligations to consummate the merger not to be satisfied) (a “Company breach termination”); or

•

at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Board makes a Company board recommendation change and Parent exercises this right to terminate within ten business days thereafter (a “recommendation change termination”); and

•	by the Company if:

•

at any time prior to the effective time of the merger, Parent or Merger Sub has breached the merger agreement in a material respect so as to cause a condition precedent of Parent and Merger Sub not to be satisfied, subject to certain notice and cure periods s (except that this termination right will not be available if the Company is then in breach of any of its representations, warranties or covenants so as to cause certain conditions precedent to the Company’s obligation to consummate the merger not satisfied) (a “Parent breach termination”);

•

at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Company has received a superior proposal, the Board (or any committee thereof) has authorized the Company to enter into a definitive alternative acquisition agreement to consummate such superior proposal, the Company has complied in all material respects with its go-shop and no-shop covenants with respect to such superior proposal and prior to or concurrently with such termination the Company pays or causes to be paid to Parent the Company termination fee (summarized below) (a “superior proposal termination”); or

•

Parent and Merger Sub fail to consummate the merger when required to do so under the merger agreement, the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the merger, and that either all conditions precedent protecting only the Company have been satisfied or the Company is willing to waive any such unsatisfied conditions, the Company has given Parent at least three business days’ notice that the Company intends to terminate the merger agreement and Parent and Merger Sub fail to consummate the merger within such three business day period (a “closing failure termination”).

Termination Fees and Expenses

Upon termination of the merger agreement under specified circumstances, including by the Company to accept a superior proposal, the Company will be required to pay Parent a termination fee (which is referred to as the “Company termination fee”) of either (i) $24,750,000 in the case of a superior proposal termination after the no-shop period start date or recommendation change termination or (ii) $12,375,000 in the case of a superior proposal termination prior to the no-shop period start date. The Company will also be required to pay a Company termination fee of $24,750,000 if (A) there has occurred a stockholder vote termination or Company breach termination or the merger agreement is terminated because the effective time has not occurred by the termination date; (B) at the time of such termination, all conditions precedent to the consummation of the merger have been satisfied or are capable of being satisfied; (C) following the execution and delivery of the merger agreement and prior to such termination, an acquisition proposal for an acquisition transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (D) within one year following such termination, either an acquisition transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an acquisition transaction and such acquisition transaction is subsequently consummated (provided that, for purposes of the foregoing clauses (C) and (D), all references to “20%” in the definition of “acquisition transaction” are deemed to be references to “50%”).

The merger agreement also provides that Parent will pay the Company a fee (which is referred to as the “Parent termination fee”) of $49,500,000 if (x) a Parent breach termination occurs from Parent’s or Merger Sub’s willful breach or (y) a closing failure termination occurs. See “The Merger Agreement – Termination Fees and Expenses.”

Appraisal Rights

Pursuant to Section 262 of the DGCL, Monotype stockholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of common stock through the effective time of the merger and who otherwise comply with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of shares of common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the per share price that stockholders would otherwise be entitled to receive under the terms of the merger agreement if they did not seek appraisal of their shares of common stock.

The right to seek appraisal will be lost if a Monotype stockholder votes “FOR” the merger proposal. However, abstaining or voting against adoption of the merger agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, Monotype stockholders who wish to exercise the right to seek an appraisal of their shares must so advise the Company by submitting a written demand for appraisal to the Company prior to the taking of the vote on the merger proposal at the special meeting, and must otherwise follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as bank, broker or other nominee, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Monotype stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock or (ii) the value of the per share price multiplied by the total number of shares of common stock entitled to appraisal exceeds $1 million. See the section of this proxy statement titled “Appraisal Rights.”

Material U.S. Federal Income Tax Considerations

The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a holder of common stock who is a U.S. holder (as defined below in the section of this proxy statement titled “The Merger – Material U.S. Federal Income Tax Considerations”), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive in the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of common stock converted into cash in the merger. Gain or loss will be determined separately for each block of shares of common stock (i.e., common stock acquired at the same time and at the same price in a single transaction). If you are a holder of common stock who is a non-U.S. holder (as defined below in the section of this proxy statement titled “The Merger – Material U.S. Federal Income Tax Considerations”), the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, or the Company is, or was during the relevant period, a U.S. real property holding corporation. Further, the merger may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the particular tax effects to you.

You are urged to read the section of this proxy statement titled “The Merger – Material U.S. Federal Income Tax Considerations” for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Current Price of Common Stock

The closing sale price of common stock on NASDAQ on [●], 2019, the most recent practicable date before the filing of this proxy statement, was $[●]. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See the section of this proxy statement titled “Where You Can Find Additional Information.”

Additionally, if you have any questions concerning the merger, the special meeting or accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of common stock. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Why am I receiving this proxy statement?

On July 25, 2019, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting described below under “– What proposals will be considered at the special meeting?”

As a holder of common stock, what will I receive in the merger?

Each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries or as to which the holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $19.85, without interest and less any applicable withholding taxes, which is referred to as the “per share price.”

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement titled “The Merger – Material U.S. Federal Income Tax Considerations” for a more detailed description of the United States federal income tax consequences of the merger. You are urged to consult your own tax advisor for a full understanding of how the merger will affect you for federal, state, local and/or non-U.S. taxes purposes.

How does the per share price compare to the recent trading price of common stock?

The per share price of $19.85 represents a premium of approximately 23% over the Company’s closing stock price on July 25, 2019 (the last full trading day before the date of the merger agreement). On [●], 2019, the most recent practicable date before the filing of this proxy statement, the closing price of the common stock was $[●] per share.

What will happen to outstanding Company equity awards in the merger?

Vested Company Options: each Company option that is unexpired, unexercised, and outstanding and vested as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Company option consideration.

Unvested Company Options: subject to compliance with Section 409A of the Code, each substituted option will remain subject to the same terms and conditions as were applicable under such Company option immediately prior to the effective time, except (i) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted options and the surviving corporation and (ii) that upon vesting of any substituted options, the holder thereof will be entitled to an amount in cash, without interest, equal to the substituted option consideration. If the per share exercise price of any Company option is equal to or greater than the per share price, such Company option will be cancelled without any cash payment or other consideration being made in respect thereof and will have no further force or effect.

Unvested Company RSAs: each substituted RSA will remain subject to the same terms and conditions as were applicable under such Company RSA immediately prior to the effective time, except (A) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSAs and the surviving corporation and (B) that upon vesting of any substituted RSAs, the holder thereof will be entitled to an amount in cash, without interest, equal to the substituted RSA consideration, payable at the same time as such Company RSAs for which substituted RSAs were assumed and substituted would have been settled pursuant to its terms.

Vested Company RSUs: each Company RSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the merger), will be canceled and converted into the right of the holder of such Company RSU to receive the Company RSU consideration.

Unvested Company RSUs: subject to compliance with Section 409A of the Code, each substituted RSU will remain subject to the same terms and conditions as were applicable under such Company RSU immediately prior to the effective time, except (A) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSUs and the surviving corporation and (B) that upon vesting and settlement of any substituted RSUs, the holder thereof will be entitled to the substituted RSU consideration, payable at the same time as such Company RSUs for which substituted RSUs were assumed and substituted would have been settled pursuant to its terms.

Company PSUs: each Company PSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the merger), will be canceled and converted into the right of the holder of such Company PSU to receive the Company PSU consideration. Each Company PSU that will not by its terms vest at or prior to the effective time will be cancelled without any cash payment or other consideration being made in respect thereof and will have no further force or effect.

When and where is the special meeting of our stockholders?

The special meeting will be held on [●], 2019, at [●], Eastern time, at [●].

Who is entitled to vote at the special meeting?

Only holders of record of common stock as of the close of business on [●], 2019, the record date for the special meeting, are entitled to vote the shares of common stock they held as of the record date at the special meeting. As of the close of business on the record date, there were [●] shares of common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date on each of the proposals presented at the special meeting.

May I attend the special meeting and vote in person?

Yes. If you are a stockholder of record, you may vote your shares in person at the special meeting. If you hold your shares in “street name,” you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the special meeting. If you are a stockholder of record, you must bring to the special meeting a picture identification and proof that you are a stockholder of record in order to vote your shares at the special meeting. For beneficial owners of shares of common stock held in “street name,” in addition to providing identification as outlined for record holders above, you will need a legal proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in street name by ballot in person at the special meeting. Please note that even if you plan to attend the special meeting, we recommend that you vote using the enclosed proxy card in advance, to ensure that your shares will be represented.

What proposals will be considered at the special meeting?

At the special meeting, holders of common stock will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement, which we refer to as the “merger proposal”;

•

a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

•

a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the “adjournment proposal.”

What constitutes a quorum for purposes of the special meeting?

The presence at the meeting in person or by proxy of holders of shares representing a majority of all of the votes entitled to be cast at the meeting, or [●] shares of common stock, will constitute a quorum for the transaction of business at the special meeting. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment of the meeting to another date or time.

What vote of our stockholders is required to approve each of the proposals?

The approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The approval of the nonbinding compensation proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, abstentions will have the same effect as a vote “AGAINST” the nonbinding compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the nonbinding compensation proposal.

If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Accordingly, if a quorum is present, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the adjournment proposal. However, under our Amended and Restated By-Laws (our “by-laws”), if less than a quorum is present, then the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting. Accordingly, if a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

What is a “broker non-vote”?

If a beneficial owner of shares of common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. All of the proposals to be voted on at the special meeting are “non-routine” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on the proposal as to which voting instructions have been given but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a “broker non-vote.”

How does the Board recommend that I vote?

The Board recommends a vote “FOR” the merger proposal, “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement, please see the section of this proxy statement titled “The Merger – Reasons for the Merger; Recommendation of the Board.” In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. Please see the section of this proxy statement titled “The Merger – Interests of the Company’s Directors and Executive Officers in the Merger.”

How do the Company’s directors and executive officers intend to vote?

As of [●], 2019, the directors and executive officers of Monotype beneficially owned in the aggregate approximately [●] shares of common stock, or approximately [●]% of the outstanding shares of common stock at such time. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting.

Why am I being asked to cast a nonbinding, advisory vote to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger?

The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require the Company to seek an advisory (non-binding) vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the merger.

What will happen if the Company’s stockholders do not approve the compensation proposal?

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Because the vote on the nonbinding compensation proposal is advisory only, it will not be binding on Monotype, the Board, Parent or the surviving corporation. Accordingly, because Monotype is contractually obligated to pay the compensation, if the merger agreement is adopted by the holders of common stock and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding advisory vote.

What happens if I sell my shares of common stock before the special meeting?

The record date for the special meeting is earlier than the date of the special meeting. If you sell or transfer your shares of common stock after the record date, but before the special meeting, you will retain your right to vote such shares at the special meeting. However, the right to receive the per share price will pass to the person to whom you transferred your shares. In order to receive the per share price in connection with the merger, you must hold your shares of common stock through the effective time of the merger.

How do I cast my vote if I am a stockholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company.

If you are a stockholder of record as of the record date, you may vote such shares by ballot in person at the special meeting or by submitting your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement titled “The Special Meeting – Voting Procedures.”

If you are a holder of record of shares of common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares in favor of each of the merger proposal, the nonbinding compensation proposal and the adjournment proposal.

How do I cast my vote if my shares of common stock are held in “street name” by my bank, broker or other nominee?

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record.

If you are a beneficial owner of shares of common stock held in “street name,” you must follow the instructions from your bank, broker or other nominee in order to vote such shares. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. Without providing those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the merger proposal.

What will happen if I abstain from voting or fail to vote on any of the proposals?

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the merger proposal.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal or the adjournment proposal.

Can I change my vote after I have delivered my proxy or my voting instructions?

Yes. If you are a stockholder with shares of common stock registered in your name, you may revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company an instrument revoking the proxy (by submitting a new proxy bearing a later date, by using the telephone or Internet proxy submission procedures described under “The Special Meeting – Voting Procedures”) or by attending the special meeting and voting by ballot. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy or your vote by ballot will count. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting. If you are a beneficial owner of shares of common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares by ballot in person at the special meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of common stock. If you are a holder of common stock of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares of common stock are voted.

If I hold my shares of common stock in certificated form, should I send in my stock certificates now?

No. Promptly after the effective time of the merger, each holder of a certificate representing shares of common stock that have been converted into the right to receive the per share price will be sent a letter of transmittal describing the procedure for surrendering your shares in exchange for the per share price. If you hold your shares in certificated form, you will receive your cash payment after the payment agent receives your stock certificates and any other documents requested in the instructions. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the payment agent without a letter of transmittal. If you hold shares of common stock in uncertificated, book-entry form, you will not be required to deliver a stock certificate, and you will receive your cash payment after the payment agent receives an “agent’s message” and any other documents requested in the instructions.

Where can I find the voting results of the special meeting?

If available, the Company may announce preliminary voting results at the conclusion of the special meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement titled “Where You Can Find Additional Information.”

Am I entitled to rights of appraisal under the DGCL?

If the merger is completed, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of our common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest on the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. See the section of this proxy statement titled “Appraisal Rights.”

When is the merger expected to be completed?

We are working toward completing the merger as promptly as possible, but as of the date of this proxy statement we cannot accurately estimate the closing date of the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Parent, Merger Sub and the Company’s respective obligations to consummate the merger, some of which are not within the parties’ control. However, we currently expect the merger to close in the fourth quarter of 2019.

What effect will the merger have on the Company?

If the merger is consummated, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue to exist following the merger as a wholly owned subsidiary of Parent. Following such consummation of the merger, shares of common stock will no longer be traded on NASDAQ or any other public market, and the registration of shares of common stock under the Exchange Act will be terminated.

What happens if the merger is not completed?

If the merger proposal is not approved by the Company’s stockholders, or if the merger is not completed for any other reason, the holders of common stock will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of common stock. The common stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. For more information, please see the section of this proxy statement titled “The Merger Agreement – Termination Fees and Expenses.”

What is householding and how does it affect me?

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. If your shares are held in “street name,” you will receive your proxy card or other voting information from your broker and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive. To request that only one copy of any of these materials be mailed to your household, please contact your broker.

Who can help answer my questions?

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Monotype’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to:

•	the possibility that competing offers will be made;

•	the fact that under the terms of the merger agreement, the Company is unable to solicit other acquisition proposals following the no-shop period start date;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay the Company termination fee or other expenses;

•

the failure of the parties to satisfy conditions to completion of the merger, including the failure of our stockholders to approve the merger or the failure of the parties to obtain required regulatory approvals;

•

the fact that receipt of the all-cash merger consideration would be taxable to stockholders that are treated as U.S. Holders (as defined under the caption “The Merger – Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes;

•	the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated;

•	changes in our business or in our businesses’ operating prospects;

•

the effect of the announcement or pendency of the transactions contemplated by the merger agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•

the outcome of any legal proceedings that may be instituted against the Company, Parent or others following announcement of the merger agreement and transactions contemplated therein; and changes in domestic and global economic, political and market conditions;

•	risks that our stock price may decline significantly if the merger is not completed; and

•	the outcome of any legal proceedings that may be instituted against us and others related to the merger agreement.

Other factors that may cause actual results to differ materially include those set forth in the reports that Monotype files from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018 and quarterly and current reports on Forms 10-Q and 8-K. See the section of this proxy statement titled “Where You Can Find Additional Information.” These forward-looking statements reflect Monotype’s expectations as of the date of this proxy statement. Monotype undertakes no obligation to update the information provided herein. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

THE PARTIES

Monotype Imaging Holdings Inc.

Monotype Imaging Holdings Inc. and its subsidiaries is a leading global provider of design assets, technology and expertise for creative minds and content creators across the globe. The Company supports people from global enterprise organizations to agencies to individual designers, by providing them solutions that drive brand expression, technology that cultivates meaningful engagement with customers, and expertise that drives better design and improved marketing outcomes.

We were formed in 2005. Our shares of common stock are quoted on NASDAQ under the symbol “TYPE.” Our principal executive office is located at:

Monotype Imaging Holdings Inc.

600 Unicorn Park Drive

Woburn, Massachusetts 01801

(781) 970 -6000

Marvel Parent, LLC.

Parent was formed by entities affiliated with HGGC solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Based in Palo Alto, California, HGGC is a leading middle-market private equity firm with $4.3 billion in cumulative capital commitments. Upon completion of the merger, Monotype will be a direct wholly owned subsidiary of Parent.

Marvel Parent, LLC

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

(650) 321-4910

Marvel Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Parent and was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist.

Marvel Merger Sub, Inc.

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

(650) 321-4910

THE SPECIAL MEETING

We are furnishing this proxy statement to the holders of common stock as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on [●], 2019, at [●], Eastern time, at [●].

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (e.g., a driver’s license or passport), and, if you are a representative of an institutional investor, professional evidence showing your representative capacity for such entity, in each case to be verified against our stockholder list as of the record date for the meeting. In addition, if you are a beneficial owner who holds shares of common stock in “street name,” which means your shares are held in an account at a bank, broker or other nominee, you will need a legal proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in street name by ballot in person at the special meeting.

Purpose of the Special Meeting

At the special meeting, holders of common stock will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement, which we refer to as the “merger proposal” (see the section of this proxy statement titled “The Merger Agreement”);

•

a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement titled “The Merger – Interests of the Company’s Directors and Executive Officers in the Merger”); and

•

a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the “adjournment proposal.”

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

After careful consideration, the Board unanimously: (i) determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein, (ii) declared the merger agreement advisable, (iii) approved the execution and delivery of the merger agreement by the Company, the performance by the Company of its covenants and other obligations under the merger agreement and the consummation of the merger upon the terms and conditions set forth in the merger agreement, and (iv) resolved to recommend that the stockholders of the Company adopt the merger agreement and approve the merger in accordance with the DGCL. Accordingly, the Board recommends a vote “FOR” the merger proposal. The Board also recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

For a discussion of the material factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement titled “The Merger – Reasons for the Merger; Recommendation of the Board.”

Record Date and Stockholders Entitled to Vote

Only holders of common stock of record as of the close of business on [●], 2019, the record date for the special meeting, are entitled to vote the shares of common stock they held on the record date at the special meeting. As of the close of business on the record date, there were [●] shares of common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

A list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting beginning ten days prior to the special meeting, and ending on the date of the special meeting, during ordinary business hours at the Company’s principal place of business, 600 Unicorn Park Drive, Woburn, Massachusetts 01801. Such list will also be available at the special meeting during the duration of the meeting.

Quorum

Under our by-laws, the holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of shares representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a beneficial owner of shares held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. All of the proposals to be voted on at the special meeting are “non-routine” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on any proposal which voting instructions have been given but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a “broker non-vote.”

If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment of the meeting to another date or time.

Vote Required

Adoption of the Merger Proposal

The approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

Under the merger agreement, stockholder approval of the merger proposal is a condition to the consummation of the merger.

Approval of the Nonbinding Compensation Proposal

Assuming a quorum is present, the approval of the nonbinding compensation proposal requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, abstentions will have the same effect as a vote “AGAINST” the nonbinding compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Because the vote on the nonbinding compensation proposal is advisory only, it will not be binding on Monotype, the Board, Parent or the surviving corporation. Accordingly, because Monotype is contractually obligated to pay the compensation, if the merger agreement is adopted by the holders of common stock and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding advisory vote.

Approval of the Adjournment Proposal

If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, if a quorum is present, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the adjournment proposal.

However, under our by-laws, if less than a quorum is present, then the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting. Accordingly, if a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

The vote on the adjournment proposal is a vote separate and apart from the vote to adopt the merger agreement. Monotype does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.

Tabulation of Votes; Results

The Company will retain an independent party to receive and tabulate the proxies and ballots, and to serve as the inspector of election to certify the results of the special meeting.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares of common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

To ensure that your shares of common stock are voted at the special meeting, we recommend that you promptly submit your proxy, even if you plan to attend the special meeting in person, using one of the following three methods:

•	Vote via the Internet. Follow the instructions for internet voting shown on the proxy card mailed to you.

•	Vote by Telephone. Follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card. Complete, sign, date and return the enclosed proxy card by mail in the prepaid reply envelope.

The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares of common stock for the matters brought before the special meeting as described in this proxy statement and confirm that your proxy has been properly recorded.

Votes submitted by telephone or via the internet for the matters brought before the special meeting as described in this proxy statement must be received by [●], Eastern time, [●], 2019.

If you submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail, the persons named as proxies will vote your shares according to your instructions. If you are a stockholder with shares of common stock registered in your name and submit your proxy but do not direct the persons named as proxies how to vote your shares on a proposal to be brought before the special meeting, the persons named as proxies will vote your shares in favor of the merger proposal, the nonbinding compensation proposal and the adjournment proposal, as applicable.

If you are a beneficial owner of shares of common stock held in “street name” by a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote your shares. If you follow the instructions from your bank, broker or other nominee for voting your shares, then your bank, broker or other nominee will vote your shares according to your instructions. Under applicable rules, your bank, broker or other nominee has authority to vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. If you do not provide voting instructions to your bank, broker or other nominee on a proposal to be brought before the special meeting, your shares will not be voted on that proposal, and if you do not provide voting instructions on any of the proposals to be brought before the special meeting, your shares will not be deemed to be in attendance at the meeting.

Revocation of Proxies

If you are a stockholder with shares of common stock registered in your name, you may revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by submitting a new proxy (by submitting a new proxy bearing a later date, by using the telephone or internet proxy submission procedures described above) or by attending the special meeting and voting by ballot. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy or your vote by ballot will count. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting.

If you are a beneficial owner of shares of common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares by ballot in person at the special meeting.

Voting in Person

If you attend the special meeting and are a stockholder with shares of common stock registered in your name, or are a beneficial owner of shares held in “street name” and have a legal proxy from your bank, broker or other nominee to vote your shares, you will be given a ballot to vote your shares at the special meeting. Please note that admission to the special meeting is limited to the holders of common stock as of the close of business on the record date and their duly authorized proxy holders.

For holders of common stock registered in your name, upon your arrival at the meeting, you will need to present identification to be admitted to the meeting. If you are a holder of common stock who is an individual, you will need to present government-issued identification showing your name and photograph (e.g., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date stockholder list.

For beneficial owners of shares of common stock held in “street name,” in addition to providing identification as outlined for record holders above, you will need a legal proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in street name by ballot in person at the special meeting.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks, brokers and other nominees to solicit their customers who have common stock registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally, by telephone or by electronic means, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit stockholder proxies at a total cost to the Company of approximately $20,000 plus reasonable expenses. We have also agreed to indemnify Innisfree M&A Incorporated, Inc. against certain losses, damages and expenses.

Adjournments

The special meeting may be adjourned from time to time to another hour, date or place. Under our by-laws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned special meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting will be given to each stockholder of record entitled to receive notice of or to vote at the meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the reconvened meeting.

Voting by Company Directors and Executive Officers

As of [●], 2019, the directors and executive officers of Monotype beneficially owned in the aggregate approximately [●] shares of common stock, or approximately [●]% of the outstanding shares of common stock. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting.

Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the Company’s stockholders generally. For more information, please see the section of this proxy statement titled “The Merger – Interests of the Company’s Directors and Executive Officers in the Merger.”

Assistance; Proxy Solicitor

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Monotype’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, at the special meeting holders of common stock will consider and vote on a proposal to adopt the merger agreement, which we refer to as the “merger proposal.” The merger cannot be completed without the adoption of the merger agreement by Monotype’s stockholders. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger, including the information set forth under the sections of this proxy statement titled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The Board recommends a vote “FOR” the approval of the merger proposal.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is providing holders of common stock with the opportunity to cast a nonbinding, advisory vote on the compensation that may be payable to the Company’s named executive officers in connection with the merger, which we refer to as the “nonbinding compensation proposal.” As required by those rules, the Company is asking holders of common stock to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table titled “Potential Payments to Named Executive Officers,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, abstentions will have the same effect as a vote “AGAINST” the nonbinding compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the nonbinding compensation proposal.

The Board recommends a vote “FOR” the approval of the nonbinding compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal, which we refer to as the “adjournment proposal.”

Monotype is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the special meeting.

If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Accordingly, if a quorum is present, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the adjournment proposal.

However, under our by-laws, if less than a quorum is present, then the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting. Accordingly, if a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

The vote on the adjournment proposal is a vote separate and apart from the vote to adopt the merger agreement. Monotype does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.

The Board recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Board, the Transaction Committee (as defined below), members of Company management or the Company’s representatives and other parties.

The Company is a leading global provider of design assets, technology and expertise for creative minds and content creators across the globe. At the highest level, the Company organizes its business into two areas. The Creative Professional business offers enterprise software for visual marketing and custom type design services, which are marketed through direct sales channel, e-commerce and partner platforms. Through its OEM business the Company licenses its fonts and accompanying software to device manufactures to help them improve legibility on their devices. The Company acquired Olapic, a user generated content business, for $130,000,000 in 2016, and it became part of the Creative Professional business.

The Board, together with Company management, periodically reviews the Company’s long-term strategy and objectives in light of developments in the markets and industries in which the Company operates. This process has included evaluating prospects and options pertaining to the Company’s business, such as organic growth initiatives, separation or divestiture of its OEM, Creative Professional and Olapic businesses, possible acquisitions, investments in the Company by financial sponsors, and potential business combination transactions, in each case with a view towards enhancing stockholder value. In addition, from time to time, the Company has received unsolicited inquiries from various parties who have expressed a desire to discuss whether there would be mutual interest in a potential strategic transaction with the Company. None of these prior discussions progressed beyond preliminary phases, other than as described in this section.

During the first half of 2017, the Board held meetings at which it discussed the strategic, financial and operational challenges of managing the profitable but declining OEM business and the accelerating but less profitable Creative Professional business, which businesses have divergent needs, and together result in the Company having a mixed portfolio that does not fit neatly within either the growth or value investment profiles. The Board also discussed the risks and challenges facing the Company from the integration of Olapic, which was operating at a loss. In addition, the Board considered that each of the businesses has a unique strategy to enhance stockholder value, but the balance of executing all of the businesses within consecutive quarters and years was impeding stockholder value creation. In addition, the Board also reviewed the strategic alternatives that may be available to the Company, including the potential risks and benefits of separating one or more of these businesses or a possible merger or sale of the Company, with a view towards maximizing value for the Company’s stockholders.

By July 2017, in connection with its evaluation of strategic alternatives, the Board had considered the potential advantages and disadvantages of contacting and discussing a potential transaction with third parties, including the potential disruptions to the Company’s business during a protracted sale process, the risk of market rumors that might arise from discussions with various parties and the impact of such market rumors on the Company’s business, including the potential loss of customers and employees. The Board also had discussed with Goodwin Procter LLP (referred to as “Goodwin”), the Company’s outside legal counsel, the Board’s fiduciary duties in the context of the Company entering into discussions with one or more third parties relating to a potential strategic transaction. In addition, the Board had discussed the advisability of engaging a financial advisor to assist the Board in evaluating strategic alternatives, including any interest that might be received in connection with the strategic process, as well as the Company’s business and future prospects as a standalone company.

In August 2017, the Board discussed with representatives of J.P. Morgan Securities LLC (referred to as “J.P. Morgan”) the Company, its future prospects and the possibility of J.P. Morgan acting as its financial advisor in evaluating strategic alternatives that might be available to the Company in light of the risks and challenges facing the Company described above. The Board considered J.P. Morgan as a potential financial advisor to assist and advise the Company given, among other things, J.P. Morgan’s qualifications, experience and reputation, its knowledge of and involvement in recent transactions in the Company’s industry and its familiarity with the Company and its business. In view of these considerations, the Company engaged J.P. Morgan in September 2017, pursuant to an engagement letter dated September 22, 2017, to assist the Board in exploring and evaluating a broad range of strategic and financial alternatives to enhance stockholder value, including a possible merger or sale of the Company.

From September 2017 through January 2018, at the direction of the Board, the Company and J.P. Morgan had discussions with 28 potentially interested parties, consisting of 18 strategic parties and 10 financial sponsors (referred to as the “2018 Process”). Of those parties, 10 parties expressed interest and executed confidentiality agreements with the Company, each of which contained customary standstill provisions that expired on or before April 30, 2019. Additionally, all of these standstill obligations either automatically terminated upon the Company’s announcement of the execution of a definitive agreement with a third party to effect the sale of the Company, or permitted the making of confidential proposals to the Company at any time following the Company’s announcement of the execution of a definitive agreement with a third party to effect the sale of the Company. Of those that executed confidentiality agreements with the Company, nine parties received a management presentation. Management presentations took place between September 2017 and January 2018.

On November 15, 2017, the Company announced a restructuring of its Olapic business designed to accelerate its integration into Monotype’s business.

On January 31, 2018, the Company announced that although several parties expressed preliminary interest in the Company during the 2018 Process, ultimately, no definitive offers were received. The Company also announced that following the 2018 Process, the Board and management believed that it was in the best interests of the Company’s stockholders at that time for the Company to try to continue its focus on creating sustainable growth and expanding its profit margins by building on its current momentum in Creative Professional, growing Olapic profitably, expanding reach within the Global 2000 and deepening its relationships with its OEM customers.

On April 4, 2018, the Company announced the appointment of Denise F. Warren and Eileen A. Campbell as new independent directors, and the resignation of two incumbent directors effective following the Company’s 2018 annual stockholder meeting. The Company also announced that Pamela F. Lenehan would be appointed as Chair of the Board, effective following the Company’s 2018 annual meeting of stockholders.

From May 2018 through March 2019, in accordance with the directives of the Board, representatives of J.P. Morgan had discussions with or responded to unsolicited interest from eight additional parties, consisting of three strategic parties and five financial sponsors, regarding interest in an acquisition of the Company or part of its business (referred to as the “2019 Process”). Seven of these parties entered into confidentiality agreements with the Company, and six of these parties received a management presentation or had discussions with Company management. One confidentiality agreement contained a customary standstill obligation of one year that automatically terminated upon the Company’s announcement of the execution of the merger agreement. The six other confidentiality agreements did not contain any standstill provisions. By the end of March 2019, none of these parties indicated that it was interested in continuing to pursue an acquisition of the Company at that time.

On January 16, 2019, at an industry conference in New York City, representatives of HGGC introduced themselves to the Company’s President and Chief Executive Officer, and the Company’s then-Chief Financial Officer following their presentation about the Company. The representatives of HGGC indicated that they would be interested in learning more about the Company and that they would contact the Company to discuss their potential interest as a potential public stockholder of the Company. No proposals were made during this discussion.

On January 25, 2019, at HGGC’s request, the Company’s Chief Executive Officer and Chief Financial Officer had a call with representatives of HGGC, and had a general discussion regarding the Company’s publicly available investor presentation. No proposals were made during this discussion.

On February 13, 2019, the Board held a regularly scheduled meeting with members of Company management and representatives of Goodwin present. Company management reviewed the Company’s financial results for the fourth quarter and full year 2018. Members of Company management also provided an overview of management’s current financial forecast and planned guidance for the first quarter and full year 2019, which the Company planned to publicly announce on February 15, 2019. Company management provided an update on the Company’s initiative to replatform the Company’s e-commerce business and back end systems (referred to as the “replatforming”) and an update on its Mosaic platform, a subscription-based enterprise software offering for global enterprises and agencies launched by the Company in 2018, which is a platform for users to explore, use and license the Company’s entire font library through a central, web-based portal (referred to as “Mosaic”). Company management discussed with the Board the execution risks associated with the replatforming, including potential funding needs beyond initial costs included in the budget approved by the Board in December 2018, adoption by customers, and timing for completion. Company management indicated that a detailed plan for the replatforming, including execution milestones, would be presented to the Board in May 2019. Company management also discussed with the Board the execution risks associated with Mosaic, including the potential for competition from free fonts and competing custom design services as well as the reliance on an efficient back end system and customer experience.

On February 15, 2019, prior to the opening of trading on the NASDAQ, the Company announced its financial results for the quarter and the twelve months ended December 31, 2018. The closing price for the Company’s common stock on February 15, 2019 was $18.09 per share.

On February 20, 2019, the Company announced enhancements to its Mosaic platform.

On February 26, 2019, at HGGC’s request, the Company’s Chief Executive Officer and Chief Financial Officer met with representatives of HGGC in Woburn, Massachusetts and discussed the Company’s publicly available financial outlook and strategy. No proposals were made during this meeting.

On March 12, 15 and 20, 2019, at HGGC’s request, follow-up calls took place between the Company’s Chief Financial Officer and representatives of HGGC. These calls were focused on addressing HGGC’s questions regarding its modeling of the Company’s financial outlook based on publicly available information. No proposals were made during these calls.

On March 15, 2019, at HGGC’s request, the Company’s Chief Financial Officer had a call with representatives of HGGC who indicated that HGGC could be interested in exploring a potential strategic transaction involving the Company and that HGGC was considering whether to request that HGGC and the Company enter into a confidentiality agreement to facilitate HGGC’s access to nonpublic information regarding the Company. No proposals were made during this call.

On March 18, 2019, the Board held a regularly scheduled meeting with members of Company management and representatives of J.P. Morgan and Goodwin present. At this meeting, the Company’s Chief Executive Officer informed the Board of HGGC’s interest and the Board authorized the Company and J.P. Morgan to initiate discussions with representatives of HGGC in the context of a strategic transaction.

Later on March 18, 2019, representatives of J.P. Morgan contacted representatives of HGGC and discussed HGGC’s interest in exploring a potential strategic transaction involving the Company. No proposals were made during this call.

On March 27, 2019, HGGC delivered a written non-binding preliminary proposal to acquire the Company for $22.00 to $23.00 per share in cash that was subject to satisfactory completion of due diligence, among other conditions. The proposal indicated that the purchase price would be financed by a combination of third party debt financing and equity capital from HGGC. In the proposal, HGGC indicated that it believed that the parties would be in a position to sign a definitive merger agreement within four to five weeks from the time a confidentiality agreement was executed. The proposal indicated that HGGC expected the Company to negotiate exclusively with HGGC. The closing price for the Company’s common stock on March 27, 2019 was $19.64 per share.

On March 28, 2019, the Board met to discuss, among other things, HGGC’s March 27 proposal. Members of Company management and representatives of J.P. Morgan and Goodwin were present. The Company’s Chief Executive Officer provided an update on expected first quarter 2019 financial results, noting that lower than expected revenues from the Creative Professional and OEM businesses were possible with several days remaining in the quarter for the completion of customer contracts. Management also provided an overview of management’s financial outlook for the second quarter of 2019, which called for maintaining its guidance.

The Board discussed potential risks to the Company’s ability to execute its long-term plan as a standalone company, including the impact of general economic and market trends on the Company’s sales, as well as the general risks of market conditions that could reduce the Company’s stock price. Risks considered by the Board included, among others, the increasing volatility of the OEM business and the declining printer market in particular, the challenges of having a mixed portfolio of businesses that does not fit neatly within either the growth or value investment profiles, the significant costs and time required to complete the replatforming, the timing of revenue recognition and potential reductions in cash flow due to the shift to Mosaic, the inherent uncertainty in the commercial success of Mosaic, a continuation of lower than expected revenues from the Olapic business, and general variability in revenue from quarter-to-quarter due to potential shifts in the timing of customer contract closings. The Board also considered the highly competitive environment in which the Company operates and the fact that some of the Company’s competitors, which include some of the Company’s significant customers, have substantially greater resources than the Company, including greater operational and solutions capabilities, and the impact of an expanding competitive environment on the Company’s ability to effectively sell its products, including Mosaic. Additionally, the Board considered the potential performance of the Company’s stock price in various economic conditions, including a weakening economy, and discussed that the Company’s stock price was severely negatively impacted by the recession of 2008 for a prolonged period.

The Board then reviewed the terms and conditions of HGGC’s March 27 proposal. Representatives of Goodwin provided an overview of the fiduciary duties of the Company’s directors and the legal standards applicable to their decisions and actions in evaluating and responding to the proposal and the Board’s consideration of any alternatives, including remaining as a standalone company. The Board discussed various potential methods for evaluating, and strategies for responding to, HGGC’s March 27 proposal. In particular, the Board and representatives of J.P. Morgan and Goodwin discussed possible alternatives for exploring strategic alternatives that could be considered by the Board, including a broader auction process or a more targeted sale process, in each case, including both potential strategic and financial acquirors, or the negotiation of a definitive agreement with HGGC subject to a post-signing “go-shop period” that would allow the Company to solicit superior offers, and the respective benefits and risks of each strategy. The Board also discussed each of these alternatives in the context of the Company’s standalone business plan and historical performance, including whether the timing was right to conduct discussions with HGGC or other potential counterparties regarding a possible sale of the Company, particularly in light of the 2018 Process and the 2019 Process. Representatives of J.P. Morgan provided an overview of how a strategic transaction involving the Company might be implemented, including potential transaction structures and sources of funding for a potential counterparty. After discussion, the Board directed management to prepare a five-year standalone plan for consideration in connection with evaluating HGGC’s March 27 proposal and any other strategic alternatives to be considered by the Board.

Following discussion with J.P. Morgan and Goodwin, the Board elected not to make any definitive determinations at this time regarding whether to initiate a sale process and decided to continue to evaluate all available options, including the option of remaining as a standalone public company. The Board did, however, authorize the Company to negotiate and enter into a confidentiality agreement with HGGC as a preliminary step.

The Board also concluded that it was not appropriate at this time to consider or respond to HGGC’s request to engage in exclusive negotiations.

On April 3, 2019, HGGC and the Company entered into a confidentiality agreement to facilitate further discussions. The confidentiality agreement contained customary provisions, including a one-year standstill provision that allowed HGGC to make confidential proposals to the Company at any time and automatically terminated upon the Company’s execution of a definitive agreement with a third party to effect a sale of the Company.

On April 5, 2019, HGGC was provided access to an online data room containing nonpublic information regarding the Company.

On April 8, 2019, the Board met to discuss, among other things, the status of the discussions with HGGC. Members of Company management and representatives of Goodwin were present. Company management presented its standalone plan, which included management’s projections for the fiscal years ended December 31, 2019 through December 31, 2023 (which are summarized below under the section titled “– Certain Financial Projections by the Management of Monotype,” and referred to as the “projections”), and the assumptions on which the projections were based. In the context of reviewing the projections, the Board discussed the risks, challenges, and strategic opportunities facing the Company. Following discussion and questions of management regarding various matters relating to the projections, including the assumptions on which the projections were based, the Board approved the projections for disclosure to prospective bidders and for use by J.P. Morgan in conducting its financial analyses of the Company.

Also at the meeting, Company management provided an update regarding the Company’s preliminary operating results for the first quarter 2019, which indicated that revenue performance in both the Creative Professional and OEM businesses would likely be below the Company’s guidance range. Company management also provided an update of the financial outlook for the remainder of 2019, noting management planned to maintain its guidance, but expected variability in revenue from quarter to quarter due to potential shifts in the timing of customer contract closings.

Later on April 8, 2019, the Company made the projections available to HGGC.

On April 9 and 10, 2019, representatives of the Company and HGGC met in Boston, Massachusetts as part of HGGC’s diligence review of the Company. Representatives of J.P. Morgan and representatives of HGGC’s potential co-equity investor and advisors also attended each diligence meeting. During these meetings, members of Company management provided representatives of HGGC with additional information on the Company’s business and an update on the Company’s financial performance to date in 2019 and expectations for near term financial performance. At no time at this meeting or any other time prior to signing the merger agreement were there any discussions between HGGC and Company management regarding future roles, compensation, retention or investment arrangements in connection with the proposed transaction.

Between April 10 and May 7, 2019, representatives of the Company, J.P. Morgan and Goodwin conducted follow-up diligence sessions with representatives of HGGC and their advisors.

On April 11, 2019, the Board met to receive an update on the discussions with HGGC. Members of Company management and representatives of J.P. Morgan and Goodwin were present. The Company’s Chief Executive Officer and representatives of J.P. Morgan updated the Board on the status of the discussions with HGGC, including HGGC’s due diligence efforts and stated level of interest in an acquisition of the Company as well as potential timetable for HGGC to present a revised proposal, noting that the parties had conducted diligence sessions earlier in the week. The Board directed Company management and its advisors to continue to proceed with the discussions with HGGC.

On April 18, 2019, the Board met to discuss, among other things, the status of the discussions with HGGC. Members of Company management and representatives of J.P. Morgan and Goodwin were present. The Company’s Chief Executive Officer and representatives of J.P. Morgan updated the Board on the status of the discussions with HGGC, including HGGC’s due diligence efforts and perceived level of interest in an acquisition of the Company as well as potential timetable for HGGC to present a revised proposal. The Board directed Company management and its advisors to continue to proceed with the discussions with HGGC.

On April 25, 2019, the Board met to discuss, among other things, the status of the discussions with HGGC. Members of Company management and representatives of J.P. Morgan were present. The Company’s Chief Executive Officer provided an update on the Company’s first quarter financial results which were to be announced the following morning. Representatives of J.P. Morgan updated the Board on the status of the discussions with HGGC since the last Board meeting. The Board directed Company management and its advisors to continue to proceed with the discussions with HGGC.

On April 26, 2019, prior to the opening of trading on the NASDAQ, the Company announced its financial results for the quarter ended March 31, 2019, which were below management’s guidance and Wall Street research consensus estimates. On April 26, 2019, the closing price of the Company’s common stock was $17.54, which represented a 15% decline from the previous trading day’s closing price of $20.59.

On May 2, 2019, in connection with the Company’s annual stockholder meeting, the Board held a regularly scheduled meeting with members of Company management present to discuss, among other things, the Company’s long-term strategies. Management discussed the Company’s preliminary April 2019 financial results and forecasts for the second quarter and remainder of 2019 and answered numerous questions from the Board on the Company’s business and future prospects and the associated risks. Management also reviewed the potential impact of a recession on the Company and its stock price, noting the severe impact of the 2008 recession on the Company’s stock price and the subsequent four-year recovery period required for the stock price to reach its pre-recession price levels. Management also reviewed a detailed plan for the next stages of the replatforming, including execution milestones, as discussed at the February 13, 2019 Board meeting.

At the meeting, the Board discussed the industries in which the Company operates and the potential for increased competition to the Company from free fonts and competing custom design services. The Board also discussed that newly adopted revenue recognition rules were expected to result in fluctuations in the Company’s reported earnings and profits, which could lead to uncertainty among investors regarding the quarter-to-quarter performance of the Company. The Board also discussed the expected performance of the Company in the future and potential capital allocation strategies, including in a recessionary economy. Also at the meeting, management provided an update on the status of discussions with HGGC.

On May 7, 2019, HGGC delivered a revised, written, non-binding preliminary proposal to acquire the Company for $20.25 per share in cash that was subject to satisfactory completion of due diligence, among other conditions. HGGC indicated its revised proposal reflected findings from its due diligence including uncertainty with respect to the future growth of the business. The proposal also indicated that the purchase price would be financed by a combination of third party debt financing and equity capital from HGGC and potential co-investors. The proposal also included a “highly confident letter” from a potential debt financing source to arrange the debt financing. In the proposal, HGGC indicated that it believed that the parties would be in a position to sign a definitive merger agreement within four weeks. The proposal indicated that HGGC expected the Company to negotiate exclusively with HGGC. The closing price for the Company’s common stock on May 7, 2019 was $16.99 per share.

Later on May 7, 2019, the Board met to discuss, among other things, HGGC’s May 7 proposal. Members of management and representatives of J.P. Morgan and Goodwin were present. Representatives of J.P. Morgan reviewed with the Board certain financial aspects of HGGC’s May 7 proposal, and preliminary financial information regarding the Company based on the projections. Representatives of Goodwin reviewed with the Board the directors’ fiduciary duties in connection with the evaluation of the revised proposal from HGGC and considering a potential sale of the Company. Following discussion, the Board directed J.P. Morgan to seek an improved offer price from, and indicate to, HGGC that if the Board were to agree to an exclusive negotiating period, it would be for a short period of time after HGGC had improved its offer price. Following the meeting, representatives of J.P. Morgan communicated this feedback to representatives of HGGC.

On May 10, 2019, representatives of HGGC contacted representatives of J.P. Morgan and presented a revised verbal preliminary proposal with an offer price of $20.50 per share in cash, which was conditioned on, among other things, HGGC being able to secure one or more financial sponsors who would be an equity co-investor in the potential acquisition of the Company. The representatives of HGGC requested the Company’s approval to discuss the potential acquisition of the Company with potential co-investors.

Later on May 10, 2019, the Board met to discuss, among other things, HGGC’s May 10 proposal. Members of Company management and representatives of J.P. Morgan and Goodwin were present. The Company’s Chief Executive Officer and representatives of J.P. Morgan updated the Board on the status of the discussions with HGGC, including HGGC’s due diligence efforts and stated level of interest in an acquisition of the Company. The Board discussed HGGC’s improved proposal of $20.50 per share. The Board also discussed HGGC’s request to discuss the potential acquisition of the Company with potential co-investors in order to support its proposed $20.50 offer price. Representatives of J.P. Morgan discussed a potential timetable for HGGC to reach an agreement with potential co-investors. The Board considered, among other things, that no parties other than HGGC had expressed a definitive interest in a transaction with the Company, even in light of the public announcement of the 2018 Process and the subsequent discussions with other parties in the 2019 Process. Based on the benefits and risks discussed, the Board concluded that the best course of action was to continue discussions with HGGC and permit HGGC to have discussions with a limited number of potential co-investors, provided that each such party entered into a confidentiality agreement with the Company on terms at least as favorable to the Company as those contained in the confidentiality agreement between HGGC and the Company. The Board determined at this time not to respond to HGGC’s May 10 offer price. The Board directed Company management and its advisors to continue to proceed with discussions with HGGC.

Later on May 10, 2019, at the direction of the Board, representatives of Goodwin had a discussion with representatives of HGGC’s outside legal counsel, Kirkland & Ellis LLP (referred to as “Kirkland”), regarding the process for approving potential co-investors to engage in discussions with HGGC and the Company, and the proposed timetable for preparing drafts of a definitive merger agreement and related documents.

From May 11 through May 17, 2019, four potential co-investors (including one financial sponsor that we refer to as “Party A”) entered into confidentiality agreements with the Company (including Party A on May 14, 2019). Each of these confidentiality agreements contained substantially the same terms as the confidentiality agreement between HGGC and the Company, including a one-year standstill provision that allowed the counterparty to make confidential proposals to the Company at any time and automatically terminated upon the Company’s execution of a definitive agreement with a third party to effect a sale of the Company. By May 21, 2019, all of these parties other than Party A declined interest in participating as a co-investor in a potential acquisition of the Company. On June 5, 2019, at HGGC’s request, Party A was provided access to the Company’s online data room that contained nonpublic information regarding the Company.

From May 14 through June 14, 2019, members of Company management and representatives of J.P. Morgan and Goodwin conducted follow-up diligence sessions with representatives of HGGC, Party A and their advisors.

On May 26, 2019, representatives of Kirkland provided to representatives of Goodwin a draft of the merger agreement that did not contemplate a go-shop period and consequently no reduced termination fee payable by the Company in the case of a superior proposal accepted by the Company during a go-shop period (which is referred to as a “go-shop termination fee”).

On May 29, 2019, members of Company management conducted detailed management presentations with representatives of HGGC and Party A that were also attended by representatives of J.P. Morgan. Following these management presentations, members of Company management and representatives of J.P. Morgan and Goodwin participated in follow-up diligence sessions with HGGC, Party A and their respective advisors.

On May 31, 2019, the Board met to receive an update on the discussions with HGGC and its potential co-investors. Members of Company management and representatives of J.P. Morgan and Goodwin were present. The Company’s Chief Executive Officer and representatives of J.P. Morgan provided an update on the discussions with HGGC since the last Board meeting, noting that only one potential co-investor, Party A, remained interested and that Party A was still considering its interest with the expectation that it would reach a decision the following week and that HGGC and Party A were in discussions with several potential debt financing sources with respect to the potential transaction. Representatives of J.P. Morgan also discussed the potential timetable for HGGC and Party A to present a joint proposal. The Board directed Company management and its advisors to continue to proceed with the discussions with HGGC and Party A.

On June 3 and 4, 2019, representatives of HGGC, Party A and Company management had discussions regarding due diligence matters.

On June 3, 2019, representatives of HGGC and Party A informed representatives of J.P. Morgan that they would present a joint written proposal shortly reaffirming $20.50 per share, and that HGGC and Party A did not want to include a go-shop period in the merger agreement given the prior sale process conducted by the Company.

On June 4, 2019, HGGC and Party A delivered a written, non-binding joint preliminary proposal to acquire the Company for $20.50 per share in cash that was subject to satisfactory completion of due diligence, among other conditions. The proposal indicated that the purchase price would be financed by a combination of third party debt financing and equity capital from HGGC funds and Party A funds. The proposal also reattached the “highly confident letter” from the May 7 proposal. In the proposal, HGGC and Party A indicated that they believed that the parties would be in a position to sign a definitive merger agreement on or around June 12, 2019. The proposal indicated that HGGC and Party A wanted to perform confirmatory diligence, including completing customary third-party customer reference calls. The closing price for the Company’s common stock on June 4, 2019 was $15.96 per share.

On June 4, 2019, the Board met to discuss, among other things, HGGC’s and Party A’s June 4 proposal. Members of Company management and representatives of J.P. Morgan and Goodwin were present. The Company Chief Executive Officer and representatives of J.P. Morgan provided an update on the discussions with HGGC and Party A since the previous Board meeting. Representatives of J.P. Morgan reviewed with the Board certain financial aspects of the June 4 proposal.

The Board discussed the advantages and risks of a proposed transaction with HGGC and Party A, including, among other things, whether the June 4 proposal represented an attractive valuation of the Company for stockholders when considered in light of the Board’s knowledge and understanding of the business, operations, management, financial condition and prospects of the Company, including the various challenges presented if the Company were to continue as a standalone company. The Board discussed the fact that a sale of the Company at $20.50 per share in cash would eliminate the risks for the Company’s existing stockholders associated with executing on the Company’s business plan, including risks posed by the increasing volatility of the OEM business, the challenges of having a mixed portfolio of businesses that does not fit neatly within either the growth or value investment profiles, the significant costs and time required for the replatforming, the continuation of lower than expected revenues from the Olapic business, the fact that some of the Company’s competitors, which include some of its significant customers have substantially greater resources than the Company, including greater operational and solutions capabilities, and the impact of an expanding competitive environment on the Company’s ability to effectively sell its products, including Mosaic. Based on the Board’s discussion at this meeting and previous meetings, the Board concluded that HGGC’s and Party A’s June 4 proposal would, if consummated, provide greater certainty of value at that time to the Company’s stockholders relative to the potential trading price of the Company’s common stock over a longer period as a standalone company after accounting for the long-term risks to the Company’s business resulting from operational execution risk and evolving industry dynamics. The Board then discussed how best to encourage HGGC and Party A to increase their offer price.

The Board discussed that HGGC and Party A’s June 4 proposal indicated a proposed signing date on or prior to June 12, 2019 and the advantages and disadvantages of that timetable. The Board also discussed that Party A was the only one of the potential co-investors that expressed a definitive interest in an acquisition of the Company, and in fact was the only party other than HGGC to do so despite the 2018 Process and the 2019 Process. The Board determined that, given the importance of avoiding leaks, as well as concerns about maintaining HGGC’s and Party A’s continued interest in pursuing a transaction with the Company, the Board would proceed to negotiate a potential agreement with HGGC and Party A at this time and, as a part of such agreement, would seek to gain agreement that the Company could pursue a go-shop process post-signing.

Following these discussions, the Board directed J.P. Morgan to ask HGGC and Party A for their best and final offer price and communicate that the Board would require a go-shop period. The Board directed Company management and its advisors to continue to proceed with the discussions with HGGC and Party A.

Also at the meeting, the Board established an advisory transaction committee (referred to as the “Transaction Committee”) in order to assist the Board, as needed, in reviewing and negotiating proposals received from HGGC and Party A, leading negotiations with HGGC and Party A in the case of perceived or actual conflicts of interest between the Company’s Chief Executive Officer in his capacity as a management-director, and overseeing and directing the potential go-shop process following entry into a merger agreement with HGGC and Party A. Pamela F. Lenehan (Chair of the Board and Chair of the Transaction Committee), Roger J. Heinen, Jr. (Chair of the Management Development and Compensation Committee) and Eileen Campbell (Director), all of whom are non-management, independent directors and have significant experience with acquisition transactions, were appointed to the Transaction Committee. Throughout the Transaction Committee’s evaluation of HGGC’s and Party A’s proposals and a potential sale of the Company, the Transaction Committee met with the Company’s advisors regularly. At the meeting, the Board authorized the Transaction Committee to negotiate an engagement letter with J.P. Morgan, subject to the Transaction Committee being satisfied that J.P. Morgan did not have any other engagements that would interfere with the ability of J.P. Morgan to serve as the Company’s financial advisor.

On June 4, 2019, as directed by the Board, representatives of J.P. Morgan contacted representatives of HGGC and Party A and requested their best and final offer price and indicated that the Board would require a go-shop period and that the Company would work towards a proposed signing date on or prior to June 12, 2019. The representatives of HGGC and Party A indicated that they would not present a best and final offer price until the Company presented a counterproposal to their June 4 offer price. The representatives of HGGC and Party A acknowledged an understanding of the Board’s request for a go-shop period and agreement on working towards a signing date on or prior to June 12, 2019.

On June 5, 2019, representatives of Kirkland sent a draft merger agreement that was substantially similar to the draft sent by Kirkland on May 26, 2019. The draft merger agreement contemplated, among other things (i) a marketing period in connection with HGGC’s and Party A’s efforts to obtain debt financing during which HGGC and Party A would not be required to close the merger until the expiration of such marketing period despite the satisfaction of all other closing conditions (which is referred to as a “marketing period”), (ii) no go-shop period, (iii) no go-shop termination fee, (iv) a termination fee, equal to a to be agreed upon percentage of the transaction’s equity value, in all other circumstances when the termination fee would be payable by the Company to Parent (which is referred to as a “Company termination fee”), (v) a termination fee, equal to a to be agreed upon percentage of the transaction’s equity value, to be payable by Parent to the Company upon the Company’s termination of the merger agreement due to Parent’s failure to close the merger when required to do so (which is referred to as a “Parent termination fee”), and (vi) Company equity awards that are vested as of the closing would be cashed out at the merger price, while Company equity awards subject to time-based vesting that remain unvested as of the closing would be assumed and substituted by Merger Sub at the merger price and remain subject to the same vesting and other terms applicable prior to closing.

On June 5, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel, representatives of J.P. Morgan and Goodwin were present. The Transaction Committee discussed the status of the discussions with HGGC and Party A, including their due diligence efforts and stated level of interest in an acquisition of the Company. Representatives of Goodwin provided an overview of the draft merger agreement and discussed certain merger agreement terms that were expected to be negotiated by the parties. Among the topics discussed was that HGGC’s and Party A’s draft of the merger agreement did not include a go-shop provision. The Transaction Committee discussed the Board’s insistence that the merger agreement would include a go-shop period and considered the potential amount of the go-shop termination fee. After discussion, the Transaction Committee directed representatives of J.P. Morgan to inform HGGC and Party A that the Transaction Committee was seeking an offer price of at least $21.00 per share and that HGGC and Party A should present their best and final offer price. The Transaction Committee also directed Goodwin to communicate to Kirkland that the Transaction Committee expected the merger agreement to include a go-shop provision.

Also at the meeting, after the representatives of J.P. Morgan were excused, the Transaction Committee considered the formal engagement of J.P. Morgan and the material terms of the proposed J.P. Morgan engagement letter. The Transaction Committee also discussed disclosure that J.P. Morgan provided to the Board regarding certain J.P Morgan relationships with HGGC, Party A and their respective affiliates. The Transaction Committee considered the disclosure and concluded that the matters disclosed therein would not impact J.P. Morgan’s ability to act effectively as financial advisor to the Company or the Company’s decision to continue to retain J.P. Morgan. Following discussion, the Transaction Committee determined to finalize J.P. Morgan’s engagement as the Company financial advisor to assist the Board in its evaluation of the potential sale of the Company, subject to a mutually satisfactory engagement letter with J.P. Morgan. Later that day, the Company formally entered into an engagement letter with J.P. Morgan as authorized during this Transaction Committee meeting.

On June 5, 2019, at the direction of the Transaction Committee, representatives of J.P. Morgan had discussions with representatives of HGGC and Party A in which the representatives of J.P. Morgan communicated that the Board was seeking an offer price of at least $21.00 per share and for HGGC and Party A to present their best and final price. The representatives of HGGC and Party A responded that they would need to receive the Company’s comments on the merger agreement before they could present their best and final price.

On June 6, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel and representatives of J.P. Morgan and Goodwin were present. Representatives of J.P. Morgan updated the Transaction Committee on the status of the discussions with HGGC and Party A, including their requirement to receive a revised draft of the merger agreement prior to presenting their best and final price. Representatives of Goodwin led the Transaction Committee in a discussion of the draft merger agreement, noting certain key open issues, including the absence of a go-shop period and the absence of a go-shop termination fee, the amounts of the Company termination fee and the Parent termination fee. The Transaction Committee instructed Goodwin to provide a revised draft of the merger agreement (incorporating the fee amounts outlined below) and related documents to Kirkland.

On June 6, 2019, as directed by the Transaction Committee, Goodwin provided a revised draft of the merger agreement to Kirkland. Among other things, the revised draft of the merger agreement provided for (i) a marketing period of limited duration, (ii) a go-shop period of 45 days with an additional ten days following the end of such period to continue to engage in negotiations with exempted parties, (iii) a go-shop termination fee equal to 1.25% of the transaction’s equity value, (iv) a Company termination fee equal to 2.5% of the transaction’s equity value, (v) a Parent termination fee equal to 6.0% of the transaction’s equity value, (vi) modification of various covenants relating to the Company’s operations between signing and closing,

Parent’s and Merger Sub’s obligations with respect to obtaining regulatory approvals and Parent’s obligations with respect to employee compensation and benefits matters after closing, and (vii) noted the treatment of Company equity awards in connection with the merger as subject to further discussion.

On June 7, 2019, representatives of HGGC and Party A contacted representatives of J.P. Morgan and presented a verbal revised joint proposal to acquire the Company for $20.60 per share in cash. The representatives of HGGC and Party A indicated that this was their best and final offer price and it was subject to acceptance of their existing proposal that Company equity awards subject to time-based vesting that remain unvested as of the closing would be assumed and substituted by Merger Sub at the merger price and remain subject to the same vesting and other terms applicable prior to closing. The representatives of HGGC and Party A also indicated that they would accept a go-shop period, subject to a revised framework and economics to be proposed. The closing price for the Company’s common stock on June 7, 2019 was $16.17 per share.

On June 7, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel and representatives of J.P. Morgan and Goodwin were present. The Transaction Committee discussed HGGC’s and Party A’s revised proposal of $20.60 per share. Representatives of Goodwin reviewed with the Transaction Committee the directors’ fiduciary duties in connection with the evaluation of the revised proposal and considering a potential sale of the Company. The Transaction Committee also discussed the proposed treatment of the unvested equity awards and the go-shop period. Following this discussion, the Transaction Committee directed J.P. Morgan to inform HGGC and Party A that the Transaction Committee was supportive of proceeding with the proposed $20.60 per share price and would accept their proposed treatment of the unvested Company options, subject to the Transaction Committee receiving HGGC’s and Party A’s revised draft of the merger agreement including the revised go-shop proposal as soon as possible. Following the meeting, J.P. Morgan communicated this information to HGGC and Party A and the Transaction Committee Chair updated the other directors regarding the Transaction Committee’s discussion. HGGC and Party A indicated that they would agree to a go-shop period of 30 days but were not willing to consider any longer period.

On June 9, 2019, Kirkland provided a revised draft of the merger agreement to Goodwin. Among other things, the revised draft of the merger agreement provided for (i) a go-shop period of 30 days without an additional period following the end of such period to continue to engage in negotiations with exempted parties, (ii) a go-shop termination fee equal to 2% of the transaction’s equity value, (iii) a Company termination fee equal to 4% of the transaction’s equity value, (iv) a Parent termination fee indicated to be an amount equal to two times the amount of the Company termination fee, (v) modification of various covenants relating to the Company’s operations between signing and closing, Parent’s and Merger Sub’s obligations with respect to obtaining regulatory approvals and Parent’s and Merger Sub’s obligations with respect to employee compensation and benefits matters after closing, and (vi) Company equity awards that are vested as of the closing would be cashed out at the merger price, while Company equity awards subject to time-based vesting that remain unvested as of the closing would be assumed and substituted by Merger Sub at the merger price and remain subject to the same vesting and other terms applicable prior to closing.

On June 10, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel and representatives of J.P. Morgan and Goodwin were present. Representative of J.P. Morgan provided an update on their discussions with HGGC and Party A regarding their agreement to a go-shop period of 30 days. Representatives of Goodwin provided an update on their discussions with representatives of Kirkland, noting that HGGC and Party A had not had, and did not intend to request to have, discussions with Company management regarding their roles, compensation, retention or investment arrangements in connection with the proposed transaction. The Transaction Committee concluded that it would accept the 30 day go-shop period, and directed J.P. Morgan and Goodwin to seek a go-shop termination fee, Company termination fee and Parent termination fee equal to 1.5%, 3% and 6% of the transaction’s equity value, respectively. Representatives of J.P. Morgan discussed with the Transaction Committee the potential strategic buyers and financial sponsors that could be contacted during the go-shop period and, if so directed by the Board, J.P. Morgan would begin contacting promptly following the execution and announcement of the merger agreement. The discussion included the parties contacted during the 2018 Process and the parties that had discussions during the 2019 Process. The Transaction Committee directed that certain significant printer customers of the Company be contacted during the go-shop period and that Company management be asked if any other parties should be contacted during the go-shop period. The Transaction Committee also discussed a potential timetable for execution of the merger agreement. The Transaction Committee directed Company management and its advisors to continue to proceed with the discussions with HGGC and Party A.

From June 10 through June 14, 2019, representatives of Goodwin, with input from Company management and with the benefit of the views of the directors provided at the Board and Transaction Committee meetings, and Kirkland exchanged drafts and participated in discussions regarding the terms of the merger agreement and related documents. The items negotiated with respect to the merger agreement and related documents included, among other things: the representations and warranties to be made by the parties; the restrictions on the conduct of the Company’s business until completion of the transaction; the definition of material adverse effect; the conditions to completion of the merger; the Company’s obligations to cooperate with HGGC’s and Party A’s debt financing efforts; the length of the marketing period; the provisions regarding the Company’s employee benefit plans, severance and other compensation matters; the remedies available to each party under the merger agreement, including the triggers of the Parent termination fee payable to the Company and the terms of the guaranty of certain payment obligations by HGGC and Party A; and the amounts of the Company termination fee, the go-shop termination fee and the Parent termination fee.

Also from June 10 through 14, 2019, representatives of the Company, J.P. Morgan, Goodwin, HGGC, Party A, and Kirkland, had various telephonic meetings to finalize HGGC’s and Party A’s confirmatory due diligence.

On June 11, 2019, the Company’s Chief Financial Officer informed the Company of his intention to resign effective as of July 1, 2019 to take a position at a private company, and for reasons unrelated to the potential transaction with HGGC and Party A.

On June 11, 2019, representatives of HGGC and Party A informed representatives of J.P. Morgan that HGGC and Party A expected to be in a position to execute a definitive merger agreement by the end of the week, subject to three primary conditions. These conditions were: (i) HGGC and Party A needed to be satisfied with the disclosure schedules to the merger agreement, (ii) completion of calls with a limited number of the Company’s significant customers, and (iii) HGGC and Party A needed to receive final debt commitment letters from their proposed debt financing sources.

On June 11, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel and representatives of J.P. Morgan and Goodwin were present. Representatives of J.P. Morgan updated the Transaction Committee on the status of discussions with HGGC and Party A and the expected timetable for execution of the merger agreement. The Transaction Committee discussed the three conditions communicated by HGGC and Party A. Representatives of Goodwin updated the Transaction Committee on the status of the merger agreement negotiations with Kirkland, noting certain key open issues, including the amounts of the various termination fees. The Transaction Committee instructed Goodwin to work with Kirkland to finalize the merger agreement and related documents. The Transaction Committee authorized Party A and HGGC to engage in the customer reference calls. The Transaction Committee also discussed the resignation of the Company’s Chief Financial Officer and its potential impact on the potential transaction with HGGC and Party A. The Transaction Committee also considered the risk that the Company’s stockholders could take an incorrect signal from the Chief Financial Officer’s resignation about the Company’s financial health.

From June 11 through 14, 2019, as approved by the Transaction Committee, representatives of Party A and HGGC engaged in reference calls with a limited number of the Company’s significant customers and representatives of the Company, J.P. Morgan, HGGC and Party A had various telephonic meetings to finalize HGGC’s and Party A’s confirmatory due diligence.

On June 12, 2019, representatives of Kirkland informed representatives of Goodwin that HGGC and Party A accepted the Company’s proposal on the amounts of the go-shop termination fee, Company termination fee and Parent termination fee equal to 1.5%, 3% and 6% of the transaction’s equity value, respectively.

On June 12, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel and representatives of J.P. Morgan and Goodwin were present. Representatives of J.P. Morgan provided an update on the status of discussions with HGGC and Party A and a potential timetable for execution of the merger agreement, noting that HGGC and Party A were still waiting for final debt commitment letters from their proposed debt financing sources. Representatives of Goodwin provided an update on the status of the merger agreement negotiations with Kirkland, noting that HGGC and Party A had accepted the Company’s proposal on the termination fees. The Transaction Committee instructed J.P. Morgan to encourage HGGC and Party A to obtain the final debt commitment letters as soon as possible so that the parties could execute the merger agreement prior to the opening of the NASDAQ market on June 14, 2019, which would be prior to the announcement of the resignation of the Company’s Chief Financial Officer.

On June 13, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel and representatives of J.P. Morgan and Goodwin were present. Representatives of J.P. Morgan provided an update on the status of discussions with HGGC and Party A, noting that certain of HGGC and Party A’s potential debt financing sources had recently declined interest but that HGGC and Party A were still waiting for final debt commitment letters from the remaining debt financing sources and hoped to be in a position to execute the merger agreement and announce the transaction before the NASDAQ market opened for trading on June 17, 2019. The Transaction Committee discussed the apparent challenges that HGGC and Party A were facing in obtaining debt financing, particularly at the leverage levels that HGGC and Party A had proposed. The Transaction Committee also discussed that the Company was required to announce the resignation of its Chief Financial Officer on June 17, 2019, and the expected market reaction to the announcement depending on whether or not the merger agreement was executed prior to such announcement. The Transaction Committee instructed J.P. Morgan and Goodwin to continue discussions with HGGC and Party A and their advisors, with the goal of executing the merger agreement prior to the opening of trading on the NASDAQ market on June 17, 2019.

On the evening of June 14, 2019, representatives of HGGC and Party A had discussions with representatives of J.P. Morgan and members of Company management. Representatives of Party A indicated that they would not be entering into a transaction to acquire the Company for certain reasons, including that another potential debt financing source had declined interest and HGGC and Party A were not able to secure the necessary debt financing to acquire the Company at the leverage levels they proposed. Representatives of HGGC indicated that at this time they needed a co-investor in an acquisition of the Company and that because Party A was no longer interested in participating, HGGC would not be able to enter into a transaction to acquire the Company at this time. Accordingly, there were no further discussions between the Company and Party A after this date. Following this discussion, representatives of HGGC informed representatives of J.P. Morgan that HGGC remained interested in pursuing an acquisition of the Company, but subject to securing equity commitments. The closing price for the Company’s common stock on June 14, 2019 was $16.33 per share.

On June 15, 2019, the Transaction Committee held a meeting at which the Company’s Chief Executive Officer and General Counsel, and representatives of J.P. Morgan and Goodwin were present. The Company’s Chief Executive Officer and representatives of J.P. Morgan updated the Transaction Committee on the recent discussions with HGGC and Party A and their reasons for terminating the merger agreement discussions. The Transaction Committee discussed these matters and noted that the Board would discuss these matters at the previously scheduled Board meeting the following day.

Also on June 15, 2019, the Company terminated HGGC’s and Party A’s access to its online data room.

On June 16, 2019, the Board held a meeting at which members of Company management were present. The Company’s Chief Executive Officer updated the Board on the recent discussions with HGGC and Party A and their reasons for the termination of the merger agreement discussions. The Board discussed the challenges that any potentially interested financial sponsor would likely encounter in securing debt financing to acquire the Company, particularly at the leverage levels proposed by HGGC and Party A, and that in the event that the Company was approached again by a financial sponsor, including HGGC, the sponsor should be prepared to demonstrate that it has fully committed debt financing. The Board also discussed the resignation of the Company’s Chief Financial Officer, which would be announced the following day.

On June 17, 2019, the Company announced the departure of it Chief Financial Officer and that Christopher Brooks, the Company’s Senior Vice President, Finance would assume the role of Chief Financial Officer on an interim basis until a permanent successor was named. The Company also announced that it would initiate a search to identify a permanent Chief Financial Officer.

From June 17 through July 22, 2019, representatives of HGGC had periodic discussions with representatives of J.P. Morgan and members of Company management to discuss its continued interest in exploring a potential acquisition of the Company and update its diligence review towards securing additional equity commitments.

On the evening of June 19, 2019, Bloomberg reported that the Company was exploring strategic alternatives. The closing price for the Company’s common stock on June 19, 2019, the most recent close prior to the news story, was $16.50 per share.

Following the June 19 news story, the Company and representatives of J.P. Morgan had discussions with six parties (two strategic parties and four financial sponsors) that had previous discussions regarding the Company during the 2018 Process and/or the 2019 Process. The Company and representatives of J.P. Morgan also received unsolicited correspondence from three additional financial sponsors, two of which entered into a confidentiality agreement with the Company and received information on the Company. Each of these confidentiality agreements contained customary provisions, including a one-year standstill provision, which allowed the party to make confidential proposals to the Company at any time and automatically terminated upon the Company’s execution of the merger agreement. None of these eight parties subsequently expressed interest in pursuing a transaction with the Company at that time.

On July 10, 2019, a news service reported that two of the Company’s stockholders were disappointed in the Company’s inability to execute on a number of turnaround plans and unsuccessful sale attempts and were expected to motivate investors to increase pressure on the Company.

On July 11, 2019, at HGGC’s request, members of Company management provided representatives of HGGC with information on the Company’s preliminary second quarter 2019 financial results.

On July 16, 2019, the Company announced that it would announce its second quarter financial results before the opening of trading on the NASDAQ market on July 26, 2019.

On July 18, 2019, representatives of HGGC informed representatives of J.P. Morgan that HGGC expected to present a revised proposal to acquire the Company early the following week. The Transaction Committee was informed of this information.

On July 22, 2019, representatives of HGGC informed representatives of J.P. Morgan that HGGC expected to present a written proposal the following day to acquire the Company for $19.70 per share in cash. The representatives of HGGC indicated that the reduction in price from HGGC’s joint June 7 proposal with Party A of $20.60 per share was based primarily on: (i) increasing weakness in the Creative Professional enterprise sales business which had made it difficult to underwrite the same level of future growth as had underlied the joint June 7 proposal with Party A, and (ii) that in order to secure fully committed debt financing, HGGC had to reduce the amount of leverage materially and increase the equity component, as compared to the joint June 7 proposal with Party A. The representatives of HGGC also indicated that HGGC had completed its diligence review of the Company. The Transaction Committee was informed of this information.

On July 23 and 24, 2019, the directors were present at the Company’s headquarters in Woburn, Massachusetts, for quarterly Board and committee meetings.

On July 23, 2019, HGGC delivered a revised, written, non-binding proposal to acquire the Company for $19.70 per share in cash. The proposal indicated it was subject only to the completion of the definitive transaction documents which were expected to be substantially similar if not identical to those that had been negotiated previously by the parties. The proposal indicated that the purchase price would be financed by a combination of debt financing and equity capital from HGGC. The proposal indicated that HGGC expected to have certain co-investors committing funds at or shortly after signing a merger agreement, and that HGGC would provide any equity commitment letter for the full amount of equity required for the transaction. The proposal also attached a draft debt commitment letter that HGGC was in the process of finalizing with three proposed debt financing sources. In the proposal, HGGC indicated that it wanted to sign a definitive merger agreement before the opening of trading on the NASDAQ market on July 26, 2019, which was when the Company would announce its second quarter 2019 financial results. The closing price for the Company’s common stock on July 23, 2019 was $16.76 per share.

On July 23, 2019, the Transaction Committee held a meeting at which the Company’s General Counsel and representatives of J.P. Morgan and Goodwin were present. Representatives of J.P. Morgan provided an update on the discussions with HGGC since the June 16 Board meeting, including the reasons provided for the price reduction since HGGC’s June 7 joint proposal with Party A. Representatives of J.P. Morgan reviewed with the Transaction Committee certain financial aspects of HGGC’s July 23 proposal. Representatives of J.P. Morgan also reviewed with the Transaction Committee the unsolicited outreach received following the June 19 news story, and that ultimately none of those parties expressed interest in pursuing a transaction with the Company.

The Transaction Committee discussed HGGC’s proposal to proceed expeditiously and sign a definitive agreement by the morning of July 26, 2019. The advantages included, among other things, the potential of signing a definitive agreement at a price that represented a significant premium to the Company’s publicly traded stock price, as well as the likelihood that such an agreement could be reached prior to the announcement of the Company’s second quarter 2019 results scheduled for the same day. The Transaction Committee discussed its concern that while the Company’s second quarter results would be ahead of its guidance, this was only because the OEM business benefited from a large multi-year customer license agreement closed in the quarter, which fact would further highlight to the Company’s stockholders the increasing volatility in the OEM business and the challenges inherent in the Creative Professional business, and could lead to more uncertainty among investors regarding the quarter-to-quarter performance of the Company.

The Transaction Committee discussed the July 23 offer price of $19.70 per share and determined that before it would authorize Goodwin to reengage with Kirkland on the merger agreement discussions, it would seek an improved offer price from HGGC. After discussion, the Transaction Committee directed J.P. Morgan to request that HGGC increase its price to an amount that started with a “$20” and to present its best and final price. The Transaction Committee also authorized J.P. Morgan to inform HGGC that the Board was convening that night for dinner and would be able to timely consider any improved offer price proposed by HGGC. Following the meeting, representatives of J.P. Morgan communicated this information to HGGC.

Later on July 23, 2019, at the direction of the Transaction Committee, representatives of J.P. Morgan had discussions with representatives of HGGC in which they asked for HGGC to increase its price to an amount that started with a “$20,” and asked for HGGC’s best and final price.

In a subsequent discussion with representatives of J.P. Morgan also on July 23, 2019, representatives of HGGC indicated that HGGC would not be able to pay $20.00 per share, but that it would increase its price to $19.75 per share in cash, which was its best and final offer. The representatives of HGGC indicated that in their view the Creative Professional enterprise sales business had underperformed since the merger agreement discussions were terminated on June 14, 2019 and that HGGC could not underwrite its original investment thesis to support the same valuation of the Company, and in order to secure fully committed debt financing leverage levels had to be materially decreased and the equity component increased. The Board was informed of this discussion.

Later on July 23, 2019, the Board met informally for dinner, with members of management present, and discussed the HGGC proposal.

Thereafter on July 23, 2019, representatives of J.P. Morgan contacted representatives of HGGC and indicated that the Board had met for dinner, but that it had not made a decision on HGGC’s proposal, and J.P. Morgan suggested to HGGC that it should reconsider its best and final offer price.

On the morning of July 24, 2019, a representative of HGGC informed a representative of J.P. Morgan that HGGC was prepared to improve its price to $19.85 per share in cash, conditioned on the parties executing a definitive merger agreement prior to the time that the Company would announce its second quarter financial results on July 26, 2019. The representative of HGGC indicated that this price improvement was subject to approval by HGGC’s investment committee and, assuming such approval, would represent HGGC’s best and final offer on price. The representative of HGGC also clarified that this revised proposal was conditioned on the Company not paying a quarterly dividend through the transaction closing. The Board was informed of this discussion.

Later on July 24, 2019, the Board held a regularly scheduled quarterly meeting at the Company’s headquarters in Woburn, Massachusetts. Members of management and representatives of Goodwin were present. Members of management discussed with the Board management’s standalone plan. The Board engaged in discussion and asked questions of management about the assumptions on which the plan was based. The Board discussed the risks, challenges and strategic opportunities facing the Company in the context of reviewing management’s standalone plan, including risks posed by the increasing volatility of the OEM business, the challenges of having a mixed portfolio of businesses that does not fit neatly within either the growth or value investment profiles, the significant costs and time required for the replatforming, the continuation of lower than expected revenues from the Olapic business, the fact that some of the Company’s competitors, which include some of its significant customers have substantially greater resources than the Company, including greater operational and solutions capabilities, and the impact of an expanding competitive environment on the Company’s ability to effectively sell its products, including Mosaic.

Also at the meeting, after management was excused, the Board considered the option of the Company continuing as an independent public company and discussed the expected performance of the Company in the future. The Board again considered the potential impact of a recession on the Company and its stock price, noting the severe impact of the 2008 recession on the Company’s stock price and the subsequent four-year recovery period required for the stock price to reach its pre-recession price levels. The Board again discussed that newly adopted revenue recognition rules were expected to result in fluctuations in the Company’s reported earnings and profits, which could lead to uncertainty among investors regarding the quarter-to-quarter performance of the Company. The Board also discussed its concern that if the Company’s second quarter 2019 results, after adjustment for the large multi-year customer license agreement closed during the quarter by the OEM business, did not meet market expectations, the Company’s stock price would materially decline as it had after the announcement of earnings after the last quarter.

Representatives of Goodwin provided the Board with an overview of their fiduciary duties under applicable law and the application of those principles to HGGC’s proposed acquisition of the Company. The Board then discussed HGGC’s improved proposal of $19.85 per share. The Board also discussed that HGGC’s July 24 proposal was conditioned on the Company not paying a quarterly dividend through the closing. The Board discussed the advantages and risks of a proposed transaction with HGGC, including, among other things, whether HGGC’s July 24 proposal represented an attractive valuation of the Company for stockholders when considered in light of the Board’s knowledge and understanding of the business, operations, management, financial condition and prospects of the Company, including the various challenges presented if the Company were to continue as a standalone company. The Board also discussed that Party A had terminated discussions with the

Company on June 14, and that following the June 19 news story several parties had contacted the Company or J.P. Morgan to express potential interest, but all had ultimately declined interest without making a proposal. The Board also considered that a go-shop would enable the Company to lock in a fixed value that stockholders would receive while allowing a bidder within a specified time period to top the bid at a reduced termination fee. The Board discussed the fact that a sale of the Company at $19.85 per share in cash would eliminate the risks associated with executing on the Company’s business plan, including risks posed by the increasing volatility of the OEM business, the challenges of having a mixed portfolio of businesses that does not fit neatly within either the growth or value investment profiles, the significant costs and time required in connection with the replatforming, the continuation of lower than expected revenues from the Olapic business, the fact that some of the Company’s competitors, which include some of its significant customers have substantially greater resources than the Company, including greater operational and solutions capabilities, and the impact of an expanding competitive environment on the Company’s ability to effectively sell its products, including Mosaic. The Board believed that HGGC would not improve upon its latest offer and that asking for additional improvement on this offer would put at risk the ability to finalize the terms of the merger agreement by the stated deadline of July 26, 2019, which could lead to HGGC reducing its price or withdrawing its proposal. Based on the Board’s discussion at this meeting and previous meetings, the Board concluded that HGGC’s July 24 proposal would, if consummated, provide greater certainty of value and be in the best interests of the Company’s stockholders relative to the potential trading price of the Company’s common stock over a longer period as a standalone company after accounting for the long-term risks to the Company’s business resulting from operational execution risk and evolving industry dynamics.

The Board also discussed that HGGC’s July 24 proposal was conditioned on the parties executing a definitive merger agreement prior to the time at which the Company was scheduled to announce its second quarter 2019 financial results on July 26, 2019, and the advantages and disadvantages of that timetable. The Board determined that, given the importance of avoiding leaks and announcing a transaction prior to the announcement of the Company’s second quarter 2019 financial results, as well as concerns about maintaining HGGC’s continued interest in pursuing a transaction with the Company, they would proceed to finalize the merger agreement with HGGC at this time and, as a part of such agreement, would pursue a go-shop process post-signing. Following these discussions, the Board directed the Transaction Committee to seek input from J.P. Morgan on how best to proceed in responding to HGGC.

Subsequently, also on July 24, 2019, the Transaction Committee held a meeting with the other directors present. Members of Company management and representatives of J.P. Morgan and Goodwin were also present. Representatives of J.P. Morgan discussed its recent discussions with HGGC and the conditions of HGGC’s July 24 proposal of $19.85 per share. The Transaction Committee discussed, with input from the representatives of J.P. Morgan, strategies for responding to HGGC. After this discussion, the Transaction Committee directed J.P. Morgan to inform HGGC that the Board was willing to move forward with finalizing the merger agreement at HGGC’s offer of $19.85 per share and executing a definitive merger agreement by July 26, 2019. The Board also directed the representatives of Goodwin to work with Kirkland to finalize the merger agreement and related documents.

On July 24, 2019, as directed by the Board, representatives of J.P. Morgan informed representatives of HGGC that the Board was willing to move forward with finalizing the merger agreement at HGGC’s offer of $19.85 per share. The representatives of HGGC indicated that their investment committee had approved the improved price and that they expected the Company to work with HGGC to finalize and execute the merger agreement by July 26, 2019.

On July 24, 2019, Goodwin sent to Kirkland a revised draft of the merger agreement that was substantially identical to the last draft of the merger agreement among the parties on June 14, 2019.

Also on July 24, 2019, the Company reinstated HGGC’s access to its online data room.

Throughout July 24 and 25, 2019, representatives of Goodwin, with input from Company management and with the benefit of the views of the directors provided at the Board and Transaction Committee meetings, and Kirkland exchanged drafts and participated in discussions regarding the terms of the merger agreement and related documents.

On the evening of July 25, 2019, the Board held a meeting to discuss the final terms of the proposed transaction with HGGC. Members of Company management and representatives of J.P. Morgan and Goodwin were present.

Before representatives of J.P. Morgan joined the meeting, representatives of Goodwin discussed with the Board the updated disclosure that J.P. Morgan provided to the Board regarding its then current relationships with HGGC and its affiliates. Following review of this information, the Board determined, with input from Goodwin, that based on the updated information provided by J.P. Morgan, the disclosed information would not impact J.P. Morgan’s ability to act effectively as financial advisor to the Company or the Company’s decision to continue to retain J.P. Morgan.

Representatives of J.P. Morgan joined the meeting and updated the Board on the discussions with HGGC since the last Board meeting. Representatives of Goodwin indicated that negotiations with HGGC were complete on the documents, and provided an overview of the final terms of the merger agreement and related documents, noting that HGGC had received a debt commitment letter executed by its three debt financing sources. The Board also discussed that to date HGGC had not had, and had not requested to have, discussions with Company management regarding their future roles, compensation, retention or investment arrangements in connection with the proposed transaction. Representatives of Goodwin and J.P. Morgan described the go-shop process under the merger agreement and led the Board in a discussion of the steps that the Company might consider taking in connection with the go-shop period, including reviewing a list of potential strategic buyers and financial sponsors that J.P. Morgan, with the benefit of input from the Transaction Committee, considered to contact regarding interest in submitting proposals to acquire the Company during the go-shop period that, if so directed by the Board, J.P. Morgan would begin contacting promptly following the execution and announcement of the merger agreement. This list included the parties that the Company and J.P. Morgan had previously had discussions with during the 2018 Process, the 2019 Process, the three additional parties that contacted the Company as a result of the June 19 news story, and additional potential strategic buyers and financial sponsors.

Also at this meeting, a representative of J.P. Morgan presented J.P. Morgan’s financial analyses and rendered to the Board the oral opinion of J.P. Morgan, subsequently confirmed by the delivery of a written opinion of J.P. Morgan, dated July 25, 2019, to the Board, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders, all as more fully summarized below under the heading “– Opinion of Monotype’s Financial Advisor”.

After discussion, the Transaction Committee unanimously recommended that the Board approve the Company’s entry into the merger agreement for the transaction with HGGC on the terms presented at this meeting. After these discussions, and taking into account the factors described below in greater detail under the heading “– Reasons for the Merger,” including the Board’s belief that the merger is more favorable to the Company’s stockholders than other strategic alternatives available to the Company, including remaining as an independent public company, the Board unanimously adopted resolutions which, among other things, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that the Company’s stockholders adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Later on July 25, 2019, following the meeting of the Board, the Company, Parent and Merger Sub executed the merger agreement and all signatories to the equity commitment letter, limited guarantee and debt commitment letter executed such documents.

On the morning of July 26, 2019, prior to the opening of trading on the NASDAQ market, the Company and HGGC issued a joint press release announcing their entry into the merger agreement. The press release noted that, under the terms of the merger agreement, the Company could solicit alternative proposals from third parties for a period of 30 days following the announcement of the merger agreement (referred to as the “go-shop period”).

On July 26, 2019, at the direction of the Board, representatives of J.P. Morgan began contacting parties to solicit such parties’ interest in entering into an alternative transaction with the Company in connection with the go-shop period.

During the go-shop period, which expired at 12:00 p.m. Eastern Time on August 25, 2019, the Transaction Committee, with the assistance of J.P. Morgan, engaged in active and extensive solicitation of 60 potential bidders (comprising 28 potential strategic buyers and 32 potential financial sponsors, including parties that J.P. Morgan had previously contacted during the 2018 Process, the 2019 Process, the three additional parties that contacted the Company as a result of the June 19 news story and additional potential strategic buyers and financial sponsors). Three potential bidders that either were under an existing confidentiality agreement with the Company or entered into a confidentiality agreement with the Company that each contained customary provisions, including a one-year standstill provision that allowed the counterparty to make confidential proposals to the Company at any time and automatically terminated upon the Company’s subsequent execution of a definitive agreement with a third party to effect a sale of the Company, were provided access to an online data room containing nonpublic information regarding the Company, including the projections provided to Parent and were provided the opportunity to have access to Company management. As of the expiration of the go-shop period, the Company had not received any alternative acquisition proposals, including from any of the three potential bidders that were subject to a confidentiality agreement with the Company each of whom subsequently indicated they were not interested in pursuing an acquisition of the Company. Upon the expiration of the go-shop period and in accordance with the terms of the merger agreement, the Company ceased all such activities and became subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties or to provide information to and engage in discussions with a third party in relation to an alternative acquisition proposal, subject to certain customary exceptions to permit the Board to comply with its fiduciary duties.

Reasons for the Merger; Recommendation of the Board

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board consulted with Company management and its financial advisor. The Board also consulted with its outside legal counsel regarding its fiduciary duties, the terms and conditions of the merger agreement and other related matters. The Board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders, and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, on July 25, 2019, the Board unanimously resolved to recommend that the Company’s stockholders approve the adoption of the merger agreement and approve the transactions contemplated thereby.

In the course of reaching its recommendation, the Board considered a number of positive factors relating to the merger agreement and the merger, each of which the Board believed supported its decision, including the following:

•

Merger Consideration. The Board considered that the Company’s stockholders will be entitled to receive merger consideration of $19.85 per share in cash upon the closing of the merger. The Board considered the current and historical market prices of the Company common stock, including the fact that $19.85 per share in cash represented a premium of approximately 23% over the Company’s closing price on July 25, 2019, the last trading day prior to execution of the merger agreement.

•

Best Alternative for Maximizing Stockholder Value. The Board considered that the merger consideration was more favorable to the Company stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to the Company, including the continued operation of the Company on a standalone basis, taking into account its acquisition opportunities, strategic alternatives and financing plans on an ongoing basis, in light of a number of factors, including:

•

the fact that if the Company remained an independent public company its stockholders would continue to be subject to the risks and uncertainties of the Company executing on its standalone plan including the increasing volatility of the OEM business, the significant costs and time required in connection with the replatforming, the likely continuation of lower than expected revenues from the Olapic business, the challenges of having a mixed portfolio of businesses that does not fit neatly within either the growth or value investment profiles, the fact that some of the Company’s competitors, which include some of its significant customers have substantially greater resources than the Company, including greater operational and solutions capabilities, and the impact of an expanding competitive environment on the Company’s ability to effectively sell its products, including Mosaic;

•

the anticipated future trading prices of the Company common stock on a standalone basis, and the operational, financial and market risks of continuing on a standalone basis as an independent public company and the certainty of realizing a compelling value for the Company common stock in the merger compared to the uncertainty that trading values would approach the per share merger consideration in the foreseeable future, even if the Company were able to execute on it standalone plan;

•	the fact that, in the ordinary course of the Company’s consideration of strategic opportunities in the market, no independent strategic parties had made a proposal for the Company;

•

the fact that the merger agreement contains a “go-shop” provision, which gives the Company the opportunity to solicit higher and better offers over the course of a 30-day period (see the section of this proxy statement titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change”);

•

its belief in the low likelihood that another counterparty with sufficient financial capability and an interest in acquiring the Company would emerge, particularly in light of Party A having terminated discussions with the Company;

•

the course and history of competitive negotiations between HGGC and the Company, as described in the section of this proxy statement titled “– Background of the Merger,” and the Board’s belief that it had obtained HGGC’s best and final offer and that it was unlikely that any other party would be willing to acquire the Company at a higher price; and

•	the Board’s belief that the terms of the merger agreement, taken as a whole, are reasonable.

•

Greater Certainty of Value. The Board considered that the merger consideration payable for shares is a fixed all cash amount, thereby providing the Company’s stockholders with immediate certainty of value and liquidity for their shares upon the closing of the merger, while eliminating the uncertainty of long-term business and execution risk to stockholders, especially when viewed in light of a number of factors, including the recent increased volatility in equity markets, particularly with respect to comparable companies, and the even greater volatility in the Company’s stock.

•

Receipt of Fairness Opinion from its Financial Advisor Regarding the Merger. The Board considered the financial analyses presented by J.P. Morgan to the Board and the oral opinion of J.P. Morgan rendered to the Board, subsequently confirmed by the delivery of a written opinion of J.P. Morgan, dated July 25, 2019, to the Board, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the per share merger consideration of $19.85 to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders, all as more fully summarized below under the heading “– Opinion of Monotype’s Financial Advisor”. The full text of the written opinion of J.P. Morgan, dated July 25, 2019, which sets forth the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement. The opinion of J.P. Morgan is more fully described in the section of this proxy statement titled “– Opinion of Monotype’s Financial Advisor.”

•	Likelihood of Completion. The Board considered the likelihood of completion of the merger to be significant, in light of, among other things:

•

the commitment of Parent in the merger agreement to use its reasonable best efforts to complete the merger as soon as practicable (see the section of this proxy statement titled “The Merger Agreement – Reasonable Best Efforts; Antitrust Filings”);

•

the absence of a financing condition and the commitment of Parent in the merger agreement to use its reasonable best efforts to cause its equity financing sources and their affiliates to assist and cooperate as necessary and appropriate with the other parties to complete the merger as soon as practicable;

•

the commitment of Parent in the merger agreement to pay the Company a termination fee in an amount equal to $49,500,000 in certain circumstances in the event that the merger is not completed (see the section of this proxy statement titled “The Merger Agreement – Termination Fees and Expenses”);

•

the fact that Merger Sub has entered into a debt commitment letter pursuant to which the debt commitment parties have committed, upon certain terms and subject to certain conditions, to lend up to $625,000,000 in the aggregate in connection with the financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby, and the representations and covenants of Parent and Merger Sub in the merger agreement as to its financing (see the section of this proxy statement titled “– Financing of the Merger”);

•

the limited conditions to closing contained in the merger agreement, which the Board believes are reasonable and customary in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “company material adverse effect” qualification (see the section of this proxy statement titled “The Merger Agreement – Conditions of the Merger”);

•

the Company’s entitlement, under certain conditions, to seek specific performance of Parent’s obligations under the merger agreement, including Parent’s and Merger Sub’s obligation to close the merger when required; and

•

the positive business reputation of HGGC, its history of successful acquisitions, its substantial financial resources and its strong strategic interest in the Company and familiarity with the Company and the Company’s products.

•

Opportunity to Actively Solicit Alternative Acquisition Proposals during the “Go-Shop” Period, to Receive Alternative Acquisition Proposals and to Terminate or Change Recommendation in Response to a Superior Proposal or Intervening Event. The Board considered the terms of the merger agreement relating to the Company’s ability to actively solicit and respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

•

the Company’s right, pursuant to a 30-day “go-shop” period beginning on July 26, 2019, and continuing until 12:00 p.m., Eastern time, on August 25, 2019, to solicit alternative acquisition proposals from, and participate in discussions and negotiations with, third parties regarding any alternative acquisition proposals (see the section of this proxy statement titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change”);

•

the Company’s right, subject to certain conditions, to provide information in response to, and to discuss and negotiate with, certain third parties regarding unsolicited acquisition proposals made during the “no-shop” period and before the company stockholder approval is obtained (see the section of this proxy statement titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change”);

•

the provision of the merger agreement allowing the Company to terminate the merger agreement prior to obtaining the company stockholder approval in order to substantially concurrently enter into an alternative acquisition agreement, subject to Parent’s right to receive payment of a termination fee equal to (x) $12,375,000 if terminated during the “go-shop” period or (y) $24,750,000 if terminated during the “no-shop” period, both of which amounts the Board believe to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions and believe not to preclude or substantially impede a possible competing proposal (see the sections of this proxy statement titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change – Termination Fees and Expenses”);

•

the provision of the merger agreement allowing the Board to make a change of recommendation prior to obtaining the company stockholder approval in specified circumstances relating to a superior proposal or intervening event, subject to Parent’s right to terminate the merger agreement and receive payment of a termination fee equal to $24,750,000, which amount the Board believes to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions and believes not to preclude or substantially impede a possible competing proposal (see the sections of this proxy statement titled “The Merger Agreement – Go-Shop Period; No-Shop Period; Company Board Recommendation Change – Termination Fees and Expenses”);

•

Opportunity for the Company Stockholders to Vote. The Board also considered the fact that the merger would be subject to the approval of the Company’s stockholders, and the Company’s stockholders would be free to evaluate the merger and vote for or against the adoption of the merger agreement at the special meeting. The Board considered that the stockholder vote would follow a 30-day “go-shop” period during which a competing proposal could be solicited; and

•

Opportunity for Appraisal of Shares. The Board also considered the fact that the Company’s stockholders who do not vote in favor of the adoption of the merger will have the right to demand appraisal of their fair value of the shares under Delaware law (see the section of this proxy statement titled “– Appraisal Rights”).

In the course of reaching its recommendation, the Board also considered certain risks and potentially adverse factors relating to the merger agreement and the merger, including:

•

the risks related to the announcement and pendency of the merger, including the potential impact on our employees and our relationships with existing and prospective customers, vendors and business partners;

•

that the Company stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will therefore cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company common stock following the merger;

•

the provisions of the merger agreement that restrict, after the go-shop period, the Company’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to certain exceptions, and that restrict the Company from entering into alternative acquisition agreements;

•

the possibility that the merger is not completed in a timely manner or at all for any reason, as well as the risks and costs to the Company if the merger is not completed or if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the merger on the Company’s employees, existing and prospective customers, suppliers, partners and other third parties, which could impair the Company’s ability to attract, retain and motivate key personnel and could cause third parties to seek to terminate, change or not enter into business relationships with the Company, as well as the risk of diverting management and employee attention from ongoing business operations as a result of the merger, and the effect on the trading price of the Company common stock if the merger agreement is terminated or the merger is not completed for any reason;

•

the merger agreement’s customary restrictions on the conduct of the Company’s business before completion of the merger, generally requiring the Company to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and prohibiting the Company from taking specified actions, which could delay or prevent the Company from undertaking certain business opportunities that arise pending completion of the merger (see the section of this proxy statement titled “The Merger Agreement – Covenants Regarding Conduct of Business by the Company Pending the Effective Time”);

•

the possibility that the Company could be required under the terms of the merger agreement to pay a termination fee equal to either $12,375,000 or $24,750,000 under certain circumstances (see the section of this proxy statement titled “The Merger Agreement – Termination Fees and Expenses”), and that such termination fee could discourage other potential bidders from making a competing bid to acquire the Company;

•

the potential risk of losing the opportunity to enter into the merger agreement with Parent in the event the Company continued trying to obtain any additional offers at higher prices, especially in light of the 30-day “go-shop” provision that Parent was willing to permit pursuant to the terms of the merger agreement;

•	the decision not to conduct a more recent pre-signing market check immediately prior to the signing of the merger agreement to solicit interest from alternative bidders;

•

the significant costs involved in connection with entering into the merger agreement and completing the merger (some of which are payable whether or not the merger is consummated), including in connection with any litigation that may result from the announcement or pendency of the merger;

•

that the receipt of cash by the Company stockholders in exchange for their shares of common stock pursuant to the merger will be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes (see the section of this proxy statement titled “– Material U.S. Federal Income Tax Considerations”); and

•

that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally (see the section of this proxy statement titled “– Interests of the Company’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the information and factors considered by the Board includes the material factors considered by the Board but is not intended to be exhaustive and does not necessarily include all of the factors considered by the Board. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board each applied his or her own business judgment to the process and may have given different weights to different factors. The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements.”

The Board unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein, (ii) declared the merger agreement advisable, (iii) approved the execution and delivery of the merger agreement by the Company, the performance by the Company of its covenants and other obligations under the merger agreement and the consummation of the merger upon the terms and conditions set forth in the merger agreement, and (iv) resolved to recommend that the stockholders of the Company adopt the merger agreement and approve the merger in accordance with the DGCL.

Opinion of Monotype’s Financial Advisor

Pursuant to an engagement letter dated June 5, 2019, the Company retained J.P. Morgan as its financial advisor in connection with a possible acquisition of the Company and to deliver a fairness opinion in connection with the proposed merger.

At a meeting of the Board on July 25, 2019, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its July 25, 2019 oral opinion by delivering its written opinion to the Board, dated July 25, 2019, that, as of such date, the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 25, 2019, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the per share merger consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of J.P. Morgan’s written opinion. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by Company management relating to its business (referred to as the “projections” and which are summarized under the section below titled “The Merger – Certain Financial Projections by the Management of Monotype”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the Company management with respect to certain aspects of the proposed merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the then best currently available estimates and judgments by Company management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the merger agreement and the related agreements were and would be true and correct in all respects material to its analyses. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the per share merger consideration to be paid to the holders of the Company’s common stock in the proposed merger or with respect to the fairness of any such compensation.

The terms of the merger agreement were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or Company management with respect to the proposed merger or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on July 25, 2019 and contained in the presentation delivered to the Board on that date in connection with the rendering of its opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description in the summary of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

The projections for the Company furnished to J.P. Morgan were prepared by the Company’s management. For more information regarding the projections, see the section below titled “The Merger – Certain Financial Projections by the Management of Monotype.”

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous in certain respects to the Company or aspects thereof based on J.P. Morgan’s experience and its familiarity with the industries in which the Company operate. The companies selected by J.P. Morgan were as follows:

Digital Content Companies

•	Adobe Inc.

•	Shutterstock, Inc.

•	Technicolor SA

•	Limelight Networks, Inc.

Intellectual Property Companies

•	Dolby Laboratories, Inc.

•	InterDigital, Inc.

•	Rambus, Inc.

•	IMAX Corporation

•	TiVo Corporation

Mid-Cap Software Companies

•	j2 Global, Inc.

•	Verint Systems Inc.

•	LogMeIn, Inc.

•	Cision Ltd.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company based on business sector participation, operation characteristics and financial metrics. However, none of the selected companies reviewed is identical to the Company, and the selected companies may have financial and operating characteristics that are materially different from those of the Company.

Using publicly available information, J.P. Morgan calculated, for the Company and each selected company, the multiple of firm value as of July 24, 2019 to published equity research consensus estimates that J.P. Morgan obtain from FactSet Research Systems for EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for calendar year 2019 (“FV/CY 2019E EBITDA”). This analysis indicated the following FV/CY2019E EBITDA multiples:

The Company	FV/CY 2019E EBITDA
The Company (Street estimates)	9.7x

Selected Company	FV/CY 2019E EBITDA
Digital Content Companies
Adobe Inc.	30.7x
Shutterstock, Inc.	9.8x
Technicolor SA	4.7x
Limelight Networks, Inc.	14.1x
Intellectual Property Companies
Dolby Laboratories, Inc.	13.4x
InterDigital, Inc.	14.3x
Rambus, Inc.	8.7x
IMAX Corporation	8.5x
TiVo Corporation	9.2x
Mid-Cap Software Companies
j2 Global, Inc.	10.0x
Verint Systems Inc.	13.0x
LogMeIn, Inc.	9.3x
Cision Ltd.	10.6x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range for FV/CY 2019E EBITDA of 9.5x – 11.5x. This multiple range was then applied to the Company’s estimated EBITDA for calendar year 2019 as provided in the projections, which indicated implied equity value per share ranges for the Company’s common stock, rounded to the nearest $0.25, of $17.75 to $21.50.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company’s common stock. A discounted cash flow analysis is a method of evaluating an asset by estimating the future unlevered cash flows generated by an asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the cash flows generated by the asset and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan used the unlevered free cash flows that the Company is expected to generate during the second half of calendar year 2019 and through calendar year 2023 based upon the projections. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flows calculation for purposes of its discounted cash flow analysis, as stock-based compensation is viewed as a true economic expense of the business. Based on the Company management’s estimates of a 3.0% terminal value growth rate in the industry in which the Company operates, J.P. Morgan also calculated a range of terminal values for the Company at the end of fiscal year 2023 by applying terminal growth rates ranging from 2.5% to 3.5% to the unlevered free cash flows of the Company. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 8.25% to 10.25%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by subtracting the Company’s net debt balance of $11 million as of June 30, 2019, as provided by the Company’s management, and dividing the result by the Company’s fully diluted shares outstanding (calculated using treasury stock method) as provided by the Company’s management. The discounted cash flow analysis indicated an implied equity value per share range for the Company’s common stock, rounded to the nearest $0.25, of $17.25 to $27.50.

Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving target companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of the Company or aspects thereof based on J.P. Morgan’s experience and its familiarity with the industries in which the Company operate.

For each of the selected transactions, J.P. Morgan calculated the firm value implied for the target company in such transaction as a multiple of public equity research estimates for the target company’s EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for the 12-month period following the announcement of the applicable transaction (“FV/NTM EBITDA”). The transactions considered and the FV/NTM EBITDA multiples calculated by J.P. Morgan are as follows:

Month/Year Announced	Target	Acquirer	FV/NTM EBITDA
Digital Content Companies
November 2015	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	10.6x
Intellectual Property Companies
April 2016	TiVo Inc.	Rovi Corporation	5.5x
August 2012	Getty Images, Inc.	The Carlyle Group L.P.	8.0x
April 2012	X-Rite, Inc.	Danaher Corporation	9.4x
Mid-Cap Software Companies
July 2016	AVG Technologies N.V.	Avast Software s.r.o.	8.7x
September 2014	Compuware Corporation	Thoma Bravo, LLC	11.1x
November 2012	JDA Software Group, Inc.	RedPrairie Holding, Inc.	9.3x
July 2012	Quest Software, Inc.	Dell Inc.	9.7x
March 2012	Misys plc	Vista Equity Partners LLC	12.7x
April 2011	Lawson Software, Inc.	GGC Software Holdings, Inc.	10.9x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range for FV/NTM EBITDA of 6.0x – 13.0x. This multiple range was then applied to the Company’s estimated EBITDA for the twelve-month period following June 30, 2019, as provided in the projections, which indicated an implied equity range for the Company’s common stock, rounded to the nearest $0.25, of $11.50 to $25.25.

Other Information

52-Week Historical Trading Range. For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed the trading range for the Company’s common stock for the 52-week period ended July 24, 2019. J.P. Morgan noted that the low and high closing share prices during this period were $15.52 and $22.05 per share of the Company’s common stock, respectively.

Equity Research Analyst Price Targets. For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed certain publicly available equity research analyst price targets for the Company’s common stock available as of July 24, 2019. J.P. Morgan noted that (i) the range of such price targets was $17.50 to

$23.00 per share of the Company’s common stock and (ii) the present value of this range of price targets, using a discount rate of 9.75%, implied a discounted range of price targets for the Company’s common stock, rounded to the nearest $0.25, of $16.00 to $21.00.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data considered or presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For services rendered in connection with the merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of approximately $13 million, of which $2 million became payable upon delivery of the opinion and the remainder will be payable only upon the completion of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with the Company and certain affiliates of HGGC, for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as financial advisor to the Company in connection with the activist campaign by Starboard Value LP, which concluded in February 2018.

During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with HGGC from which it earned fees. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $2,000,000. In the ordinary course of J.P Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for the accounts of J.P. Morgan’s and its affiliates or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments.

Certain Financial Projections by the Management of Monotype

The Company does not, as a matter of course, publicly disclose detailed financial forecasts as to future performance or earnings beyond the current fiscal year and generally does not make financial forecasts for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future period and the likelihood that the underlying assumptions and estimates may not be realized. However, in connection with the negotiation of the proposed merger, Company management prepared certain non-public unaudited financial forecasts regarding the Company’s projected future operations for fiscal years 2019 through 2023 (referred to as the “projections”).

The projections were not prepared with a view to public disclosure and are included herein because (i) they were furnished to representatives of J.P. Morgan by Company management, and were approved by the Company’s board of directors, for use by J.P. Morgan in its financial analysis in connection with the rendering of its opinion to the Company’s Board of Directors, as described in the section of this proxy statement titled “– Background of the Merger” and as described above under the heading “– Opinion of Monotype’s Financial Advisor”; and (ii) the Company made certain of the projections available to HGGC. The inclusion of the projections in this proxy statement does not constitute an admission or representation by the Company, the Board, J.P. Morgan or any other person that this information is material. The Company made no representation to Parent, Merger Sub, HGGC or any other person, in the merger agreement or otherwise, concerning the projections. The summary of the projections included below is not provided to influence the Company stockholders’ decisions regarding whether to vote for the proposed merger or any other proposal. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Company’s public filings with the SEC.

The projections and the underlying assumptions upon which the projections were based are subjective in many respects, and subject to multiple interpretations attributable to the dynamics of the Company’s industry and based on actual experience and business developments. The projections, while presented with numerical specificity, reflect numerous assumptions with respect to the Company’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. Multiple factors, including those described in the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements” could cause the projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than projected. Because the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The projections do not take into account any circumstances, transactions or events occurring after the date on which they were prepared, including the merger or the financial results ultimately obtained in fiscal year 2019. Economic business environments and government regulations can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the projections will be achieved. As a result, the inclusion of the projections in this proxy statement should not be regarded as an indication that the Board, J.P. Morgan, the Company or its management, HGGC, Parent, Merger Sub or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the projections should not be relied on as such.

The projections were not prepared with a view toward public disclosure or toward compliance with the published guidelines of the SEC regarding projections or GAAP (as defined below), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Deloitte & Touche LLP, the Company’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table presents selected elements of the projections, as prepared by Company management and provided to and approved by the Board on April 8, 2019 and as provided to J.P. Morgan on April 8, 2019 for its use and reliance in connection with its financial analyses and opinion to the Board as described above under the heading “Opinion of Monotype’s Financial Advisor”. On April 8, 2019, the Company made certain of the projections available to HGGC.

Summary of the Projections

	Fiscal Year Ending December 31,
	2019E	2020E	2021E	2022E	2023E
	(Dollars in millions)
Revenue	$252	$262	$278	$296	$314
EBITDA(1)	$79	$80	$90	$101	$111
Unlevered Free Cash Flow(2)	$37	$43	$46	$54	$61

(1)	EBITDA is calculated as net income or loss excluding interest, acquisition-related compensation and other non-recurring expense, taxes, stock based compensation, depreciation and amortization.
(2)	Unlevered free cash flow is calculated as EBITDA less taxes, less capital expenditures, less (increase) decrease in net working capital, less stock based compensation net of tax.

Certain of the measures included in the projections, including EBITDA and unlevered free cash flow, are financial performance measures that are not calculated in accordance with accounting principles generally accepted in the United States (referred to as “GAAP”). Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The summary of the information above is included solely to give stockholders access to the information that was made available to representatives of J.P. Morgan, the Board, and HGGC, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of the Company common stock.

Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by J.P. Morgan for purposes of its financial analysis as described above in the section titled “– Opinion of Monotype’s Financial Advisor” or by the Board in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures included in the projections.

The projections do not take into account the possible financial and other effects on the Company of the merger and do not attempt to predict or suggest future results following the merger. The projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the projections do not take into account the effect on the Company of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance, if any, on the projections set forth above. No one has made or makes any representation to any investor or stockholder regarding the information included in the projections. The Company urges its stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement titled “– Where You Can Find Additional Information.”

In addition, the projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement and the Company does not intend to update or otherwise revise the projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error. Some or all of the assumptions underlying the projections may have changed since the date the projections were prepared.

Certain Effects of the Merger

If the merger proposal is approved and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of the common stock will be beneficially owned by Parent and none of the Company’s current stockholders will, by virtue of the merger, have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time of the merger, and without any action by any stockholder, each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries or as to which the holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $19.85, without interest, which is referred to as the “per share price.” Please see the section of this proxy statement titled “The Merger Agreement – Consideration to be Received in the Merger.”

At the effective time of the merger:

Vested Company Options: each Company option that is unexpired, unexercised, and outstanding and vested as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Company option consideration.

Unvested Company Options: each substituted options, and subject to compliance with Section 409A of the Code, the substituted options will remain subject to the same terms and conditions as were applicable under such

Company option immediately prior to the effective time, except (i) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted options and the surviving corporation and (ii) that upon vesting of any substituted options, the holder thereof will be entitled to an amount in cash, without interest, equal to the substituted option consideration. If the per share exercise price of any Company option is equal to or greater than the per share price, such Company option will be cancelled without any cash payment or other consideration being made in respect thereof and will have no further force or effect.

Unvested Company RSAs: each substituted RSA will remain subject to the same terms and conditions as were applicable under such Company RSA immediately prior to the effective time, except (A) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSAs and the surviving corporation and (B) that upon vesting of any substituted RSAs, the holder thereof will be entitled to an amount in cash, without interest, equal to the substituted RSA consideration, payable at the same time as such Company RSAs for which substituted RSAs were assumed and substituted would have been settled pursuant to its terms.

Vested Company RSUs: each company RSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the merger), will be canceled and converted into the right of the holder of such Company RSU to receive an amount in cash, without interest, equal to the Company RSU consideration.

Unvested Company RSUs: subject to compliance with Section 409A of the Code, the substituted RSUs will remain subject to the same terms and conditions as were applicable under such Company RSU immediately prior to the effective time, except (A) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSUs and the surviving corporation and (B) that upon vesting and settlement of any substituted RSUs, the holder thereof will be entitled to an amount in cash, without interest, equal to the substituted RSU consideration, payable at the same time as such Company RSUs for which substituted RSUs were assumed and substituted would have been settled pursuant to its terms.

Company PSUs: each Company PSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the merger), will be canceled and converted into the right of the holder of such Company PSU to receive an amount in cash, without interest, equal to the Company PSU consideration. Each Company PSU that will not by its terms vest at or prior to the effective time will be cancelled without any cash payment or other consideration being made in respect thereof and will have no further force or effect.

The common stock is currently registered under the Exchange Act and trades on NASDAQ under the ticker symbol “TYPE.” Following the consummation of the merger, shares of common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the common stock. Termination of registration of the common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and will make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger Is Not Completed

If the merger proposal is not approved by the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the common stock will continue to be listed and traded on NASDAQ, the common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of the common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock, including the risk that the market price of common stock may decline to the extent that the current market price of the Company’s stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the merger agreement, under certain circumstances, the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction and may be obligated to pay to Parent the Company termination fee. Please see the section of this proxy statement titled “The Merger Agreement – Termination.”

Under certain circumstances, if the merger is not completed, Parent may be obligated to pay to the Company the Parent termination fee. Please see the section of this proxy statement titled “The Merger Agreement – Termination Fees and Expenses.”

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition.

We anticipate that the total amount of funds necessary at closing to complete the merger and the related transactions will be approximately $900 million in cash. This amount includes the funds needed to: (i) make the payment of all amounts payable to holders of common stock and equity awards in connection with or as a result of the merger; (ii) repay, prepay or discharge (after giving effect to the merger) the principal amount of and interest on all outstanding indebtedness of the Company required to be repaid at the effective time of the merger under the merger agreement; and (iii) pay all fees and expenses required to be paid at the closing by Parent or Merger Sub under the merger agreement.

Debt Financing. Merger Sub has received a debt commitment letter entered into on July 25, 2019, from the debt commitment parties to provide, subject to the conditions set forth in the debt commitment letter, to Merger Sub (and, after the closing of the merger, the Company) (each of Merger Sub and the Company in its capacity as borrower thereunder, the “borrower”), severally and not jointly, debt financing in an aggregate amount of up to $625 million, consisting of (i) a $440 million senior secured first lien term loan facility (which we refer to as the “first lien term facility”); (ii) a $135 million senior secured second lien term loan facility (which we refer to as the “second lien term facility” and together with the first lien term facility, the “term facilities”); and (iii) a $50 million senior secured first lien revolving credit facility (which we refer to as the “revolving facility” and together with the term facilities, the “credit facilities”). The term facilities are expected to be drawn on the closing date for the purpose of financing the merger, paying related fees and expenses, back-stopping, replacing or cash-collateralizing certain existing letters of credit of the Company and repaying certain indebtedness of the Company, and a portion of the revolving facility is expected to be used on and after the closing date to pay certain amounts set forth in the debt commitment letter and to provide funding for working capital and other general corporate purposes of the Company and its subsidiaries (such committed debt financing, together with any debt securities issued in lieu thereof unless the context requires otherwise, the “debt financing”).

The commitments of the debt commitment parties with respect to the credit facilities expire upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) consummation of the merger with or without the funding of the credit facilities and (iii) 11:59 p.m., Eastern time, on January 31, 2020. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Parent and Merger Sub have agreed to use their reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, and such portion is required to satisfy amounts in connection with the merger (after giving effect to any other equity and/or debt financing that may then be available to cover such unavailable amount), Parent must use its reasonable best efforts to promptly arrange and obtain alternative financing to cover such unavailable amount. The Company is required to use reasonable best efforts to, and to cause its subsidiaries and each of their respective affiliates and representatives to use their reasonable best efforts to, provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing, subject to certain limitations.

Equity Financing. Parent has received an equity commitment letter, pursuant to which the guarantors have severally (and not jointly or jointly and severally) committed to contribute to Parent an aggregate amount of up to $275 million (subject to adjustments as set forth in the equity commitment letter) in cash for the purpose of funding a portion of the aggregate merger consideration, pursuant to and in accordance with the merger agreement, and certain other amounts required to be paid pursuant to the merger agreement. We refer to the financing contemplated by the equity commitment letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “equity financing,” and together with the debt financing, the “financing.”

The equity commitment may be reduced by Parent (a) in an amount specified by Parent solely to the extent it will be possible, notwithstanding such reduction, for Parent and Merger Sub to consummate the transactions contemplated by the merger agreement in accordance with the terms thereof, and/or (b) on a dollar-for-dollar basis by the amount of any third party financing obtained by Parent or any of its affiliates at or prior to the closing (excluding any amounts committed under the debt commitment letter), provided that the equity commitment shall not be reduced pursuant to this clause (b) unless and until such third party financing is funded at the closing.

The Company is an express third party beneficiary of the equity commitment letter for the limited purposes provided in the equity commitment letter, which include the right of the Company to seek an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or to directly cause, each of the guarantors to fund, directly or indirectly, the equity financing as, and only to the extent provided in, the equity commitment letter.

The obligation of the guarantors to fund their respective equity commitments will expire upon the earliest to occur of (i) the effective time (as noted in the merger agreement) (assuming the payment by such guarantor of its portion of the equity commitment in accordance with the terms of the equity commitment letter), (ii) the valid termination of the merger agreement in accordance with its terms, (iii) the date on which any claim is brought by the Company under, or any claim is brought by the Company with respect to, the limited guarantee (as defined below), any guarantor or any guarantor affiliate (as defined in the limited guarantee) (other than in respect of a guaranteed obligation (as defined below) or a claim for specific performance under and in accordance with the terms of the equity commitment letter) or (iv) the date on which any other claim is brought by the Company under, or claim initiated by the Company against, the guarantors or an affiliate thereof in connection with the equity commitment letter, the limited guarantee, the merger agreement or any transaction contemplated thereby, other than guarantee claims, merger agreement claims or equity commitment claims (in each case, as defined in the limited guarantee).

Limited Guarantee

To induce the Company to enter into the merger agreement, the guarantors have executed a limited guarantee, dated as of July 25, 2019, in favor of the Company. Under the limited guarantee, subject to the limitations described therein, the guarantors have absolutely, irrevocably and unconditionally guaranteed, severally and not jointly, to the Company the due and punctual payment by Parent to the Company of (a) all of the liabilities and obligations of Parent or Merger Sub under the merger agreement, when required to be paid by Parent or Merger Sub, including the Parent termination fee, among other things, and (b) all reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with the enforcement of the Company’s rights under the limited guarantee that results in a judgment against the guarantors (clauses (a) and (b) together, the “guaranteed obligatons”), provided that in no event will such aggregate amount exceed $51 million. This maximum amount is referred to as the “Parent liability limitation.”

The limited guarantee terminates upon the earliest of (a) the effective time of the merger, (b) the termination of the merger agreement by mutual written consent of Parent and the Company, (c) the termination of the merger agreement by the Company in certain circumstances to accept a superior proposal, (d) the payment by the guarantors, Parent or Merger Sub in full of the guaranteed obligations or with respect to any guarantor, the payment by such guarantor of an amount equal to such guarantor’s applicable portion of the guaranteed obligations, (e) 90 days after the valid termination of the merger agreement in accordance with its terms (other than as specified in the preceding clauses (b) or (c)) if no claim is brought under the limited guarantee alleging any of the guaranteed obligations are due and owing and (f) the Company or any of its affiliates acting on its behalf seeks to impose liability upon the guarantors other than as permitted under the limited guarantee.

The Company is a party to the limited guarantee.

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of common stock are set out in the section of this proxy statement titled “Security Ownership of Certain Beneficial Owners and Management.” In addition to their interests in the merger as stockholders, the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company and its stockholders, and in recommending that the holders of common stock vote for the adoption of the merger agreement. These interests include:

•

cash out of equity awards at times and subject to the conditions set forth in the merger agreement (as described below in “– Treatment of Equity and Equity-Based Awards”) and accelerated vesting of equity awards in the event of a qualifying termination of employment (which means a termination by the Company without “cause” or by the executive officer for “good reason” (as such terms are defined in the relevant employment agreements or the change in control severance pay plan)) within 18 months following a “sale event” (as such term is defined in the relevant Company equity plan), which will include completion of the merger;

•

the Company’s executive officers are party to employment agreements with the Company or eligible to participate in the Company’s change in control severance pay plan, which each provide for severance in the case of a qualifying termination of employment within 12 months following a “change in control”, which will include completion of the merger; and

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage following the merger under the merger agreement. Please see the section below titled “– Director and Officer Indemnification” and the section of this proxy statement titled “The Merger Agreement – Indemnification of Directors and Officers and Insurance.”

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the relevant price per share of the common stock is $19.85, which equals the per share price;

•

each executive officer’s employment is terminated by the Company without “cause” or by the executive officer for “good reason” (as such terms are defined in the relevant employment agreements or the change in control severance pay plan), in each case, immediately following the effective time of the merger;

•	each executive officer holds the outstanding equity awards that were held by each executive officer as of August 19, 2019, the latest practicable date before the filing of this proxy statement; and

•	the amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of August 19, 2019.

The Company’s executive officers for purposes of the discussion below are: Scott E. Landers, Director, President and Chief Executive Officer; Janet M. Dunlap, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary; Steven R. Martin, Executive Vice President and Chief Technology Officer; Benjamin W.L. Semmes, III, Executive Vice President and Chief Revenue Officer; Brett S. Zucker, Executive Vice President and Chief Marketing Officer; and Christopher Brooks, Senior Vice President, Finance, Treasurer and Interim Chief Financial Officer.

Treatment of Equity and Equity-Based Awards

For information regarding beneficial ownership of common stock, other than the equity and equity-based awards described below, by each of the Company’s directors and named executive officers and beneficial ownership of common stock by all of such directors and executive officers as a group, please see the section titled “Security Ownership of Certain Beneficial Owners and Management.” Each of the Company’s directors and executive officers will be entitled to receive, for each share of common stock he or she holds, the same per share price in cash in the same manner as other holders of common stock.

Treatment of Company Options

The merger agreement provides that (a) unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of Company options, at the effective time of the merger, each Company option that is unexpired, unexercised, and outstanding and vested as of immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Company option consideration, (b) unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable Company option holders, at the effective time of the merger, and subject to compliance with Section 409A of the Code, each substituted option shall remain subject to the same terms and conditions as were applicable under such Company option immediately prior to the effective time of the merger (including, without limitation, all vesting, exercise and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company option award agreement and/or Company equity plans), except (A) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by the merger agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted options and the surviving corporation and (B) that upon vesting of any substituted options, the holder thereof shall be entitled to the amount in cash, without interest, equal to the substituted option consideration. If the per share exercise price of any Company option is equal to or greater than the per share price, then such Company option will be cancelled without any cash payment or other consideration.

Treatment of Company Restricted Stock

The merger agreement provides that, unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of Company RSAs, at the effective time of the merger, the substituted RSAs will remain subject to the same terms and conditions as were applicable under such Company RSA immediately prior to the effective time of the merger (including, without limitation, all vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company RSA award agreement and/or Company equity plans), except (A) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by the merger agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSAs and the surviving corporation and (B) that upon vesting of any substituted RSAs, the holder thereof shall be entitled to the amount in cash, without interest, equal to the substituted RSA consideration, payable at the same time as such Company RSAs for which substituted RSAs were assumed and substituted would have been settled pursuant to its terms.

Treatment of Company RSUs

The merger agreement provides that, unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of Company RSUs, (a) at the effective time of the merger, each Company RSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by the merger agreement), shall be canceled and converted into the right of the holder of such Company RSU to receive an amount in cash, without interest, equal to the Company RSU consideration and (b) subject to compliance with Section 409A of the Code, the substituted RSUs shall remain subject to the same terms and conditions as were applicable under such Company RSU immediately prior to the effective time of the merger (including, without limitation, all vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company RSU award agreement and/or Company equity plans), except (A) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by the merger agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSUs and the surviving corporation and (B) that upon vesting and settlement of any substituted RSUs, the holder thereof shall be entitled to the amount in cash, without interest, equal to the substituted RSU consideration, payable at the same time as such Company RSUs for which substituted RSUs were assumed and substituted would have been settled pursuant to its terms.

Treatment of Company PSUs

The merger agreement provides that, unless otherwise mutually agreed by the parties to the merger agreement or Parent and the applicable holders of Company PSUs, at the effective time of the merger, each Company PSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by the merger agreement), shall be canceled and converted into the right of the holder of such Company PSU to receive an amount in cash, without interest, equal to the Company PSU consideration. At the effective time of the merger, each Company PSU that will not by its terms vest at or prior to the effective time of the merger shall be cancelled without any cash payment or other consideration.

The tables below show the number of shares underlying Company options, Company RSAs, Company RSUs and Company PSUs held by the Company’s executive officers as of August 19, 2019 and the consideration, in cash, they can expect to receive for the Company options, Company RSAs, Company RSUs and Company PSUs, assuming continued employment through both (1) the merger closing date and (2) any remaining vesting dates or an earlier qualifying termination.

Cash Payments to Executive Officers in Respect of Company Options

Executive Officer	No. of Shares Underlying Vested Company Options	No. of Shares Underlying Unvested Company Options	Company Option Consideration ($)(1)	Substitute Option Consideration ($)(2)
Scott E. Landers	66,741	—	45,900	—
Janet M. Dunlap	37,978	—	35,955	—
Steven R. Martin	50,505	—	—	—
Benjamin W. L. Semmes III	91,603	—	—	—
Brett S. Zucker	59,993	4,000	—	—
Christopher Brooks	3,625	—	—	—

(1)

The value of Company options shown in the table is based on the difference between the $19.85 per share price and the exercise price of the Company options. This column reflects the consideration the executive officers will receive for vested Company options upon the merger closing date.

(2)

The value of Company options shown in the table is based on the difference between the $19.85 per share price and the exercise price of such Company options. This column reflects the consideration the executive officers will receive upon vesting of substituted Company options, either in accordance with the original vesting schedule or upon a qualifying termination. All substituted Company options held by the Company’s executive officers have exercise prices equal to or greater than $19.85 per share.

Cash Payments to Executive Officers in Respect of Company RSAs

Executive Officer	No. of Company RSAs	Company RSA Consideration ($)(1)	Substitute RSA Consideration ($)(2)
Scott E. Landers	179,312	—	3,559,343
Janet M. Dunlap	89,270	—	1,772,010
Steven R. Martin	57,882	—	1,148,958
Benjamin W. L. Semmes III	112,193	—	2,227,031
Brett S. Zucker	49,389	—	980,372
Christopher Brooks	11,699	—	232,225

(1)	The value of Company RSAs shown in the table is based on the $19.85 per share price. This column reflects the consideration the executive officers will receive upon the merger closing date.
(2)

The value of Company RSAs shown in the table is based on the $19.85 per share price. This column reflects the consideration the executive officers will receive upon vesting of the substituted RSAs, either in accordance with the original vesting schedule or upon a qualifying termination.

Cash Payments to Executive Officers in Respect of Company RSUs

Executive Officer	No. of Company RSUs	Company RSU Consideration ($)(1)	Substitute RSU Consideration ($)(2)
Scott E. Landers	35,714	—	708,923
Janet M. Dunlap	2,245	—	44,563
Steven R. Martin	1,020	—	20,247
Benjamin W. L. Semmes III	2,449	—	48,613
Brett S. Zucker	816	—	16,198
Christopher Brooks	—	—	—

(1)	The value of Company RSUs shown in the table is based on the $19.85 per share price. This column reflects the consideration the executive officers will receive upon the merger closing date.
(2)

The value of Company RSUs shown in the table is based on the $19.85 per share price. This column reflects the consideration the executive officers will receive upon vesting of the substituted RSUs, either in accordance with the original vesting schedule or upon a qualifying termination.

Cash Payments to Executive Officers in Respect of Company PSUs

Executive Officer	No. of Company PSUs(1)	Consideration ($)(2)
Scott E. Landers	78,125	1,550,781
Janet M. Dunlap	—	—
Steven R. Martin	—	—
Benjamin W. L. Semmes III	—	—
Brett S. Zucker	—	—
Christopher Brooks	—	—

(1)	The number of Company PSUs shown equals the maximum number of Company PSUs that could be earned by the executive officer.
(2)

The value of Company PSUs shown in the table is based on the $19.85 per share price. Because all Company PSUs will be accelerated and cashed out upon the merger closing date, only one column is shown, reflecting the consideration the executive officers will receive upon the merger closing date.

Equity Award Acceleration

The Company’s equity incentive plans provide for the following treatment of awards granted under such plans in the event of a “sale event” (as defined in the relevant equity incentive plan), which will include the completion of the merger:

•

Time-Based Awards: In the event of a sale event in which awards are assumed, continued or substituted, such awards vest and become exercisable in full on the date on which the grantee’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) the termination is by us or a successor entity without “cause” or by the grantee for “good reason” (each as defined in the relevant equity incentive plan).

•

Performance-Based Awards: Only Mr. Landers holds outstanding performance-based equity awards and the award agreement governing such award provides that the award shall become vested pro rata based on the Company’s actual results through the date of such sale event.

•	Additionally, pursuant to the terms of individual restricted stock award agreements, each restricted stock award granted to our directors will become fully vested in connection with the sale event.

Severance Entitlement

Each of the Company’s executive officers (other than Christopher Brooks) is a party to an employment agreement that was in place prior to the date of the merger agreement (each, an “employment agreement”) that provides for certain severance payments to be payable in the event of certain terminations of employment within 12 months following a “change in control” of the Company. The merger will constitute a change in control of the Company for purposes of the employment agreements. In the event of (a) the termination of the executive officer’s employment by the Company without “cause” (as defined below with respect to the employment agreements); or (b) resignation by the executive officer for “good reason” (as defined below with respect to the employment agreements), in each case during the 12-month period following a change in control, each executive officer other than Christopher Brooks will be entitled to receive (i) an amount equal to 100% (or 150%, in the case of Mr. Landers) of the executive officer’s annual base salary payable in a lump sum, (ii) an amount equal to the executive officer’s target bonus, pro-rated for the number of days of employment in the year of termination,

(iii) an amount equal to one times (or 1.5 times in the case of Mr. Landers) of the executive officer’s target bonus and (iv) payment of the monthly employer contribution for health insurance for 12 months (or 18 months in the case of Mr. Landers) following termination.

Christopher Brooks is eligible to receive certain severance payments under the change in control severance pay plan in the event of certain terminations of his employment with the Company within one year following a “change in control.” Under the current terms of the change in control severance pay plan, upon a termination of employment by the Company other than for “cause” (as defined below with respect to the change in control severance pay plan) or by reason of death or “disability” (as defined in the change in control severance pay plan) or by an eligible employee for “good reason” (as defined below with respect to the change in control severance pay plan), U.S. employees of the Company who have a title of “Senior Vice President” are eligible to receive (i) any unpaid bonus for the previous year, (ii) a pro rata bonus for the year of termination, (iii) half the sum of the eligible employee’s annual base salary and annual bonus, and (iv) to the extent the eligible employee elects continuation of benefits under COBRA, up to six months of the employer contribution that the Company would have made to the eligible employee’s health insurance had he or she remained employed.

If any amounts or benefits to be paid or provided under the employment agreements, under the change in control severance pay plan, or otherwise would cause payments or benefits (or other compensation) to not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code, or any successor provision thereto (or that would subject the executive officer to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto), such payments and benefits (and other compensation) will be reduced to the extent necessary such that no portion of such payments or benefits (or other compensation) will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, the executive officer’s net after-tax benefit exceeds the net after-tax benefit such executive officer would realize if such reduction were not made. To the extent that the parties agree that any of the amounts are not parachute payments, such amounts will not be reduced.

As a condition of receiving the severance benefits under the employment agreements or change in control severance pay plan, the executive officers must timely execute and not revoke a release of claims in favor of the Company.

Assuming each executive officer experiences a qualifying termination as of August 19, 2019, the estimated aggregate value of severance payments and benefits that such executive officers would be entitled to receive is reflected in the table below.

Named Executive Officer	Severance ($)
Scott E. Landers	1,860,820
Janet M. Dunlap	643,411
Steven R. Martin	621,068
Benjamin W. L. Semmes III	806,983
Brett S. Zucker	586,903
Christopher Brooks	238,322

For purposes of the employment agreements, “cause” means (a) any act of fraud, gross misconduct or harassment that materially and adversely affects the Company; (b) any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting the Company; (c) commission of, or indictment for (if the indictment has a material adverse effect on the Company) a felony, or any misdemeanor involving moral turpitude; (d) commission, in the reasonable judgment of the Board, of an act involving a violation of the Company’s material procedures or policies; (e) a material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement and such failure continues for 30 days after written notice; (f) gross negligence or willful misconduct materially related to the executive’s job duties or responsibilities; or (g) material breach of any of the confidentiality, non-compete or non-solicit obligations under the executive’s employment agreement.

For purposes of the change in control severance pay plan, “cause” means and shall be limited to the termination of the executive officer’s employment with the Company or any subsidiary as a result of (i) the commission of any act by such executive officer constituting financial dishonesty against the Company or any subsidiary (which act would be chargeable as a crime under applicable law); (ii) such executive officer’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any subsidiary with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom the Company or any subsidiary does or might do business; or (B) expose the Company or any subsidiary to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by such executive officer to follow the directives of the Company’s chief executive officer or Board or (iv) any material misconduct, violation of the Company’s or any subsidiary’s policies, or willful and deliberate non-performance of duty by the executive officer in connection with the business affairs of the Company or any subsidiary.

For purposes of the employment agreements, “good reason” means that the executive officer has complied with the “good reason process” following the occurrence of any of the following: (a) a material diminution in responsibilities, authority or duties; (b) a material diminution in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all senior management employees; (c) a material change in the geographic location at which the executive provides services to the Company; or (d) the breach by us of any of the Company’s material obligations under the respective employment agreement.

For purposes of the change in control severance pay plan, “good reason” means that the executive has complied with the “good reason process” following the occurrence of any of the following: (a) a substantial adverse change in the nature or scope of responsibilities, authorities, powers, functions or duties; (b) a reduction in annual base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all management employees of the Company; or (c) the relocation of the offices at which the executive is principally employed to a location more than 75 miles from such offices.

For purposes of the employment agreements and change in control severance pay plan, “good reason process” means: (a) the executive notifies the Company in writing of the occurrence of the good reason condition within 60 days of the occurrence of such condition; (b) the executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “cure period”), to remedy the condition;(c) notwithstanding such efforts, the good reason condition continues to exist; and (d) the executive terminates his or her employment within 60 days after the end of the cure period.

New Management Arrangements

As of the date of this proxy statement, none of the Company, Parent or Merger Sub has entered into any employment agreements with the Company’s executive officers in connection with the merger. Prior to or following the closing of the merger, however, certain executive officers of the Company may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Continuing Employee Benefits

The merger agreement provides that, for a period of not less than one year after the effective time of the merger (which is referred to as the “continuation period”), Parent will cause the surviving corporation and its subsidiaries to maintain compensation and employee benefits (other than equity-based benefits) for each continuing employee at compensation and benefit levels that are substantially comparable in the aggregate to those in effect immediately prior to the effective time of the merger. In addition, for at least the duration of the continuation period, base compensation and target incentive compensation opportunity (each as in effect on the date of the merger agreement) will not be decreased for any continuing employee employed during the continuation period. Parent also has agreed to cause the surviving corporation and its subsidiaries to honor the employee benefit plans listed in the Company’s confidential disclosure letter.

In addition, Parent has agreed to cause the surviving corporation and its subsidiaries to pay bonuses to continuing employees (including continuing executive officers) in respect of calendar year 2019 (which are referred to as the “2019 bonuses”) (i) to continuing employees that are eligible for such bonus payments and (ii) in an amount determined by the Company’s board of directors (or a committee thereof) in good faith and in the ordinary course of business based on actual achievement of applicable performance goals, subject to a maximum cap on the aggregate amount of all 2019 bonuses set forth in the Company’s confidential disclosure letter. The 2019 bonuses will be paid by the Company or the surviving corporation, as applicable, at the time or times that the 2019 bonuses would normally be paid by the Company in the ordinary course of business (including subject to any continuing employment conditions).

The foregoing summary is qualified in its entirety by reference to the merger agreement, which is filed as Annex A hereto and is incorporated herein by reference.

Payment of Director Compensation

In exchange for their services to the Company in connection with the merger, each member of the transaction committee of the Board is entitled to receive compensation of $1,000 per meeting, subject to an overall limit of $11,000 per member. The members of the transaction committee of the Board are Pamela F. Lenehan, Eileen Campbell and Roger J. Heinen, Jr.

On the closing date, our non-management directors will be paid by the Company in cash in respect of their earned and unpaid 2019 Board compensation.

Director and Officer Indemnification

Pursuant to the terms of the merger agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement titled “The Merger Agreement – Indemnification of Directors and Officers and Insurance.”

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may become payable to the named executive officer solely as a result of the consummation of the merger (i.e., on a “single-trigger” basis) or are conditioned on a qualifying termination of employment following, or prior to and in connection with, the merger (i.e., on a “double-trigger” basis). This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The holders of common stock are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on the Company, Parent or Merger Sub. Accordingly, if the proposal to adopt the merger agreement is approved by the holders of common stock and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table below and above under “– Interests of the Company’s Directors and Executive Officers in the Merger.”

The potential payments in the table below are based on the following assumptions:

•	the relevant price per share of common stock is $19.85, which equals the per share price;

•	the effective time of the merger is August 19, 2019, which is the assumed date of the effectiveness of the merger solely for purposes of this golden parachute compensation disclosure;

•

each named executive officer’s employment is terminated by the Company without “cause” or by the executive officer for “good reason,” in each case immediately following the assumed effective time of the merger on August 19, 2019 (in either case, referred to as a “qualifying termination”);

•

each named executive officer holds the outstanding equity awards that were held by each named executive officer as of August 19, 2019, the latest practicable date before the filing of this proxy statement; and

•	the amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of August 19, 2019.

The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

The following table, footnotes and discussion describe single- and double-trigger benefits for the named executive officers. Anthony Callini, the Company’s former Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer was a named executive officer during the Company’s last full fiscal year prior to the date of the merger agreement, but his employment with the Company ended effective July 1, 2019 and he is not entitled to any payments or benefits in connection with the merger, and, accordingly, he is not included in the table below.

Potential Payments to Named Executive Officers

Named Executive Officer	Cash Severance ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Scott E. Landers	1,834,603	5,819,047	26,217	7,679,867
Janet M. Dunlap	643,411	1,816,573	—	2,459,984
Steven R. Martin	603,590	1,169,205	17,478	1,790,273
Benjamin W. L. Semmes III	789,505	2,275,644	17,478	3,082,626

(1)

As described above in “– Interests of the Company’s Directors and Executive Officers in the Merger,” these payments are “double-trigger,” as they will only be payable in the event of a qualifying termination of employment during the period beginning on the effective time of the merger and ending 12 months after such date. These payments are based on the executive officers’ base salary and target bonus levels in effect as of August 19, 2019. Accordingly, if actual base salary levels change, actual payments may be greater than those provided for above. As a condition of receiving the severance benefits under the employment agreements, the named executive officers must timely execute and not revoke a release of claims in favor of the Company.

(2)

As described in the section titled “Equity Award Acceleration,” these amounts represent the aggregate amount payable pursuant to the merger agreement to each named executive officer in respect of substituted Company options, substituted Company RSAs, substituted Company RSUs and Company PSUs held as of August 19, 2019 (assuming that the performance metrics applicable to the PSUs are deemed to be achieved at maximum levels). Payments with respect to substituted Company options, Company RSAs and substituted Company RSUs are “double trigger” and will only become payable upon vesting or in the event of a termination of employment by the Company or the surviving corporation without cause or by the named executive officer for good reason following the effective time of the merger. Payments with respect to Company PSUs are “single trigger” and will become payable solely by reason of the consummation of the merger. Only Mr. Landers has outstanding Company PSUs, pursuant to which $1,550,781 will be payable.

(3)

For Mr. Landers, these amounts are based on 18 months of continued health care coverage as elected during employment. For Messrs. Martin and Semmes, these amounts are based on 12 months of continued health care coverage as elected during employment. Ms. Dunlap has elected not to receive health plan benefits from the Company.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes certain material U.S. federal income tax considerations applicable to holders of common stock who receive cash in exchange for shares of common stock pursuant to the merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the merger. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (“IRS”) regarding any of the tax issues discussed herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the merger described herein.

This discussion assumes that holders of common stock hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of common stock in light of such holder’s individual circumstances, nor does it address U.S. state or local, non-U.S., or estate or gift taxes, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, the Medicare tax on net investment income or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not address tax considerations that may be relevant to holders of common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions, brokers or dealers in securities or currencies, mutual funds, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities and their partners or members, S corporations, tax-exempt organizations, governmental organizations, retirement or other tax-deferred accounts, insurance companies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates and former citizens or long-term residents of the United States, holders who acquired their common stock through the exercise of Company stock options or otherwise as compensation, holders who hold their common stock as part of a hedge, straddle, constructive sale, conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, real estate investment trusts, regulated investment companies, holders deemed to sell their shares of common stock under the constructive sale provisions of the Code, persons who own (directly, indirectly or constructively) an equity interest in Parent or the surviving corporation, holders who exercise appraisal rights in connection with the merger under the DGCL, and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company’s stock (by vote or value).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partnership holding common stock or a partner of a partnership holding common stock, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of the merger relevant to you.

This discussion is for informational purposes only and is not tax advice. Holders of common stock are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the merger to them in light of their particular circumstances, as well as any tax consequences of the merger arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. A U.S. holder’s adjusted tax basis in a share of common stock will generally be equal to the amount the U.S. holder paid for such share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year as of the date of the closing. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. Short-term capital gains are taxed as ordinary income rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., common stock acquired at the same time and at the same price in a single transaction). U.S. holders who own separate blocks of common stock should consult their own tax advisors with respect to these rules.

A U.S. holder may, unless an exception applies, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the merger, unless such U.S. holder provides its correct taxpayer identification number (“TIN”) on IRS Form W-9 (or if appropriate, a substitute or successor form) and certifies under penalties of perjury that such TIN is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the IRS in a timely manner and other requirements are satisfied.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the business;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S.

holder generally will be subject to a 30% tax (or tax at such lower rate as may be specified under an applicable income tax treaty) on the non-U.S. holder’s net gain realized in the merger, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the common stock, and, at any time during such period, the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurances in this regard, the Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes during the applicable five-year period.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 24%) with respect to the cash received by such non-U.S. holder pursuant to the merger, unless such non-U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person as defined under the Code) or otherwise establishes an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the IRS in a timely manner and other applicable requirements are satisfied. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE FOREGOING DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES WITH RESPECT TO ANY NON-INCOME TAX OR ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

Regulatory Approvals Required for the Merger

U.S. Antitrust

Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until notifications have been filed and certain information has been furnished to FTC and DOJ and the specified waiting period has expired or have been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on August 8, 2019, and both requested “early termination” of the waiting period. On August 16, 2019, the FTC notified the Company that early termination of the applicable waiting period under the HSR Act was granted, effective immediately. Both before and after the expiration or termination of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds.

In addition, the merger may be reviewed by the state attorneys general in the various states in which Parent and the Company operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or seek to prohibit the merger under the circumstances and based on the standards set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger. As of the date of this document, neither Parent nor the Company has been notified by any state attorney general indicating any plan to review the merger.

Other Regulatory Notifications

The parties were also required to file a merger control notification with the German Federal Cartel Office (Bundeskartellamt). The notification was submitted on August 9, 2019. The obligation of the parties to the merger agreement to consummate the merger is subject to receipt of such regulatory consents.

There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Parent’s or the Company’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

Parent and the Company believe that the merger does not raise substantial antitrust or other significant regulatory concerns. Although Parent and the Company believe that all required regulatory approvals necessary to complete the transactions contemplated by the merger agreement can be obtained, Parent and the Company cannot be certain when or if these approvals will be obtained. The parties’ obligation to complete the merger is conditioned on the receipt or waiver of all the necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement.

It is presently contemplated that if any governmental approvals or actions are deemed by Parent or the Company to be necessary or appropriate, such approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take certain actions to resolve objections under any antitrust laws. Among other things, Parent and Merger Sub have agreed unconditionally and without qualification to divest any assets, terminate any relationships, change any operations and agree to any restrictions on the activities of Parent, Merger Sub or the Company, and to contest, defend and appeal any legal proceedings, to avoid entry of or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the merger and other transactions contemplated by the merger agreement before January 25, 2020. For more information regarding these covenants, see the section of this proxy statement titled “The Merger Agreement – Reasonable Best Efforts; Antitrust Filings.”

Delisting and Deregistration of the Common Stock

If the merger is completed, the shares of common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and shares of common stock will no longer be publicly traded.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section titled “Where You Can Find Additional Information.”

The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between the Company, Parent and Merger Sub, and allocates risks between the parties, with respect to the merger and the transactions contemplated by the merger agreement.

The representations and warranties of the Company, Parent and Merger Sub contained in the merger agreement have been made solely for the benefit of the parties to the merger agreement. In addition, such representations and warranties (a) have been made only for purposes of the merger agreement, (b) have been qualified by certain documents filed with, or furnished to, the SEC by the Company prior to the date of the merger agreement, (c) are subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement, (d) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (f) have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the merger agreement is included with this proxy statement only to provide investors with information regarding the terms of the merger agreement and not to provide investors with any other factual information regarding the Company or Parent or their respective subsidiaries or businesses. Investors should not rely on the representations and warranties or any descriptions thereof as characterization of the actual state of facts or condition of the Company or Parent or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section titled “Where You Can Find Additional Information.”

The Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the merger as a wholly owned subsidiary of Parent.

Closing and Effective Time of the Merger

The closing of the merger will occur at (i) 9:00 a.m., Pacific time, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second business day after the satisfaction or waiver (to the extent permitted under the merger agreement) of all of the conditions described in the section below titled “– Conditions to the Merger” (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waivers (to the extent permitted under the merger agreement) of those conditions) or (ii) such other date or time agreed to in writing by Parent, Merger Sub and the Company, provided that, without Parent’s written consent, the closing shall not occur prior to September 30, 2019.

The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time stated in the certificate of merger and agreed to by the parties. The time that the merger becomes effective is referred to as the “effective time” of the merger.

Certificate of Incorporation and Bylaws; Directors and Officers

At the effective time of the merger, the Company’s certificate of incorporation will be amended and restated to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that all references in the certificate of incorporation of Merger Sub to its name, date of incorporation, registered office and registered agent will instead refer to the Company’s name, date of incorporation, registered office and registered agent, and any references in Merger Sub’s certificate of incorporation to its incorporator, initial board or directors or original subscribers for shares will be omitted. The merger agreement also provides that the parties will take all necessary action so that the bylaws of Merger Sub in effect immediately prior to the effective time of the merger become the bylaws of the surviving corporation.

Under the merger agreement, the parties will take all necessary action so that the directors and officers of Merger Sub as of immediately prior to the effective time of the merger become the directors and officers of the surviving corporation immediately after the effective time of the merger.

Consideration to be Received in the Merger

At the effective time of the merger, each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, owned by Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries or as to which the holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to $19.85, without interest, which is referred to as the “per share price.”

The per share price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the common stock that occurs between the date of the merger agreement and the effective time of the merger.

Treatment of Equity Awards

Vested Company options: each Company option that is unexpired, unexercised, and outstanding and vested as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to Company option consideration.

Unvested Company options: subject to compliance with Section 409A of the Code, each substituted option will remain subject to the same terms and conditions as were applicable under such Company option immediately prior to the effective time, except (i) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted options and the surviving corporation and (ii) that upon vesting of any substituted options, the holder thereof will be entitled an amount in cash equal to the substituted option consideration. If the per share exercise price of any Company option is equal to or greater than the per share price, such Company option will be cancelled without any cash payment or other consideration being made in respect thereof and will have no further force or effect.

Unvested Company RSAs: each substituted RSA will remain subject to the same terms and conditions as were applicable under such Company RSA immediately prior to the effective time, except (A) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSAs and the surviving corporation and (B) that upon vesting of any substituted RSAs, the holder thereof will be entitled to an amount in cash, without interest, equal to the substituted RSA consideration, payable at the same time as such Company RSAs for which substituted RSAs were assumed and substituted would have been settled pursuant to its terms.

Vested Company RSUs: each Company RSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the merger), will be canceled and converted into the right of the holder of such Company RSU to receive the Company RSU consideration.

Unvested Company RSUs: subject to compliance with Section 409A of the Code, each substituted RSU will remain subject to the same terms and conditions as were applicable under such Company RSU immediately prior to the effective time, except (A) for changes to certain terms and conditions rendered inoperative by reason of the merger or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the substituted RSUs and the surviving corporation and (B) that upon vesting and settlement of any substituted RSUs, the holder thereof will be entitled to the substituted RSU consideration, payable at the same time as such Company RSUs for which substituted RSUs were assumed and substituted would have been settled pursuant to its terms.

Company PSUs: each Company PSU that is outstanding and vested by its terms immediately prior to the effective time (taking into account any accelerated vesting thereof as a result of the merger), will be canceled and converted into the right of the holder of such Company PSU to receive the Company PSU consideration. Each Company PSU that will not by its terms vest at or prior to the effective time will be cancelled without any cash payment or other consideration being made in respect thereof and will have no further force or effect.

Procedure for Receiving Merger Consideration

Not less than three business days before the closing of the merger, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as payment agent for the Company stockholders to receive the per share price in exchange for shares of common stock. At or substantially contemporaneous with the closing, Parent will deposit, or cause to be deposited, with the payment agent funds sufficient to pay the aggregate merger consideration (which is referred to as the “exchange fund”).

Promptly following the effective time of the merger (but not more than five business days after the effective time), Parent and the surviving corporation will cause the payment agent to mail to each holder of record of common stock as of immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the holder’s certificates and uncertificated shares in exchange for the per share price. Upon surrender of certificates for cancellation to the payment agent together with such letter of transmittal (in the case of shares represented by certificates), or upon receipt by the payment agent of an “agent’s message” (in the case of uncertificated shares), the holders of such shares will be entitled to receive, and the payment agent will promptly pay, an amount in cash equal to the per share price multiplied by the aggregate number of such shares so exchanged, less any applicable withholding taxes payable in respect thereof. Until so surrendered, certificates for shares and uncertificated shares of common stock will be deemed from and after the effective time of the merger to evidence only the right to receive the per share price, without interest, payable in respect thereof pursuant to the merger agreement. Any portion of the exchange fund that remains undistributed to holders of shares of common stock on the one-year anniversary of the effective time of the merger will be delivered to Parent upon demand, and any holders of shares of common stock that were issued and outstanding immediately before the effective time of the merger who have not surrendered or transferred their stock certificates or uncertificated shares to the payment agent for exchange as described above will thereafter look for payment of the per share price payable in respect of such shares solely to Parent (which will remain responsible for payment of the per share price in exchange for such shares, subject to abandoned property, escheat or similar laws and the other terms of the merger agreement). You should not send in your common stock certificates until you receive a letter of transmittal with instructions from the payment agent. Do not send common stock certificates with your proxy card.

Following the effective time of the merger, each holder of common stock will cease to have any rights with respect to such common stock, except for the right to receive the per share price or, in the case of stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL, such rights as are provided by Section 262 of the DGCL.

If your common stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the per share price by making an affidavit to that effect and, if required by Parent or the payment agent, posting a bond in such reasonable amount as it may determine as indemnity against any claim that may be made against Parent, the surviving corporation or the payment agent with respect to your lost, stolen or destroyed common stock certificate.

Pursuant to the merger agreement, the payment agent, Parent and the surviving corporation may deduct and withhold from any cash amounts payable under the merger agreement to any holder or former holder of shares of common stock or company stock-based awards (including Company PSUs) such amounts as are required to be deducted or withheld pursuant to any tax laws.

Representations and Warranties

In the merger agreement, the Company, Parent and Merger Sub made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

•

due incorporation or organization (as applicable to its specific type of entity form), valid existence and good standing, and power and authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	required governmental filings, consent and approval of governmental entities in connection with the merger agreement and the merger;

•	the absence of any violation of or conflict with such party’s organizational documents or applicable laws as a result of entering into the merger agreement and consummating the merger;

•	the absence of certain legal proceedings and orders; and

•	the absence of undisclosed finder’s or other fees.

In addition to the foregoing, the merger agreement contains representations and warranties made by the Company to Parent and Merger Sub, including regarding:

•	the approval of the merger agreement by the Board and recommendation that the stockholders vote to adopt the merger agreement;

•	the receipt of J.P. Morgan’s fairness opinion;

•	the inapplicability of certain state takeover statutes to the merger;

•	the stockholder approvals required to consummate the merger;

•	the Company’s and its subsidiaries’ capitalization and capital structure;

•	the due incorporation or organization, good standing, power and authority and qualifications of the Company’s subsidiaries;

•	the accuracy and sufficiency of the reports and financial statements filed with the SEC;

•	internal controls over financial reporting;

•	the indebtedness of the Company;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes or events and;

•	the conduct of business in the ordinary course of business since December 31, 2018 through the date of the merger agreement;

•	material contracts;

•	real property;

•	environmental matters;

•	intellectual property;

•	data privacy;

•	tax matters;

•	employee compensation and benefits matters;

•	labor matters;

•	compliance with applicable laws (including trade control and anti-corruption laws);

•	insurance; and

•	related party transactions.

In addition, the merger agreement contains representations and warranties made by Parent and Merger Sub to the Company, including regarding:

•	ownership of common stock;

•	operations of Parent and Merger Sub since their respective formations;

•	the absence of any required vote or approval of the members or holders of any capital stock or similar equity interest of Parent to adopt the merger agreement and consummate the merger;

•	the equity and debt commitment letters and transactions contemplated thereby, sufficiency of funds and the limited guarantee;

•

the absence of undisclosed arrangements between Parent, Merger Sub or any of their affiliates, on the one hand, and any stockholder, director, officer, employee or affiliate of the Company, on the other hand;

•	Parent and Merger Sub’s solvency;

•	the accuracy of information supplied to the Company for inclusion or incorporation by reference in this proxy statement; and

•

the exclusivity of the representations and warranties made by the Company to Parent and Merger Sub in the merger agreement, and Parent and Merger Sub’s non-reliance on any other representations by or on behalf of the Company.

Significant portions of the representations and warranties of the Company are qualified as to “materiality,” a “Company material adverse effect” or the “knowledge” of the Company, and certain portions of the representations and warranties of Parent and Merger Sub are qualified as to “materiality.” Under the merger agreement, a “Company material adverse effect” means any fact, change, event, violation, inaccuracy, effect, occurrence or circumstance that, individually or taken together with all other effects (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation of the merger, except that, with respect to clause (A) only, none of the following (by itself or when aggregated) constitutes or is taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;*

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;*

•	changes in conditions in the industries in which the Company and its subsidiaries conduct business;*

•	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;*

•

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;*

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions, epidemics, pandemics or other force majeure events or acts of God in the United States or any other country or region in the world;*

•

any effect resulting from the negotiation, execution, delivery, announcement, pendency, performance, compliance with the terms of or consummation of the merger agreement or the transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third person;

•

any effect that arises out of or relates to the identity of Parent or any of its affiliates as the acquirer of the Company, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, suppliers, customers, partners, vendors or any other third party person;

•

the compliance by the Company or its subsidiaries, affiliates or representatives with the terms of the merger agreement, including any action taken or refrained from being taken pursuant to, in accordance with, expressly contemplated by or expressly required by the merger agreement, the confidentiality agreement or the Company’s confidential disclosure letter to Parent;

•

any action taken or refrained from being taken by the Company or any of its subsidiaries to which Parent has expressly approved, consented to or requested in writing following the date of the merger agreement;

•

changes or proposed changes in United States generally accepted accounting principles or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);*

•	changes in the price or trading volume of the common stock or changes or prospective changes to the Company’s credit rating;

•

any failure by the Company or any of its subsidiaries to meet public estimates or expectations of financial performance or results of operations for any period or any internal budgets, plans, or projections;

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

•	any litigation relating to the merger or other transactions contemplated by the merger agreement; and

•

any breach, violation or non-performance by Parent or Merger Sub of any of their respective obligations under the merger agreement or any effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates;

except, in the case of the seven bullets marked with an asterisk above, to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other companies of a similar size operating in the industries in which the Company and its subsidiaries conduct business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there occurred a “Company material adverse effect.”

In addition, references to the “knowledge” of the Company generally mean the actual knowledge of Scott E. Landers (President and Chief Executive Officer), Anthony Callini (former Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary), Steven R. Martin (Executive Vice President, Chief Technology Officer), Brett S. Zucker (Executive Vice President, Chief Marketing Officer), Benjamin W.L. Semmes (Executive Vice President, Chief Revenue Officer), and Janet M. Dunlap (Executive Vice President, Chief Administrative Officer, General Counsel and Secretary), in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

The representations and warranties of the Company, Parent and Merger Sub will expire upon the effective time of the merger.

Covenants Regarding Conduct of Business by the Company Pending the Effective Time

Except as otherwise contemplated by the merger agreement, set forth in the Company’s confidential disclosure letter to Parent, required by applicable law or approved by Parent (which approval may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the earlier of the effective time of the merger agreement or the termination of the merger agreement, the Company and its subsidiaries will use commercially reasonable efforts to, among other things:

•	maintain their existence in good standing;

•	conduct their business and operations in the ordinary course of business;

•	preserve their material assets, properties, contracts, licenses and business organizations in all material respects;

•	keep available the services of their current officers and key employees; and

•	preserve the current relationships with material customers, suppliers, distributors, and other entities with which the Company and its subsidiaries has business relations.

In addition, except as otherwise required by the merger agreement, set forth in the Company’s confidential disclosure letter to Parent, required by applicable law or approved by Parent (which approval may not be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries may not, among other things:

•	amend their charter, by-laws or other similar organizational documents;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

other than pursuant to the vesting, or exercise of vested, Company stock-based awards that are outstanding as of the date of the merger agreement (and only in accordance with the terms of the merger agreement) issue, sell, deliver or agree to issue, sell or deliver any Company securities;

•

directly or indirectly acquire, repurchase or redeem any securities, except for repurchases of Company securities pursuant to the terms and conditions of Company stock-based awards outstanding as of the date of the merger agreement or transactions between the Company and any of its direct or indirect subsidiaries;

•	adjust, split, combine or reclassify any shares of capital stock;

•

declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock, except for cash dividends made by any subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

•	pledge or encumber any shares of its capital stock or other equity or voting interest;

•	modify the terms of any shares of its capital stock or other equity or voting interest;

•

incur, assume or suffer any indebtedness for borrowed money or issue any debt securities, except: (1) trade payables in the ordinary course of business; (2) loans or advances to subsidiaries of the Company; (3) letters of credit in the ordinary course of business and for less than $500,000 in the aggregate; (4) indebtedness incurred under the Company’s revolving credit facility in the ordinary course of business, subject to a maximum amount set forth in the Company’s confidential disclosure letter; and (5) other indebtedness for borrowed money in an aggregate principal amount not to exceed $1,000,000;

•

assume, guarantee, endorse or otherwise become liable for the obligations of any other person, except subsidiaries and any indemnification and advancement obligations under the Company’s or subsidiaries’ charter, by-laws or comparable organizational documents or under indemnification agreements;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary), except for: (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses in the ordinary course of business; and (3) advancement obligations under the Company’s and its subsidiaries’ charter, by-laws, comparable organizational document or under indemnification agreements;

•

acquire, lease, license, sell, abandon, transfer, assign, guarantee, exchange, mortgage, pledge or otherwise encumber any assets, or create any lien thereupon, in each case in excess of $500,000 individually, or $1,000,000 in the aggregate in the case of acquisitions and $500,000 individually, or $1,000,000 in the aggregate in the case of dispositions, other than: (1) the sale, lease or licensing of products or services in the ordinary course of business; (2) the acquisition of inventory in the ordinary course of business; (3) capital expenditures otherwise permitted by the merger agreement; (4) in connection with financing transactions otherwise permitted by the merger agreement; (5) dispositions of obsolete or worthless personal property in the ordinary course of business; or (6) permitted liens;

•

enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any employee benefit plan, increase the compensation of or pay any special bonus to any director, officer, employee, consultant, former employee, independent contractor, or other service provider, or pay any material benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any employee benefit plan as in effect as of the date of the merger agreement, in each case except: (1) as required by applicable law or the terms of any employee benefit plan in effect on the date of the merger agreement; (2) in connection with any new employee hires whose annual salary is less than $150,000 in the ordinary course of business; or (3) for increases in compensation, annual bonus targets and other benefits for employees below the level of vice president and whose annual salary is less than $150,000, in the ordinary course of business;

•

enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, independent contractor, consultant, or other service provider;

•

settle, release, waive or compromise any pending or threatened material legal proceeding, except for settlements: (A) reflected or reserved against in the Company’s audited balance sheet; (B) for solely monetary payments of no more than $200,000 individually and $500,000 in the aggregate; (C) in favor of the Company and its subsidiaries in the ordinary course of business; or (D) for solely monetary payments covered by insurance;

•

except as required by applicable law or United States generally accepted accounting principles, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business, or make any material change in any of its accounting principles or practices;

•

make or change any material tax election; settle, consent to or compromise any material tax claim or surrender a right to a material tax refund other than settlements, compromises or surrenders not to exceed $100,000 individually and $250,000 in the aggregate; file an amended tax return that could materially increase the taxes payable by the Company and its subsidiaries; or enter into a closing agreement with any governmental authority regarding any material tax;

•

incur any capital expenditure, other than: (1) consistent with the Company’s capital expenditure budget, (2) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident that are covered by insurance or (3) otherwise in an aggregate amount not to exceed $150,000 in the aggregate in each three-month period after the date of the merger agreement;

•	enter into, modify, amend or terminate any material contract, except in the ordinary course of business, or any other contract if doing so would have a Company material adverse effect;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	engage in any transaction with affiliates that would be required to be disclosed under SEC rules;

•	effectuate a plant closing, mass layoff or other employee layoff event affecting or implicating in whole or in part any site of employment, facility, operating unit or employee;

•	grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

•

acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or enter into any joint venture, legal partnership, limited liability corporation or similar arrangement with any third person;

•	enter into any collective bargaining agreement or other contract with any labor organization or works council;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

accelerate, in any material respect, the receipt of any collections or accounts receivable, sell or ship products or deliver services ahead of normally maintained schedules or engage in any practice that would reasonably be considered “channel stuffing” or “trade loading” or delay or postpone, in any material respect, any accounts payable or other payables or expenses; or

•	enter into, authorize any of, or agree or commit to take any of the foregoing actions.

Go-Shop Period; No-Shop Period; Company Board Recommendation Change

Go-Shop Period

During the period (which is referred to as the “go-shop period”) beginning on the date of the merger agreement and continuing until 12:00 p.m., Eastern time, on August 25, 2019 (which is referred to as the “no-shop period start date”), the Company and its representatives were permitted to:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an “acquisition proposal” (as defined below);

•

subject to entry into an “acceptable confidentiality agreement” (as defined below), furnish to any person (and its representatives and prospective equity and debt financing sources) any non-public information relating to the Company or its subsidiaries or afford to any person (and its representatives and prospective equity and debt financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal, provided, that the Company must, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives or its prospective equity and debt financing sources; and

•	participate or engage in discussions or negotiations with any Person with respect to an acquisition proposal.

As used in the merger agreement, the term “acquisition proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an “acquisition transaction,” which is defined in turn as any transaction or series of related transactions (other than the merger) involving:

•

any purchase or other acquisition by any person or group, whether from the Company or any other person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer;

•

any purchase (including by way of merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any person or group of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company and its subsidiaries, taken as a whole; or

•

any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any person or group would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

Also as used in the merger agreement, the term “acceptable confidentiality agreement” means an agreement with the Company that contains customary provisions requiring the counterparty thereto (and any of its affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into between the Company and HGGC (which is referred to as the “confidentiality agreement”). Furthermore, any such agreement with the Company that is executed, delivered and effective after the execution and delivery of the merger agreement that is in the form and substance of the confidentiality agreement agreed to between the Company and HGGC and attached to the Company confidential disclosure letter to Parent will be deemed to be an acceptable confidentiality agreement.

Finally, the term “superior proposal” means any bona fide written acquisition proposal on terms that the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the person making the proposal and other aspects of the acquisition proposal that the Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company’s stockholders (in their capacity as such) than the merger (taking into account any revisions to the merger agreement made or proposed in writing by Parent prior to the time of such determination). However, for purposes of the reference to an “acquisition proposal” in this definition, all references to “20%” in the definition of “acquisition transaction” will be deemed to be references to “50%.” For more information regarding the results of the go-shop period, see the section titled “Background of the Merger.”

No-Shop Period

From and after the “no-shop period start date,” the Company, and will cause its subsidiaries and its and their directors and officers to, and will instruct and use its reasonable best efforts to cause its representatives to, (i) cease any solicitations, discussions or negotiations with any person that could reasonably be expected to lead to an acquisition proposal and request the prompt return or destruction of all non-public information concerning the Company and its subsidiaries provided to any such person and (ii) until the earlier of the termination of the merger agreement and the effective time of the merger, not:

•

solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist the making, submission or announcement of any proposal, inquiry or offer that constitutes, or is reasonably expected to lead to, an acquisition proposal;

•

furnish to any person (other than to Parent, Merger Sub or their designees) or its representatives any non-public information relating to the Company and its subsidiaries or any acquisition proposal, or afford any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of an acquisition proposal;

•	participate or engage in discussions or negotiations with any person with respect to an acquisition proposal (other than informing such persons of these restrictions in the merger agreement); or

•

enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction, other than an acceptable confidentiality agreement (which is referred to as an “alternative acquisition agreement”).

However, between the no-shop period start date and the adoption of the merger agreement by the Company’s stockholders, if the Company or any of its representatives receives an acquisition proposal that did not result from any material breach of the Company’s go-shop period or no-shop period covenants, then (i) the Company and its representatives may contact the person or group making the acquisition proposal solely to clarify its terms and conditions or, if it was made orally, to request that it be made in writing and (ii) if the Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, then the Company and the Board (or a committee thereof) may, directly or indirectly through one or more of their representatives:

•	participate or engage in discussions or negotiations with the Person or group making the acquisition proposal and its or their representatives regarding such acquisition proposal; and

•

enter into an acceptable confidentiality agreement with the person or group making such acquisition proposal and furnish, or provide access to, pursuant to such acceptable confidentiality agreement any non-public information relating to the Company and its subsidiaries or their businesses, properties, assets, books, records or other non-public information, or provide access to any personnel of the Company and its subsidiaries; provided, that the Company must, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives.

In addition, the merger agreement expressly provides that, from the date of the merger agreement to the earlier of the termination of the merger agreement and the effective time of the merger, the Company will not be required to enforce, and will be permitted to waive or release, any provision of any standstill or confidentiality agreement solely to the extent that such provision has the effect of prohibiting or purports to prohibit making a confidential acquisition proposal to the Board (or any committee thereof).

Company Board Recommendation Change

Except as provided below, the Board (or a committee thereof) may not make a “Company board recommendation change” (as defined below) or cause or permit the Company and its subsidiaries to enter into an alternative acquisition agreement. The term “Company board recommendation change” means any of the following actions:

•

to withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify the Company board of directors’ recommendation that stockholders adopt the merger agreement (which is referred to as the “Company board recommendation”) in a manner adverse to Parent in any material respect;

•	to adopt, approve, endorse, recommend or otherwise declare advisable an acquisition proposal;

•	to fail to publicly reaffirm the Company board recommendation within ten business days after Parent so requests in writing;

•

to take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or

•	to fail to include the Company board recommendation in this proxy statement.

However, at any time before the Company’s stockholders adopt the merger agreement, the Board (or a committee thereof) may make a Company board recommendation change in response to an “intervening event” (as defined below) if (i) the Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the directors’ fiduciary duties, (ii) the Company has provided prior written notice to Parent at least five business days in advance that the Company intends to make a Company board recommendation change and describing the intervening event in reasonable detail, and (iii) before effecting the Company board recommendation change, the Company and its representatives, during such five business day period, (and for each subsequent material modification to a superior proposal, over a three business day period), must have negotiated with Parent and its representatives in good faith (to the extent Parent desires to so negotiate) to adjust the terms and conditions of the merger agreement so that the Board (or committee thereof) would no longer determine that a failure to make a Company board recommendation change in response to the intervening event would be inconsistent with the directors’ fiduciary duties and permitted Parent and its representatives an opportunity to make a presentation to the Board regarding the merger agreement and any adjustments to it (to the extent Parent requests to make such a presentation).

As used in the merger agreement, the term “intervening event” means any material event, development, discovery, change or circumstance with respect to the Company that (i) was not known to, or reasonably expected by, the Board as of the date of the merger agreement and (ii) does not relate to any acquisition proposal or the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the merger agreement, or changes after the date of the merger agreement in the market price or trading volume of the common stock or the credit rating of the Company.

In addition, at any time before the Company’s stockholders adopt the merger agreement, if the Company has received a bona fide acquisition proposal, whether during the go-shop period or after the no-shop period start date, that the Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal and which did not result from any material breach of the Company’s go-shop or no-shop covenants, then the Board (or a committee thereof) may (i) make a Company board recommendation change or (ii) authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such acquisition proposal if and only if:

•

the Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties;

•	the Company has complied in all material respects with its go-shop and no-shop covenants with respect to such acquisition proposal;

•

the Company has provided prior written notice to Parent at least five business days in advance that the Company intends to make a Company board recommendation change or to terminate the merger agreement and describing the material terms of the acquisition proposal (including the identity of the person or group making such acquisition proposal), provided that each time material modifications to such acquisition proposal determined to be a superior proposal are made, the Company must notify Parent of such modification and such five business day time period will recommence and be extended for three business days from the date of such notification;

•

before effecting the Company board recommendation change or termination, the Company and its representatives, during such five business day period, (and for each subsequent material modification to a superior proposal, over a three business day period), must have negotiated with Parent and its representatives in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the acquisition proposal would cease to constitute a superior proposal and permitted Parent and its representatives an opportunity to make a presentation to the Board regarding the merger agreement and any adjustments to it (to the extent Parent requests to make such a presentation); and

•

if the merger agreement is terminated to enter into an alternative acquisition agreement with respect to such acquisition proposal, the Company has validly terminated the merger agreement in accordance with its applicable termination provisions, including paying or causing to be paid the Company termination fee (as summarized below).

The merger agreement also requires that the Company, from the date of the merger agreement to the earlier to occur of the termination of the merger agreement and the effective time of the merger, promptly (within 24 hours) notify Parent in writing of the receipt by the Company or, to the knowledge of the Company, its representatives of any acquisition proposal, the identity of the person or group making the acquisition proposal and the material terms of the acquisition proposal. Thereafter, the Company also must keep Parent reasonably informed, on a reasonably prompt basis, of the status of such acquisition proposal and any discussions or negotiations regarding it, including any changes to such acquisition proposal.

Reasonable Best Efforts; Antitrust Filings

Parent, Merger Sub and the Company have each agreed to use their reasonable best efforts to consummate and make effective, in the most expeditious manner practicable, the merger, including by, (i) causing the conditions of the merger to be satisfied, (ii) obtaining all governmental consents, waivers, approvals, orders and making all governmental filings that are necessary or advisable to consummate the transactions contemplated by the merger, (iii) obtaining all required consents, waivers, approvals and orders with regard to any material contracts and (iv) executing and delivering any contracts reasonably necessary to consummate the merger.

In addition, Parent and the Company have each agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other required filings under applicable non-U.S. antitrust law and to use reasonable best efforts to cause the expiration of any applicable waiting periods and to obtain any required consents under all applicable antitrust laws as soon as practicable. In furtherance of the foregoing, Parent and Merger Sub have agreed unconditionally and without qualification to divest any assets, terminate any relationships, change any operations and agree to any restrictions on the activities of Parent, Merger Sub or the Company, and to contest, defend and appeal any legal proceedings, to avoid entry of or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the merger and other transactions contemplated by the merger agreement before 11:59 p.m. Pacific time, on January 25, 2020.

Proxy Statement; Company Stockholder Meeting

The Company has agreed to prepare and file with the SEC this proxy statement promptly following the date of the merger agreement (and in any event by August 26, 2019 unless otherwise agreed to in writing by Parent and the Company) and to use reasonable best efforts to cause the preliminary proxy statement to be disseminated to the Company’s stockholders as promptly as reasonably practicable following confirmation from the SEC that it will not review, or that it has completed its review of, this proxy statement, except that that the Company is not required to mail the proxy statement before August 26, 2019.

The Company also has agreed to take all action necessary in accordance with the DGCL, the Company’s organizational documents and the rules of NASDAQ to establish a record date and duly call, give notice of and convene a meeting of the Company’s stockholders as promptly as reasonably practicable following the mailing of this proxy statement to the Company’s stockholders for purpose of obtaining the stockholders’ adoption of the merger agreement, provided that the Company is not required to hold the meeting before the no-shop period start date. Within one business day after the execution of the merger agreement (and thereafter, upon the reasonable request of Parent), the Company will conduct a broker search for a record date for the special meeting that is twenty business days after the date of the broker search. In addition, the merger agreement expressly provides that nothing prevents the Company from postponing or adjourning the stockholders meeting if (i) a quorum is not present in person or represented by proxy at the meeting, (ii) required by applicable law, order or a request from the SEC or its staff, (iii) the Company has notified Parent that the Board (or a committee thereof) intends to make a Company board recommendation change and the applicable notice period required by the Company’s go-shop and no-shop covenants will not have expired before the then-scheduled meeting date and time, or (iv) the Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by applicable law in order to give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to the stockholders.

In addition, unless the merger agreement has been terminated, the Company has agreed to submit the merger agreement to a vote of the Company’s stockholders even if the Board (or a committee thereof) has made a Company board recommendation change.

Financing Cooperation

The Company will use its reasonable best efforts, and will cause it each of its subsidiaries, and their respective affiliates and representatives to use their respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing, including:

•

participate (and causing senior management and representatives, with appropriate seniority and expertise, of the Company to participate) in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the debt financing;

•

assist Parent and the financing sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda and similar documents required in connection with the debt financing; (B) offering documents, prospectuses, memoranda and similar documents, in each case required in connection with the debt financing; and (C) pro forma financial information and financial statements of the surviving corporation;

•

assist Parent in connection with the preparation, registration, and execution of any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents (including schedules thereto) as may be reasonably requested by Parent or the financing sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the debt financing, it being understood that such documents will not take effect until the effective time;

•	to the extent readily available, furnishing Parent with customary financial information of the Company and its subsidiaries reasonably requested by Parent in connection with the debt financing;

•	cooperate reasonably with Parent and the financing sources in the due diligence efforts of the financing sources and otherwise satisfying the conditions precedent to receipt of the debt financing;

•

facilitate the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the closing;

•

deliver notices of prepayment within the time periods required by the credit facility and obtaining the customary payoff letters in form and substance reasonably acceptable to Parent, lien terminations and instruments of discharge, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the closing of all indebtedness;

•

provide authorization or representation letters to the financing sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company and its subsidiaries;

•

take all customary corporate and other actions, subject to the occurrence of the closing, reasonably requested by Parent to (A) permit the consummation of the debt financing (including distributing the proceeds of the debt financing, if any, obtained by any subsidiary of the Company to the surviving corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the debt financing, including any high-yield debt financing, by the surviving corporation or any of its subsidiaries concurrently with or immediately following the effective time; and

•

promptly furnishing (and in any event at least three business days prior to the closing) Parent and the financing sources with all documentation and other information about the Company and its subsidiaries as is reasonably requested by Parent relating to applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the beneficial ownership certification required by 31 C.F.R. § 1010.230.

Indemnification of Directors and Officers and Insurance

Parent has agreed to cause the surviving corporation and its subsidiaries to honor and fulfill the obligations of the Company and its subsidiaries pursuant to any indemnification agreements with any of their respective current or former directors and officers (who are referred to as the “indemnified persons”) for any acts or omissions by such indemnified persons occurring before the effective time of the merger, as well as until the sixth anniversary of the effective time of the merger to cause their certificates of incorporation, by-laws and other similar organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company’s and its subsidiaries’ certificates of incorporation, by-laws and other similar organizational documents as of the date of the merger agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

Under the merger agreement, until the sixth anniversary of the effective time of the merger, Parent has agreed to cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted by applicable law, each indemnified person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such legal proceeding arises out of or pertains to (i) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates that occurred before the effective time of the merger and (ii) the transactions contemplated by the merger agreement, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if an indemnified person delivered to Parent a written notice asserting a claim for indemnification under the merger agreement before the sixth anniversary of the effective time of the merger, then the claim asserted in such notice will survive the sixth anniversary of the effective time of the merger until such claim is fully and finally resolved.

From the effective time of the merger until the sixth anniversary of the effective time of the merger, Parent has also agreed to cause the surviving corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (which is referred to as “D&O insurance”) in respect of acts or omissions occurring before the effective time of the merger on terms equivalent to those of the D&O insurance. However, if annual premiums for such coverage would be in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (which 300% amount is referred to as the “maximum annual premium”), then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In addition, before the effective time of the merger, the Company may purchase a prepaid “tail” policy with respect to the D&O insurance so long as the annual cost for such “tail” policy does not exceed the maximum annual premium, in which case Parent is required to cause the surviving corporation to maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

The indemnified persons are third party beneficiaries of these indemnification covenants in the merger agreement, and the indemnification obligations of Parent and the surviving corporation under the merger agreement may not be terminated, amended or otherwise modified in any manner that adversely affects any indemnified person (or any other person who is a beneficiary pursuant to the D&O insurance or the “tail” policy referred above (and their heirs and representatives)) without the prior written consent of such affected indemnified person or other person.

Employee Benefits Matters

The merger agreement provides that, for a period of not less than one year after the effective time of the merger (which is referred to as the “continuation period”), Parent will cause the surviving corporation and its subsidiaries to maintain compensation and employee benefits (other than equity-based benefits) for each continuing employee at compensation and benefit levels that are substantially comparable in the aggregate to those in effect immediately prior to the effective time of the merger. In addition, for at least the duration of the continuation period, base compensation and target incentive compensation opportunity (each as in effect on the date of the merger agreement) will not be decreased for any continuing employee employed during the continuation period. Parent also has agreed to cause the surviving corporation and its subsidiaries to honor the employee benefit plans listed in the Company’s confidential disclosure letter.

In addition, Parent has agreed to cause the surviving corporation and its subsidiaries to pay bonuses to continuing employees in respect of calendar year 2019 (which are referred to as the “2019 bonuses”) (i) to continuing employees who remain employed through December 31, 2019 (whether or not employed on the payment date) that are eligible for such bonus payments and (ii) in an amount determined by the Board (or a committee thereof) in good faith and in the ordinary course of business consistent with past practice and based on actual achievement of applicable performance goals, subject to a maximum cap on the aggregate amount of all 2019 bonuses set forth in the Company’s confidential disclosure letter. The 2019 bonuses will be paid by the Company or the surviving corporation, as applicable, at the time or times that the 2019 bonuses would normally be paid by the Company in the ordinary course of business (including subject to any continuing employment conditions).

The merger agreement expressly provides that the foregoing employee benefits covenants do not guarantee employment for any period of time, preclude Parent, the surviving corporation or any of their subsidiaries to terminate any continuing employee for any reason or create any third party beneficiary rights in favor of any person, among other things.

Other Agreements

The merger agreement contains additional agreements between the Company, on the one hand, and Parent and Merger Sub, on the other hand, relating to, among other things:

•

the equity and debt financings pursuant to the equity and debt commitment letters, debt financing cooperation and repayment and discharge of the Company’s revolving credit facility by Parent promptly following the effective time of the merger;

•	Parent and Merger Sub’s access to Company information;

•	notification of certain matters;

•	consultations regarding public statements and disclosure;

•	litigation relating to the transactions contemplated by the merger agreement; and

•	any cash repatriation efforts requested by Parent or Merger Sub.

Conditions of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time of the merger, including the following:

•	adoption of the merger agreement by the Company’s stockholders;

•	expiration or early termination of any applicable waiting period under the HSR Act and receipt of all clearances, approvals and or authorizations required by the antitrust laws of Germany; and

•	the absence any legal or regulatory restraints enjoining or otherwise prohibiting or making illegal the consummation of the merger.

Parent and Merger Sub’s obligations to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties made by the Company relating to organization, good standing, corporate power, enforceability, anti-takeover laws, certain aspects of the Company’s capitalization, brokers and the absence of any Company material adverse effect being true and correct in all material respects as of the date on which the closing occurs as if made on and as of such date;

•

the representation and warranties made by the Company relating to certain aspects of the Company’s capitalization being true and correct in all respects as of the date on which the closing occurs as if made on and as of such date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate, that is more than $3,000,000;

•

the other representations and warranties made by the Company in the merger agreement being true and correct as of the date on which the closing occurs as if made on and as of such date, except for such failures to be true and correct that would not have a Company material adverse effect;

•	the Company’s performance and compliance in all material respects with all covenants, obligations and conditions required to be performed or complied with by the Company at or before the closing;

•	receipt by Parent and Merger Sub of a certificate signed by an executive officer of the Company certifying to the satisfaction of the two conditions mentioned immediately above; and

•	the absence of a Company material adverse effect having occurred after the date of the merger agreement that is continuing as of the effective time.

The Company’s obligations to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties made by Parent and Merger Sub set forth in the merger agreement being true and correct on and as of the date on which the closing occurs as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the merger agreement;

•

Parent’s and Merger Sub’s performance and compliance in all material respects with all covenants, obligations and conditions required to be performed or complied with by Parent and Merger Sub at or before the closing; and

•	receipt by the Company of a certificate signed by a duly authorized officer of each of Parent and Merger Sub certifying to the satisfaction of the two conditions mentioned immediately above.

The merger agreement does not contain any financing-related closing condition. Parent and Merger Sub each acknowledge and agree that obtaining the debt financing is not a condition to the closing.

Notwithstanding anything to the contrary in the merger agreement, none of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the merger and other transactions contemplated by the merger agreement or for terminating the merger agreement and abandoning the merger, on the failure of any of the foregoing conditions precedent to be satisfied if such party’s breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or failure to perform fully its obligations under the merger agreement in any manner has primarily caused or resulted in a failure of any such condition to be satisfied or otherwise have given rise to a right of termination of the merger agreement.

The Company, Parent and Merger Sub can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

The merger agreement may be terminated and the merger abandoned in the following circumstances:

•	by mutual written agreement of Parent and the Company at any time prior to the effective time of the merger;

•	by either Parent or the Company at any time prior to the effective time of the merger if:

•

any permanent injunction, judgment, order, or legal or regulatory restraint that has become final and non-appealable, or any statute, rule or regulation has been enacted, that prohibits or makes illegal the consummation of the of the merger, except that the right to so terminate the merger agreement will not be available to any party that has failed to comply with its reasonable best efforts covenants to make any of the foregoing restraints not applicable to the merger;

•

the effective time of the merger has not occurred by 11:59 p.m. Pacific time, on January 25, 2020 (which is referred to as the “termination date”), except that this right to so terminate the merger agreement will not be available to Parent if the Company has the right to terminate the merger agreement due to Parent’s breach or failure to close when so required (each as summarized below), will not be available to the Company if Parent has the right to terminate the merger agreement due to the Company’s breach (as summarized below) or any party whose failure to act has been the primary cause of or primarily resulted in either the failure of a closing condition to be satisfied by, or the failure of the effective time of the merger to have occurred by, the termination date (a “termination date termination”); or

•	the Company’s stockholders fail to adopt the merger agreement at the special meeting (a “stockholder vote termination”);

•	by Parent if:

•

at any time prior to the effective time of the merger, the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement so as to cause any condition precedent protecting only the Company not to be satisfied, subject to a 45 day notice and cure opportunity if the breach is capable of being cured by, the termination date (except that this right to terminate the merger agreement will not be available to Parent if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants so as to cause certain conditions precedent to Parent’s and Merger Sub’s obligations to consummate the merger agreement are not satisfied) (a “Company breach termination”); or

•

at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Board (or a committee thereof) makes a Company board recommendation change and Parent exercises this right to terminate within ten business days following the date on which this right first arose (a “recommendation change termination”); and

•	by the Company if:

•

at any time prior to the effective time of the merger, Parent or Merger Sub has breached or failed to perform in any material respect any of their respective representations warranties, covenants or other agreements contained in the merger agreement so as to cause any condition precedent protecting only Parent and Merger Sub not to be satisfied, subject to a 45 day notice and cure opportunity if the breach is capable of being cured by the termination date, except that this right to terminate the merger agreement will not be available to the Company if the Company is then in breach of any of its representations, warranties or covenants so as to cause certain conditions precedent to the Company’s obligation to consummate the merger not to be satisfied (a “Parent breach termination”);

•

at any time prior to the adoption of the merger agreement by the Company’s stockholders, if the Company has received a superior proposal, the Company board has authorized the Company to enter into a definitive alternative acquisition agreement to consummate such superior proposal, the Company has complied in all material respects with its go-shop and no-shop covenants with respect to such superior proposal and prior to or concurrently with such termination the Company pays or causes to be paid to Parent the Company termination fee (summarized below) (a “superior proposal termination”); or

•

Parent and Merger Sub fail to consummate the merger when required to do so under the merger agreement, the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the closing and that all conditions precedent protecting only the Company either have been satisfied (or, as to those conditions that by their terms are to be satisfied at the closing, are capable of being satisfied at the closing) or that the Company is willing to waive any such unsatisfied conditions, the Company has given Parent three business days’ notice that the Company intends to terminate the merger agreement and Parent and Merger Sub fail to consummate the merger within such three business day period (a “closing failure termination”).

Effect of Termination

If the merger agreement is terminated by Parent or the Company, the merger agreement will have no further force and effect without liability to any party (or any partner, member, manager, stockholder, director, officer, employee, affiliate, agent or representative of such party), except that each of the following provisions will survive the termination in accordance with their respective terms: Parent and Merger Sub’s representations and warranties to the Company regarding their non-reliance on extra-contractual representations and omissions; the parties’ confidentiality, reimbursement and indemnification covenants regarding financing cooperation and the parties’ covenants regarding public announcements; the provisions regarding the effect of termination and payment of termination fees and expenses; and the general provisions contained in Article IX of the merger agreement.

Termination Fees and Expenses

The Company is required to pay or cause to be paid to Parent a “Company termination fee” of either $24,750,000 or $12,375,000 (as specified below) if the merger agreement is terminated in the following circumstances:

•

if (A) a stockholder vote termination, a Company breach termination, or a terminate date termination occurs, (B) at the time of such termination, the conditions regarding antitrust, absence of injunctions, accuracy of Parent and Merger Sub’s representations and warranties and performance of Parent and Merger Sub’s obligations have been satisfied or would be capable of being satisfied if the date of termination were the closing date, (C) at the time of such termination, an acquisition proposal for an acquisition transaction was publicly announced or disclosed and is not withdrawn or otherwise abandoned, and (D) within one year of the termination, either an acquisition transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an acquisition transaction and such acquisition transaction subsequently is consummated (except that, for this purpose, all references to “20%” in the definition of acquisition transaction will be deemed to be references to “50%”), then the Company will concurrently with the consummation of such acquisition transaction pay or cause to be paid to Parent the $24,750,000 Company termination fee;

•	if a recommendation change termination occurs, then within two business days after the termination the Company will pay or cause to be paid to Parent the $24,750,000 Company termination fee; and

•

if a superior proposal termination occurs, then prior to or concurrently with such termination the Company must pay or cause to be paid to Parent the $24,750,000 Company termination fee, provided that if such termination occurs prior to the no-shop period start date and the Company has entered into a definitive alternative acquisition agreement to consummate and acquisition transaction at the time of such termination, then the Company termination fee will be $12,375,000.

In addition, if the merger agreement is terminated by the Company due to a Parent breach termination occurring from Parent’s or Merger Sub’s willful breach, or a closing failure termination occurs. Parent will promptly (and in any event within two business days of the termination) pay or cause to be paid to the Company a Parent termination fee of $49,500,000.

The parties have agreed that, if the merger agreement is terminated in circumstances requiring the payment of either the Company termination fee or the Parent termination fee, and if such fee is paid to the party entitled to receive such fee, then the receipt of such fee will be that party’s sole and exclusive remedy (except that the parties will remain obligated with respect to certain expense and/or reimbursement obligations provided for in the merger agreement subject to the Parent liability limitation and the Company liability limitation).

Liability Limitations

Notwithstanding anything to the contrary in the merger agreement, in no event will the Company be entitled to monetary recovery, award or fees in excess of $51,000,000 in the aggregate (“Parent liability limitation”), and in no event will Parent or Merger Sub be entitled to monetary recovery, award or fees in excess of $26,250,000 in the aggregate (“Company liability limitation”).

Amendment; Extension and Waiver

Subject to the requirements of applicable law, the merger agreement may be amended by the parties at any time by an instrument in writing signed by the parties to the merger agreement, except that, following the adoption of the merger agreement by the Company’s stockholders, the merger agreement may not be amended in any manner which by law would require further approval by the Company’s stockholders without approval by such stockholders. At any time before the effective time of the merger, any party may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties made to such party in the merger agreement or in any document delivered pursuant to the merger agreement and (c) subject to applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party.

Specific Performance

The parties to the merger agreement agreed that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of our common stock as of August 19, 2019 by (i) each person or entity known to us who beneficially owns more than five percent of the outstanding common stock, (ii) named executive officers and directors, and (iii) all our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. The percentages in the table below are based on 41,649,767 shares of common stock outstanding as of August 19, 2019, unless otherwise indicated in the footnotes in the table. Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned. For purposes of the table below, we deem shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 19, 2019 and restricted stock units that vest within 60 days of August 19, 2019 to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Common Stock
Name and Address of Owner	Total Beneficial Ownership (1)	Percent of Class
Five Percent Stockholders:
BlackRock, Inc.(2)	6,000,642	14.5%
The Vanguard Group, Inc(3)	4,223,659	10.2
RGM Capital, LLC(4)	3,703,397	8.9%
Trigran Investments, Inc.(5)	3,664,425	8.8%
Named Executive Officers and Directors
Scott E. Landers(6)	424,349	*
Janet M. Dunlap(7)	198,029	*
Steven R. Martin(8)	147,486	*
Benjamin W.L. Semmes III(9)	268,202	*
Brett S. Zucker(10)	132,823	*
Christopher S. Brooks(11)	16,464	*
Pamela F. Lenehan(12)	93,133	*
Eileen A. Campbell	18,339	*
Gay W. Gaddis	37,193	*
Roger J. Heinen, Jr.	39,353	*
Peter J. Simone	43,427	*
Denise F. Warren	18,339	*
Timothy B. Yeaton	47,767	*
All executive officers and directors as a group (twelve persons)(13)	1,484,904	2.8%

*	Represents beneficial ownership of less than one percent.
+	The executive officer has an effective 10b5-1 trading plan as of the date of this proxy statement.
(1)

The total number of shares beneficially owned for each individual named above includes options to purchase our common stock held by the beneficial owner that are currently exercisable or will become exercisable within 60 days of August 19, 2019.

(2)

Based solely on information reported on Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. (referred to in this proxy statement as “BlackRock”), reporting beneficial ownership as of December 31, 2018, has sole dispositive power for all the shares reported, and sole voting power for 5,914,688 of the shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Based solely on information reported on Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (referred to in this proxy statement as “Vanguard”), reporting beneficial ownership as of December 31, 2018, with sole dispositive power as to 4,159,750 shares, sole voting power with respect to 61,811 shares, shared dispositive power as to 63,909 shares and shared voting power with respect to 6,249 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based solely on information reported on Schedule 13G/A filed with the SEC on February 14, 2019 by RGM Capital, LLC (referred to in this proxy statement as “RGM”), reporting beneficial ownership as of December 31, 2018, with shared dispositive power as to 3,703,397 shares and shared voting power with respect to 3,703,397 shares. The address for RGM is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.

(5)

Based solely on information reported on Schedule 13G/A filed with the SEC on February 14, 2019 by Trigran Investments, Inc. (referred to in this proxy statement as “Trigran”), reporting beneficial ownership as of December 31, 2018, with shared dispositive power as to 3,664,425 shares and shared voting power with respect to 3,664,425 shares. The address for Trigran is 630 Dundee Road, Suite 230, Northbrook, IL 60062.

(6)	The amount includes 4,605 shares of stock indirectly held by Mr. Landers in his wife’s and children’s names and 66,741 shares subject to options.
(7)	The amount includes 37,978 shares subject to options.
(8)	The amount includes 50,505 shares subject to options.
(9)	The amount includes 12,564 shares of stock indirectly held by Mr. Semmes in a roll-over individual retirement account and 91,603 shares subject to options.
(10)	The amount includes 63,993 shares subject to options.
(11)	The amount includes 3,625 shares subject to options.
(12)	The amount includes 2,000 shares of stock indirectly held by Ms. Lenehan in her spouse’s name.
(13)	The amount includes 314,445 shares subject to options and 19,169 shares indirectly held as noted above.

APPRAISAL RIGHTS

General

Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement and incorporated by reference herein. All references in Section 262 of the DGCL to “stockholder” are to the record holder of the shares of common stock of the Company unless otherwise indicated. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Monotype stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders of shares of common stock who: (1) submit a written demand for appraisal of such stockholder’s shares to the Company prior to the vote on the adoption of the merger agreement; (2) do not vote in favor of the adoption of the merger agreement; (3) continuously are the record holders of such shares through the effective time; and (4) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger instead of the per share price. Any such Monotype stockholder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the per share price. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Monotype stockholders will receive pursuant to the merger agreement.

Section 262 of the DGCL requires that stockholders as of the record date for notice of the special meeting to vote on the adoption of the merger agreement for whom appraisal rights are available be notified not less than 20 days before the special meeting. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is attached as Annex C to this proxy statement.

Stockholders who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Monotype unless certain stock ownership conditions are satisfied by the Monotype stockholders seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Monotype stockholder who loses his, her or its appraisal rights will be entitled to receive the per share price pursuant to the merger agreement without interest.

How to Exercise and Perfect Your Appraisal Rights

If you are a Monotype stockholder and wish to exercise the right to seek an appraisal of your shares of common stock, you must satisfy each of the following conditions:

•

You must deliver to the Company a written demand for appraisal before the vote on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand for appraisal before the vote with respect to the merger is taken will constitute a waiver of appraisal rights;

•

You must not vote in favor of, or consent in writing to, the adoption of the merger agreement. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the merger agreement and the merger or abstain from voting on the adoption of the merger agreement and the merger;

•

You must continuously hold your shares of common stock from the date of making the demand through the effective time of the merger. You will lose your appraisal rights if you transfer the shares before the effective time of the merger;

•

Any stockholder who has complied with the requirements of Section 262 of the DGCL (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person and for which such record holder has complied with such requirements) or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so; and

•	You must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required withholding of taxes), but you will have no appraisal rights with respect to your shares of common stock.

In addition, because Monotype’s common stock is listed on a national securities exchange and is expected to continue be listed on such exchange immediately prior to the consummation of the merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Monotype capital stock, unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Monotype stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (i) and (ii) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for Company stockholders to be entitled to seek appraisal with respect to such shares of common stock.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. However, you must not vote your shares in person or by proxy in favor of the adoption of the merger agreement in order to exercise your appraisal rights with respect to such shares.

Who May Exercise Appraisal Rights

Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock of record. A holder of record, such as a bank, broker or other nominee, who holds shares of common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the holder of record.

If you hold your shares in bank or brokerage accounts or other nominee forms, and you wish to exercise appraisal rights, you are urged to consult with your bank, broker or nominee to determine the appropriate procedures for the bank, brokerage firm or other nominee to make a demand for appraisal of those shares. If you have a beneficial interest in shares held of record in the name of another person, such as a nominee or intermediary, you must act promptly to cause the holder of record to follow properly and in a timely manner the steps necessary to perfect your appraisal rights. If you hold your shares through a bank or brokerage who in turn holds the shares through a central securities depository nominee, such as the depository trust company, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

If you own shares of common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Monotype Imaging Holdings Inc.

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Attention: Corporate Secretary

Surviving Corporation’s Actions After Completion of the Merger

If the merger is consummated, the surviving corporation will give written notice of the effective time of the merger within ten days after the effective time to Monotype stockholders who did not vote in favor of the adoption of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, any Company stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the per share price in accordance with the merger agreement for his, her or its shares of common stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Monotype stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms and the merger consideration offered in the merger within 60 days after the effective time of the merger. Within 120 days after the effective time of the merger, either a record holder or a beneficial owner of common stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the surviving corporation must commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of common stock held by all stockholders who have properly demanded appraisal. The surviving corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which Monotype has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of (1) ten days after receipt by the surviving corporation of the request therefor or (2) ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock of common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Monotype stockholders if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of common stock at the effective time of the merger held by all Monotype stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the stockholders of Monotype entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Moreover, neither Monotype nor Parent anticipates offering more than the per share price to any Monotype stockholder exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share price. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Monotype stockholders will lose the right to an appraisal and will instead receive the per share price described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each Monotype stockholder party to the appraisal proceeding is responsible for its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of common stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of common stock as of a record date prior to the effective time of the merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the per share price by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Monotype stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms and the merger consideration offered in the merger within 60 days after the effective time of the merger. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of common stock will be converted into the right to receive the per share price, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share price for your shares of common stock in accordance with the merger agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Monotype stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

MARKET PRICE AND DIVIDEND INFORMATION

Under the terms of the merger agreement, the Company is prohibited from declaring, setting a record date for, setting aside for payment or paying any dividends on, or making any other distributions in respect of, its capital stock.

On July 25, 2019, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for the common stock was $16.16 per share. The $19.85 per share to be paid for each share of common stock in the merger represents a premium of approximately 23% over the closing price on July 25, 2019. On [●], 2019, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the common stock was $[●]. You are encouraged to obtain current market quotations for shares of common stock in connection with voting your shares of common stock.

As of the close of business on the record date, there were [●] shares of common stock outstanding and entitled to vote, held by [●] stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations by phone at (781) 970-6000, by mail to Monotype Imaging, Inc., Investor Relations, 600 Unicorn Park Drive, Woburn, Massachusetts 01801, or by e-mail to ir@monotype.com. Stockholders residing at the same address and currently receiving multiple copies of this proxy statement may contact Investor Relations at the address, telephone number and e-mail address above to request that only a single copy of a proxy statement be mailed in the future.

STOCKHOLDER PROPOSALS

If the merger is consummated, the Company does not expect to hold an annual meeting of stockholders in 2020. If the merger is not consummated, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and we will hold a 2020 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2020 annual meeting will be held. If the 2020 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2020 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our by-laws, as described below.

If the 2020 annual meeting of stockholders is held, stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2020 annual meeting of stockholders are required to submit proposals to the Company that are received by us on or before the close of business on December 6, 2019 and such stockholders must follow the other procedures required by Rule 14a-8 of the Exchange Act.

If a stockholder wishes to submit a proposal for or bring other business before the annual meeting of stockholders in 2020 but does not want to include it in our proxy materials, written notice of such stockholder proposal or other business must be delivered to our Secretary on or before the close of business not less than 90 days (February 2, 2020) nor more than 120 days (January 3, 2020) prior to the first anniversary of the annual meeting of stockholders in 2020 in accordance with our by-laws, and must comply with the procedures of our by-laws.

If a stockholder wishes to submit a nomination for election of a director for the annual meeting of stockholders in 2020, the nomination must be received by us on or before the close of business not less than 90 days (February 2, 2020) nor more than 120 days (January 3, 2020) prior to the first anniversary of the annual meeting of stockholders in 2020 in accordance with our by-laws, and must comply with the procedures of our by-laws. Any proposals should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investors” section of our website at www.monotype.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Monotype Imaging, Inc., Investor Relations, at 600 Unicorn Park Drive, Woburn, Massachusetts 01801, or by calling (781) 970-6000.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Monotype filings with the SEC are incorporated by reference (in each case excluding any information furnished and not filed):

•	Monotype’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	Monotype’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019; and

•	Monotype’s Current Reports on Form 8-K filed with the SEC on March 26, 2019, May 3, 2019, June 17, 2019 and July 26, 2019.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MARVEL PARENT, LLC,

MARVEL MERGER SUB, INC.

and

MONOTYPE IMAGING HOLDINGS INC.

Dated as of July 25, 2019

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 25, 2019, by and among Marvel Parent, LLC, a Delaware limited liability company (“Parent”), Marvel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), and declared this Agreement advisable, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.

B. Each of the board of managers of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a limited guarantee (the “Limited Guarantee”) from HGGC Fund III, L.P., a Cayman Islands exempted limited partnership, and certain affiliated funds (collectively, the “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (ii) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”).

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, that contains customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement; provided, further, however, that notwithstanding anything to the contrary contained in the foregoing, an agreement with the Company that is executed, delivered and effective after the execution and delivery of this Agreement that is in the form and substance of the confidentiality agreement attached as Exhibit 1.1(a) to the Company Disclosure Letter shall be deemed an Acceptable Confidentiality Agreement under this Agreement.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase (including by way of merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition, as determined in good faith by the Company Board or a committee thereof); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2018.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(h) “CIC Severance Policy” means the Company’s amended and restated Change in Control Severance Pay Plan, effective as of January 1, 2017.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(m) “Company Equity Plans” means the equity plans set forth in Section 1.1(m) of the Company Disclosure Letter that provide for the issuance of Company Stock-Based Awards.

(n) “Company Group” means the Company and its Subsidiaries.

(o) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company Group.

(p) “Company Material Adverse Effect” means any fact, change, event, violation, inaccuracy, effect, occurrence or circumstance (each, an “Effect”) that, individually or taken together with all other Effects, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger prior to the Termination Date; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions in the industries in which the Company Group conducts business;

(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions, epidemics, pandemics or other force majeure events or acts of God in the United States or any other country or region in the world;

(vii) any Effect resulting from the negotiation, execution, delivery, announcement, pendency, performance, compliance with the terms of or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);

(viii) any Effect that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);

(ix) the compliance by the Company or its Subsidiaries, Affiliates or Representatives with the terms of this Agreement, including any action taken or refrained from being taken pursuant to, in accordance with, expressly contemplated by or expressly required by this Agreement, the Confidentiality Agreement or the Company Disclosure Letter;

(x) any action taken or refrained from being taken, in each case by any member of the Company Group to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(xi) changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xii) changes in the price or trading volume of the Company Common Stock or changes or prospective changes to the Company’s credit rating (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xv));

(xiii) any failure by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings, cash flows, EBITDA, net adjusted EBITDA or other financial performance or results of operations for any period; or (B) any internal budgets, plans, or projections or internal forecasts of its revenues, earnings, cash flows, EBITDA, net adjusted EBITDA or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xv));

(xiv) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of this Agreement or the Transactions; and

(xvi) any breach, violation or non-performance by Parent or Merger Sub of any of their respective obligations under this Agreement or any Effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates;

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (xi), to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of a similar size operating in the industries in which the Company Group conducts business, then, to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (xiv), only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(q) “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Equity Plans.

(r) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(s) “Company PSU” means a restricted stock unit issued by the Company pursuant to the Company Equity Plans that, as of the date hereof, vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such unit may also be conditioned upon the continued services of the holder thereof), pursuant to which the holder has a right to receive shares of Company Common Stock after the vesting or lapse of restrictions applicable to such unit.

(t) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company Group.

(u) “Company RSA” means each award of restricted stock of the Company, whether granted pursuant to the Company Equity Plan or otherwise, that is outstanding immediately prior to the Effective Time.

(v) “Company RSU” means each restricted stock unit or similar right of the Company (other than a Company PSU) that, as of the date hereof, vests solely on the basis of time and is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, whether granted pursuant to the Company Equity Plans or otherwise.

(w) “Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted pursuant to the Company Equity Plans or Employee Plans (including Company PSUs, Company Options, Company RSUs, Company RSAs, performance shares, appreciation rights, performance-based units, market stock units, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company).

(x) “Company Stockholders” means the holders of shares of Company Common Stock.

(y) “Company System” means the software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record, keeping, communications, telecommunications, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems, that are owned, used or relied on by the Company Group.

(z) “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(aa) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(bb) “Credit Facility” means that certain Credit Agreement, dated as of March 22, 2019, among Monotype Imaging Holdings Inc., as the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

(cc) “DOJ” means the United States Department of Justice or any successor thereto.

(dd) “Environmental Law” means any law (including common law), statute, code, rule, regulation, decree, injunction or order relating to pollution, the protection of the environment (including ambient or indoor air, surface water, groundwater or land) or health or safety, or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of, or exposure to, any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(ee) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ff) “Exchange Act” means the Securities Exchange Act of 1934.

(gg) “Financing Sources” means the Persons (if any) that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including any parties to any debt financing commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and such Persons’ and their Affiliates’ respective current, former and future officers, general or limited partners, shareholders, directors, members, managers, controlling persons, employees, agents and representatives involved in the Debt Financing and the respective successors and assigns of each of the foregoing; provided, however, “Financing Sources” does not include any other Parent Related Parties.

(hh) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(kk) “Hazardous Substance” means any substance, material or waste for which liability or standards of conduct are imposed, or that is regulated by a Governmental Authority as, “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(ll) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(mm) “In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.

(nn) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) arising in connection with earnouts or other contingent payment obligations; (viii) liabilities arising from any breach of any of the foregoing and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

(oo) “Intellectual Property” means the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights and rights in original works of authorship (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein (“Marks”); (iv) rights in trade secrets and confidential information, and proprietary information, ideas, know-how, inventions, processes, and software source code; (v) internet domain name registrations; (vi) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; and (vii) registrations and applications for registration of any of the foregoing.

(pp) “IRS” means the United States Internal Revenue Service or any successor thereto.

(qq) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s President and Chief Executive Officer; Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; Executive Vice President and Chief Technology Officer; Executive Vice President and Chief Marketing Officer; Executive Vice President and Chief Revenue Officer; and Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, in each case, after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property, Knowledge does not require the Company, or any of its directors, officer or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, trademark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, trademarks or other Intellectual Property that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(rr) “Legal Proceeding” means any claim, action, charge, complaint, audit, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company), or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator (public or private), mediator or other tribunal.

(ss) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract not terminable with more than sixty (60) days’ notice by the Company Group pursuant to which the Company Group has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above, or any member of the Company Board;

(iii) any Contract with any customer or distributor from whom the Company Group has received revenue in an amount equal to or greater than $1,000,000 during the period from May 31, 2018 to the date hereof (each, a “Material Customer”);

(iv) any Contract with any vendor to whom the Company Group has incurred expenditures in an amount equal to or greater than $200,000 in 2018 or $50,000 in the first quarter of 2019 (each, a “Material Vendor”);

(v) subject to the exclusions in Section 3.16(d), any IP Contract;

(vi) any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; or (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company Group upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

(vii) any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value greater than $2,000,000 after the date of this Agreement other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in which the outstanding obligation, individually, is in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to one or more members of the Company Group by one or more other members of the Company Group; and (C) extensions of credit to customers in the ordinary course of business;

(ix) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Stock-Based Awards);

(x) any Contract providing for cash severance payments in excess of $150,000 (other than those pursuant to which severance is required by applicable law);

(xi) any Contract providing for indemnification of any officer, director or employee by the Company Group;

(xii) any Contract that is a material settlement, conciliation, or similar agreement with any Governmental Authority, or pursuant to which the Company Group will have any material obligations after the date of this Agreement;

(xiii) any Contract that is a Collective Bargaining Agreement; and

(xiv) other than with respect to a partnership or other entity that is wholly owned by the Company or any of its wholly owned Subsidiaries, any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

(tt) “NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

(uu) “Open Source Software” means any software that is licensed pursuant to any license that is, or is substantially similar to, a license approved (as of the date hereof) by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public Licenses, Common Public License, CDDL, Mozilla Public License, Academic Free License, BSD license, and Apache license) and any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

(vv) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in titles, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix) licenses to Company Intellectual Property; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of a landlord or owner of any Leased Real Property unless caused by the Company Group; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

(ww) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(xx) “Registered Intellectual Property” means all United States, international and foreign (i) issued Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) Internet domain names.

(yy) “Regulatory Permits” means all permits, licenses, certifications, approvals, registrations, consents, orders, clearances, franchises, variances, exemptions and similar authorizations required from Governmental Authorities that are necessary and materials for the conduct of the business of the Company Group as currently conducted.

(zz) “Required Information” means the following information with respect to the business, operations and financial conditions of the Company and its Subsidiaries (a) all financial and related information reasonably requested in writing by Parent and necessary to permit Parent to prepare a pro forma consolidated balance sheet and related pro forma financial statements in each case as required pursuant to paragraph 7 of Exhibit C to the Debt Commitment Letter, (b) the audited financial information and unaudited financial information required to be delivered pursuant to paragraph 8 of Exhibit C to the Debt Commitment Letter and (c) to the extent requested in writing by Parent, all information reasonably and customarily required for the preparation of, a confidential information memorandum to syndicate the loans included in the Debt Financing.

(aaa) “Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Control Laws, including: (i) any Person listed on any sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; or (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons listed on the Specially Designated Nationals and Blocked Persons List (or other list of prohibited or restricted parties that requires application of the 50 percent rule).

(bbb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ccc) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(ddd) “Securities Act” means the Securities Act of 1933.

(eee) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(fff) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ggg) “Tax” means any United States federal, state, or local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts).

(hhh) “Third Party Components” means, with respect to a product, all software that is embedded in, used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service with, provided via a network as a service or application with or made available with such product, in each case that is owned, in whole or in part, by a third party.

(iii) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing, other than any Legal Proceedings among the Parties related to this Agreement, the Limited Guarantee or the Equity Commitment Letter.

(jjj) “Transactions” means the Merger and the other transactions contemplated by this Agreement, including the Equity Financing and the Debt Financing.

(kkk) “WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2019 Bonuses	6.11(d)
Advisor	3.3(b)
Agreement	Preamble
Anti-Corruption Laws	3.25(b)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Liability Limitation	8.3(f)(iii)
Company Option Consideration	2.8(a)
Company Related Parties	8.3(f)(iii)
Company PSU Consideration	2.8(f)
Company RSU Consideration	2.8(d)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1(oo)
Covered Severance Plan Employees	6.11(b)
Commitment Letters	4.11(a)
D&O Insurance	6.10(c)
Debt Commitment Letter	4.11(a)
Debt Payoff Letter	6.6(vii)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.10(d)
Effect	1.1(p)
Effective Time	2.2
Electronic Delivery	9.13
Enforceability Limitations	3.2
Equity Commitment Letter	Recitals
Equity Financing	4.11(a)
ERISA Affiliate	3.18(b)
Exchange Fund	2.10(b)
FCPA	3.25(b)
Fee Enforcement Expenses	8.3(e)

Term	Section Reference
Fee Letter	4.11(a)
Financing	4.11(a)
Go-Shop Period	5.3(a)
Guarantor	Recitals
Indemnified Persons	6.10(a)
International Employee Plans	3.18(j)
Intervening Event	5.3(e)(i)
IP Contracts	3.16(d)
Lease	3.14(b)
Leased Real Property	3.14(b)
Limited Guarantee	Recitals
Marks	1.1(oo)
Material Customer	1.1(ss)(iii)
Material Vendor	1.1(xx)(iv)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(ii)(3)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Liability Limitation	8.3(f)(i)
Parent Related Parties	8.3(f)(i)
Party	Preamble
Patents	1.1(oo)
Payment Agent	2.10(a)
Permits	3.20
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)
Representatives	5.3(a)
Required Amounts	4.11(c)
Requisite Stockholder Approval	3.4
Sanctioned Country	3.25(a)
Substitute Financing	4.11(e)
Substituted Options	2.8(b)
Substituted Option Consideration	2.8(b)
Substituted RSAs	2.8(c)
Substituted RSA Consideration	2.8(c)
Substituted RSUs	2.8(e)
Substituted RSU Consideration	2.8(e)
Surviving Corporation	Article II
Termination Date	8.1(c)
Top Font Families	3.16(n)
Trade Control Laws	3.25(a)
Uncertificated Shares	2.10(c)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used herein, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at https://www.intralinks.com at least 24 hours prior to the execution and delivery of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Pacific time, at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); provided that the Closing shall not take place prior to September 30, 2019; or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that all references in the certificate of incorporation of Merger Sub (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Charter immediately prior to the Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Merger Sub shall be omitted) and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until, subject to the provisions of Section 6.10(a), thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation until, subject to the provisions of Section 6.10(a), thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors. The Parties shall take all necessary action such that the directors of Merger Sub as of immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically converted into the right to receive cash in an amount equal to $19.85, without interest thereon (the “Per Share Price”), and shall no longer be outstanding as set forth in Section 2.11; and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such share of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7, but instead shall entitle the holder thereof only to such rights as may be granted to a holder of Dissenting Company Shares pursuant to Section 262 of the DGCL; provided, however, that any Dissenting Company Share held by any Company Stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost his, her or its rights to appraisal of such Dissenting Company Share pursuant to Section 262 of the DGCL will thereupon (x) be deemed no longer to be a Dissenting Company Share and (y) be treated as if it had been converted into, and become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.10.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Vested Company Options. Unless otherwise mutually agreed by the Parties or the Parent and the applicable Company Option holders, at the Effective Time, each Company Option that is unexpired, unexercised, and outstanding and vested as of immediately prior to the Effective Time, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Per Share Price over (B) the per-share exercise price for such Company Option, multiplied by (ii) the total number of shares of Company Common Stock underlying such Company Option, without interest (the “Company Option Consideration”).

(b) Unvested Company Options. Unless otherwise mutually agreed by the Parties or the Parent and the applicable Company Option holders, at the Effective Time, each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time and will not by its terms vest as of the Effective Time, shall be assumed and substituted without any action on the part of the holder thereof (the “Substituted Options”), and subject to compliance with Section 409A of the Code, the Substituted Options shall remain subject to the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time (including, without limitation, all vesting, exercise and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company Option award agreement and/or Company Equity Plan), except (i) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the Substituted Options and the Surviving Corporation and (ii) that upon vesting of any Substituted Options, the holder thereof shall be entitled to the amount in cash, without interest, equal to the product of (A) the excess, if any, of (x) the Per Share Price over (y) the per-share exercise price for such Company Option, multiplied by (B) the total number of Company Shares underlying such Company Option that would have become vested pursuant to its terms, without interest (the “Substituted Option Consideration”). Notwithstanding anything to the contrary contained in this Agreement, if the per-share exercise price of any Company Option is equal to or greater than the Per Share Price, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof and shall have no further force or effect.

(c) Unvested Company RSAs. Unless otherwise mutually agreed by the Parties or the Parent and the applicable Company RSA holders, at the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time and that will not by its terms vest as of the Effective Time, shall be assumed and substituted without any action on the part of the holder thereof (the “Substituted RSAs”), and the Substituted RSAs shall remain subject to the same terms and conditions as were applicable under such Company RSA immediately prior to the Effective Time (including, without limitation, all vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company RSA award agreement and/or Company Equity Plan), except (A) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the Substituted RSAs and the Surviving Corporation and (B) that upon vesting of any Substituted RSAs, the holder thereof shall be entitled to the amount in cash, without interest, equal to the product of (i) the total number of Company Shares underlying such Company RSA that would have become vested pursuant to its terms, multiplied by (ii) the Per Share Price (the “Substituted RSA Consideration”), payable at the same time as such Company RSAs for which Substituted RSAs were assumed and substituted would have been settled pursuant to its terms.

(d) Vested Company RSUs. Unless otherwise mutually agreed by the Parties or the Parent and the applicable Company RSU holders, at the Effective Time, each Company RSU that is outstanding and vested by its terms immediately prior to the Effective Time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by this Agreement), shall be canceled and converted into the right of the holder of such Company RSU to receive an amount in cash, without interest, equal to the product of (i) the total number of Company Shares underlying such Company RSU, multiplied by (ii) the Per Share Price (the “Company RSU Consideration”).

(e) Unvested Company RSUs. Unless otherwise mutually agreed by the Parties or the Parent and the applicable Company RSU holders, at the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that will not by its terms vest as of the Effective Time, shall be assumed and substituted without any action on the part of the holder thereof (the “Substituted RSUs”), and subject to compliance with Section 409A of the Code, the Substituted RSUs shall remain subject to the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time (including, without limitation, all vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable, and any new terms required to become effective as a result of such assumption and/or substitution under the Company RSU award agreement and/or Company Equity Plan), except (A) for changes to certain terms and conditions rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes that are not detrimental in any material respect to the holder thereof and that in the reasonable and good faith determination of Parent are necessary to conform the administration of the Substituted RSUs and the Surviving Corporation and (B) that upon vesting and settlement of any Substituted RSUs, the holder thereof shall be entitled to the amount in cash, without interest, equal to the product of (i) the total number of Company Shares underlying such Company RSU that would have become vested pursuant to its terms, multiplied by (ii) the Per Share Price (the “Substituted RSU Consideration”), payable at the same time as such Company RSUs for which Substituted RSUs were assumed and substituted would have been settled pursuant to its terms.

(f) Company PSUs. Unless otherwise mutually agreed by the Parties or the Parent and the applicable Company PSU holders, at the Effective Time, each Company PSU that is outstanding and vested by its terms immediately prior to the Effective Time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by this Agreement), shall be canceled and converted into the right of the holder of such Company PSU to receive an amount in cash, without interest, equal to the product of (i) the total number of Company Shares underlying such Company PSU, multiplied by (ii) the Per Share Price (the “Company PSU Consideration”). Notwithstanding anything to the contrary contained in this Agreement, each Company PSU that will not by its terms vest at or prior to the Effective Time shall be cancelled without any cash payment or other consideration being made in respect thereof and shall have no further force or effect.

(g) Payment Procedures. Parent and Merger Sub will ensure that the Surviving Corporation has an amount in cash, or immediately available borrowing capacity, sufficient to pay the Company Option Consideration, Company RSU Consideration, and Company PSU Consideration. As soon as practicable after the Closing Date but in any event no later than five (5) Business Days following the Closing Date, the applicable holders of Company PSUs, Company Options, and Company RSUs, will receive payment from the Company or the Surviving Corporation, through its payroll system or payroll provider of all amounts required to be paid to such holders pursuant to Section 2.8(a), Section 2.8(d), and Section 2.8(f), as applicable, net of any required withholding of Taxes; provided, that if any payment owed to a holder of Company PSUs, Company Options, or Company RSUs pursuant to Section 2.8(a), Section 2.8(d), or Section 2.8(f), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will, (i) by wire transfer or direct deposit, or (ii) by a check sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) Business Days thereafter), provide such payment owed to such holder. Notwithstanding the foregoing, to the extent any such amounts relate to a Company PSU, Company Option, or Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company PSU, Company Option, or Company RSU that will not trigger a tax or penalty under Section  409A of the Code.

2.9 Further Actions. At or prior to the Effective Time, the Company and the Company Board will take all action necessary to effect the treatment of the Company Stock-Based Awards pursuant to Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Except as otherwise mutually agreed by the Parties as provided in Section 2.8, the Company shall use its reasonable best efforts to take all actions necessary so that all Company Stock-Based Awards and all Company Equity Plans will terminate as of the Effective Time and so that the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company Group will be cancelled as of the Effective Time. The Company will use its reasonable best efforts to ensure that following the Effective

Time no participant in any Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

2.10 Exchange of Certificates.

(a) Payment Agent. Not less than three (3) Business Days prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Company Stockholders to receive the Per Share Price to which they have become entitled pursuant to Section 2.7 (the “Payment Agent”); and (ii) enter into a payment agent agreement, in customary form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or substantially contemporaneous with the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, for the benefit of the holders of Certificates and Uncertificated Shares, by wire transfer of immediately available funds, for payment to, the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) and, in any case of the foregoing clauses (i) through (iii), no such instrument shall have a maturity exceeding three (3) months (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures. Promptly following the Effective Time, and in any event not more than five (5) Business Days thereafter, Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form and reasonably acceptable to the Company (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive, and the Payment Agent shall promptly pay, in exchange therefor, an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive, and the Payment Agent shall promptly pay, in exchange therefor, an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if, in the case of shares of Company Common Stock represented by a Certificate, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer or, in the case of Uncertificated Shares, a proper transfer instruction is presented, and, in the case of shares of Company Common Stock represented by Certificates or Uncertificated Shares, the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates (or otherwise complied with Section 2.12 in the case of lost, stolen or destroyed Certificates) or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price payable in respect of such shares of Company Common Stock solely to Parent (which shall remain responsible for payment of the Per Share Price in respect thereof, subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by such holders two (2) years after the Effective Time, or at such earlier time as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable in accordance with Section 2.7, and cease to exist; and (b) holders of each Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article  II.

2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Payment Agent will pay to such Person the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the Person claiming such Certificates to be lost, stolen or destroyed to deliver a bond in customary form in such amount as it may reasonably determine as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Stock-Based Awards such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.14 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.15 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(b)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. Assuming that none of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company (the “Section 203 Assumption”), the Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. Assuming the truth of the Section 203 Assumption, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B)  is subject to general principles of equity (the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board (at a meeting or meetings duly called and held) has unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) declared this Agreement advisable; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

(b) Fairness Opinion. Prior to the execution of this Agreement, the Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of J.P. Morgan Securities LLC (the “Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Per Share Price to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c) Anti-Takeover Laws. Assuming the truth of the Section 203 Assumption, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger or this Agreement.

3.4 Requisite Stockholder Approval. Assuming the truth of the Section 203 Assumption, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming that all Consents described in Section 3.6 have been obtained or made, and any waiting periods thereunder have terminated or expired prior to the Effective Time and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and assuming the truth of the Section 203 Assumption, violate or conflict with any law or order applicable to the Company Group or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on July 24, 2019 (such time and date, the “Capitalization Date”), (A) 40,100,136 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company Stock-Based Awards referred to in clauses (i), (ii), (iii) and (iv) of Section 3.7(b)); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 5,184,796 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 2,823,404 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, there were (i) Company PSUs outstanding representing the right to receive up to 78,125 shares of Company Common Stock (assuming the achievement of all applicable performance goals at maximum levels); (ii) Company RSUs outstanding representing the right to receive up to 137,296 shares of Company Common Stock, (iii) 613,248 shares of Company Common Stock subject to outstanding Company Options of which 134,263 shares of Company Common Stock were subject to In-the-Money Company Options with a weighted average exercise price of $12.63 per share and (iv) 1,188,037 Company RSAs outstanding.

(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than shares of Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, synthetic performance stock units, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders (other than the Company Group) of each Subsidiary of the Company. Except as would not have a Company Material Adverse Effect, each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets; and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States). The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or member or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable (to the extent such concepts are applicable to such Subsidiary); and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9 Company SEC Reports. Since January 1, 2017, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its effective date (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or filing date (in the case of all other applicable Company SEC Reports) (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such amendment or superseded filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with

GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, year-end audit adjustments), in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Company SEC Reports.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined pursuant to Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) Internal Controls. The Company has established and maintains a system of “internal control over financial reporting” (as defined pursuant to Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, including policies and procedures that require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) that transactions are made only in accordance with appropriate authorizations of the Company’s management and the Company Board (or a committee thereof); and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such system was effective. Since January 1, 2017, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to or incurred as expressly permitted or expressly contemplated by this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business since March 31, 2019; or (d) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Except as otherwise contemplated, required or permitted by this Agreement, since December 31, 2018 through the date of this Agreement, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business (except with respect to this Agreement and discussions, negotiations and transactions related hereto) and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since March 31, 2019 through the date of this Agreement, the Company has not taken any action that would be prohibited by Sections 5.2(a), 5.2(b), 5.2(c) (other than to the extent in the ordinary course of business), 5.2(d), 5.2(e), 5.2(h), 5.2(q), 5.2(s), 5.2(u), or 5.2(w) (to the extent applicable to the foregoing), if taken or proposed to be taken after the date of this Agreement.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.14(b), Section 3.14(c) or Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract is, subject to the Enforceability Limitations, valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except in each case for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except in each case for such breaches and defaults that would not have a Company Material Adverse Effect.

(c) Notices from Material Customers and Material Vendors. Except as set forth on Section 3.13(c) of the Company Disclosure Letter, to the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date of this Agreement, the Company has not received any notice from any (i) Material Customer, (ii) Material Vendor, or (iii) other Company Group customer, distributor or vendor involving the aggregate consideration equal to or greater than $1,000,000 during the twelve months prior to the date hereof, whether or not pursuant to a Contract, in each case, indicating that such party has or threatened to terminate, or not renew, any Material Contract, or has or threatened to terminate or materially modify its relationship, or cease or reduce its business, with the Company Group.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any Subsidiary owns any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements and all material modifications, amendments and supplements thereto, pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement as so modified, amended or supplemented, a “Lease”) where the terms of such Lease, as of the date of this Agreement, provide for annual lease payments in excess of $500,000. The Company has made available to Parent true, correct and complete copies of all Leases set forth in Section 3.14(b) of the Company Disclosure Letter. With respect to each such Lease and except as would not have a Company Material Adverse Effect, (i) each Lease is legal, valid and binding, subject to the Enforceability Exceptions, and in full force and effect; (ii) the Company or one of its Subsidiaries has a valid leasehold estate in each Leased Real Property, free and clear of all liens (other than Permitted Liens); (iii) to the Knowledge of the Company, none of the Company Group is in material breach of or default pursuant to any Lease; and (iv) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein (except for assignments or grants in favor of the counterparty to such Lease).

(c) Subleases. As of the date of this Agreement, there are no existing material subleases, licenses or similar agreements in which the Company or any of its Subsidiaries has granted to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property set forth in Section 3.14(b) of the Company Disclosure Letter.

3.15 Environmental Matters. Since January 1, 2017, except as would not have a Company Material Adverse Effect, none of the Company Group (a) has received any notice or other information alleging that the Company Group has violated, or has any liability under, any Environmental Law; (b) has transported, produced, processed, manufactured, distributed, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal of, exposed any Person to, or, to the Knowledge of the Company, owned or operated any property or facility contaminated by, any Hazardous Substances in violation of, or so as to give rise to liability under, any Environmental Law; (c) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding under Environmental Laws, including any (i) alleging noncompliance with or liability under any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation of Hazardous Substances pursuant to any Environmental Law; (d) has failed or is failing to comply with, or has failed to obtain, maintain or comply with any Permits required under, any Environmental Law; or (e) has assumed or provided an indemnity with respect to any liability of any other Person under any Environmental Law or relating to Hazardous Substances. The Company has furnished to Parent all material environmental assessments, audits, reports and other material environmental documents relating to the properties, facilities, business or operations of the Company Group which are in its possession or under its reasonable control.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered; and (ii) Legal Proceedings before any Governmental Authority related to any Company Registered Intellectual Property. To the Knowledge of the Company, the Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. Except as set forth on Section 3.16(a) of the Company Disclosure Letter, none of the material Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order. To the Knowledge of the Company, no material Company Intellectual Property is subject to any Legal Proceeding or outstanding order with respect to the Company restricting in any manner the use, transfer or licensing thereof by the Company Group of such Company Intellectual Property or any of the Company Group’s products.

(c) Absence of Liens. Except as set forth on Section 3.16(c) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good and valid legal and equitable title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).

(d) IP Contracts. Section 3.16(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the Company Group is a party (i) with respect to material Company Intellectual Property that is licensed or transferred to any third Person other than any non-disclosure agreements or other Contracts entered into in the ordinary course of business; (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property to the Company Group, other than any (a) non-disclosure agreements or other Contracts entered into in the ordinary course of business, (b) non-exclusive licenses of commercially available software involving annual payments of no more than $50,000 (provided that for purposes of this clause 3.16(d)(ii)(b), only the names of the counterparties to such Contracts are listed on Section 3.16(d)(ii) of the Company Disclosure Letter); (iii) pursuant to which a third party has licensed or transferred any typeface or font (including any license to software implementing such typeface or font) to the Company other than any Contracts entered into in the ordinary course of business; and (iv) pursuant to which any member of the Company group has licensed or transferred any typeface or font (including any license to software implementing such typeface or font) to any third party, other than any Contracts entered into in the ordinary course of business with customers of the Company Group (all such Contracts, the “IP Contracts”).

(e) Social Media. All of the Company Group’s uses of social media have materially complied with all applicable laws and any applicable terms of use policies of a social media platform to which the Company has agreed (the “Terms”). The Company Group maintains a social media use policy, and all employees of the Company Group are subject to the same, and the Company Group is not aware that any such employee is in breach of such obligation. To the Knowledge of the Company, there are no legal actions, audits, or investigations, whether settled, pending, or threatened, alleging any (i) material breach or other violation of the Terms by the Company Group; (ii) violation under the Digital Millennium Copyright Act, 1998 by the Company Group or (iii) defamation, violation of rights of any Person, or any other violation by the Company Group in connection with its use of social media.

(f) Changes. Except as set forth on Section 3.16(f) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result: (i) in the termination of any material license of Intellectual Property to the Company by a third Person; or (ii) the granting by the Company of any license or rights to any Company Intellectual Property.

(g) No Government Funding. The Company is not under any obligation to license any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such Company Intellectual Property from a Governmental Authority.

(h) No Infringement. Except as set forth on Section 3.16(h) of the Company Disclosure Letter, to the Knowledge of the Company, the operation of the business of the Company Group (including the manufacture and sale of the Company Group’s products) as of the date of this Agreement and as conducted since January 1, 2017 does not infringe, misappropriate, dilute, or otherwise violate, and has not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any third Person or constitute and has not constituted unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company Group, taken as a whole.

(i) No Notice of Infringement. Except as set forth on Section 3.16(i) of the Company Disclosure Letter, since January 1, 2017, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, (i) alleging that the operation of the business of the Company Group or that any of the Company Group’s products infringes, misappropriates, or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company Group, taken as a whole or (ii) challenging the validity or enforceability of the Company Intellectual Property.

(j) No Third Person Infringement. Since January 1, 2017, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, or otherwise violating any material Company Intellectual Property, and, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company Group, taken as a whole.

(k) Proprietary Information. Except as would not have a Company Material Adverse Effect, the Company Group has taken reasonable steps to protect the Company Group’s rights in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third Persons provided to the Company Group. Without limiting the foregoing, the Company Group has and uses commercially reasonable efforts to enforce a policy requiring each officer and employee engaged in the development of any Intellectual Property or technology for the Company Group to execute a proprietary information and confidentiality agreement. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, no trade secrets owned by any member of the Company Group has been disclosed, licensed, released, made available or delivered to any third party, unless such third party is bound by obligations requiring it to protect the confidentiality of such trade secrets.

(l) Open Source Software. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, with respect to any Third Party Component that constitutes Open Source Software, the Company Group is and has been in compliance with all applicable licenses with respect thereto. Except as set forth on Section 3.16(l) of the Company Disclosure Letter, none of the software owned by any member of the Company Group is subject to any license for Open Source Software in a manner that has or would require any public distribution of any such software in source code form.

(m) Sufficiency of Company Intellectual Property. Except as would not be material to the Company Group taken as a whole, the Company Group own, or have the right to use, all Intellectual Property used in or necessary for the operation of the business of the Company Group. To the Knowledge of the Company, all Intellectual Property used in or necessary to the conduct of the business of the Company Group as currently conducted shall be owned or available for use by the Company Group immediately after the Closing on terms and conditions identical to those under which the Company Group owned or used such Intellectual Property immediately prior to the Closing.

(n) Implementing Software for Material Fonts. With respect to each of the Material Fonts set forth on Section 3.16(n) of the Company Disclosure Letter, the Company owns and has for at least the last five years distributed, a version of its own implementing software that is not based on, or derived from, any implementing software of a third party font licensor, and over such five year period has substantially derived its revenue for each such font based on distribution of its own such version.

(o) Sufficiency of IT Systems. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole, (i) the Company Group uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any authorized use, access interruption or modification by third parties and (ii) to the Knowledge of the Company, there are no material bugs, viruses or defects, design or documentation errors, corruption or malicious computer code or programs present in any Company System or Company Group product and (iii) the Company Systems are adequate for the operation of the business of the Company Group as currently conducted.

(p) Data Security and Privacy. Except as would not have a Company Material Adverse Effect, the Company Group maintains policies and procedures regarding the security, privacy, transfer and use of personally identifiable information and payment card information collected or used by the Company Group that are commercially reasonable. The Company Group and the conduct of the business of the Company Group is in material compliance with such policies and all other applicable laws, rules and regulations pertaining to data privacy and data security of each country having jurisdiction over the Company. To the Knowledge of the Company, since January 1, 2017, there have been no (i) losses or thefts of, or security breaches relating to, personally identifiable information and payment card information in the possession, custody or control of the Company Group; (ii) unauthorized access or unauthorized use of any such personally identifiable information or payment card information; and (iii) improper disclosure of any personally identifiable information or payment card information in the possession, custody or control of the Company Group or any Person acting on its behalf.

3.17 Tax Matters.

(a) Tax Returns. Except as would not have a Company Material Adverse Effect, the Company Group has (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them; and (ii) paid, or have adequately reserved on the face of the Audited Company Balance Sheet (as opposed to the notes thereto and in accordance with GAAP) for the payment of, all Taxes that are required to be paid through the date of the Audited Company Balance Sheet. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company Group through the date of such financial statements. Except as would not have a Company Material Adverse Effect, none of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(b) Taxes Paid. Except as would not have a Company Material Adverse Effect, the Company Group has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(c) No Audits. Except as set forth on Section 3.17(c) of the Company Disclosure Letter, no audits or other examinations with respect to any material amounts of Taxes of the Company Group are presently in progress or have, since October 1, 2014, been asserted or proposed in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company is or may be subject to material amounts of tax in that jurisdiction.

(d) Spin-offs. The Company Group has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(e) No Listed Transaction. The Company Group has not engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Tax Agreements. None of the Company Group (i) is a party to or bound by, or currently has any material amount of liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material amount of liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

3.18 Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans (as defined below). For purposes of this Agreement, “Employee Plans” means, collectively, (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, severance, termination, change-in-control, stock option, stock purchase or other material equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other material employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee or director of the Company Group and with respect to which the Company Group has any liability, contingent or otherwise. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan. No Employee Plan of the Company Group is maintained in any non-United States jurisdiction.

(b) Absence of Certain Plans. Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as would not have a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Except as would not have a Company Material Adverse Effect, all required contributions to the Employee Plans have been properly and timely made, and no Employee Plan has any unfunded liabilities that have not been properly accrued.

(d) Employee Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. None of the Company Group, or, to the Knowledge of the Company, any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any fiduciary breach or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

(f) No Welfare Benefit Plan. No Employee Plan or other arrangement provides material post-termination or retiree life insurance, health or other material welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law.

(g) No Additional Rights. None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan; (ii) increase any compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan; (iv) result in the forfeiture of compensation or benefits under any Employee Plan; (v) trigger any other obligation under, or result in the breach or violation of, any Employee Plan; or (vi) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time.

(h) Section 280G. Except as set forth on Section 3.18(h) of the Company Disclosure Letter, (i) no payment or benefit that could be made by the Company or any member of the Company Group will be characterized as a parachute payment within the meaning of Section 280G of the Code, and (ii) none of the Company Group has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i) Section 409A. Except as would not be material to the Company Group taken as a whole, each Employee Plan has been maintained, in form and operation, in compliance with Section 409A of the Code, and none of the Company Group has any obligation to gross-up or indemnify any individual with respect to any such tax.

(j) International Employee Plans. Except as would not have a Company Material Adverse Effect, each Employee Plan maintained for the benefit of employees of the Company Group located outside of the United States, other than statutorily-required plans (each, an “International Employee Plan”) has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, except as would not have a Company Material Adverse Effect, no International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as would not have a Company Material Adverse Effect or except as required by applicable law, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without liability to the Company Group (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(k) No New Employee Plans. None of the Company Group has any plan or commitment to materially amend any Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.

3.19 Labor Matters.

(a) Union Activities. As of the date hereof, the Company Group is not a party to or bound by any collective bargaining agreement, collective bargaining relationship, other Contract with any labor union, works council or other labor organization or trade union agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no material activities or proceedings of any labor organization or trade union to organize any employees of the Company Group with regard to their employment with the Company Group, and no such material activities or proceedings have occurred within the past three (3) years. No Collective Bargaining Agreement is being negotiated by the Company Group. Except as would not have a Company Material Adverse Effect, as of the date hereof, there is no strike, lockout, slowdown, work stoppage, grievance, arbitration, or other labor dispute against or affecting the Company Group pending, or to the Knowledge of the Company, threatened, and no such labor disputes have occurred within the past three (3) years. With respect to the transactions contemplated by this Agreement, the Company Group has or prior to Closing will have satisfied any material notice, consultation or bargaining obligations owed to its employees or their representatives under applicative law, Collective Bargaining Agreement, or other Contract.

(b) Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company Group is and for the past three (3) years has been in compliance in all respects with applicable laws and orders with respect to employment (including all provisions thereof related to employment practices, terms and conditions of employment, wage and hour, immigration, discrimination, retaliation, equal pay, unions, labor relations, employee classification, independent contractors, employee health and safety, collective bargaining, workers’ compensation, pay equity and the collection and payment of withholding of social security and other employment-related Taxes). In the past three (3) years, the Company Group: (i) has not implemented any plant closings or mass layoffs implicating WARN, and (ii) has not incurred any liability under WARN that remains unsatisfied. No plant closings or mass layoffs implicating WARN are currently planned, or announced. Section 3.19(b) of the Company Disclosure Letter sets forth by date and location all employees terminated by the Company Group within the ninety (90) days preceding the date hereof. Except as would not result in any material liability for the Company Group, (i) the Company Group has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursements, severance, and other compensation that have come due and payable to its employees, consultants, independent contractors, and other individual service providers pursuant to any law, Contract, or policy of the Company Group, and (ii) each individual who has provided services to the Company Group within the past three (3) years and who was classified and treated as an independent contractor was, in all material respects, properly classified and treated as such for purposes of all applicable laws.

3.20 Permits; Compliance with Laws.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company Group as currently conducted; (ii) the Company Group complies with the terms of all such Permits; and (iii) as of the date of this Agreement, no suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened.

(b) The Company Group is, and since January 1, 2017 has been, in compliance in all material respects with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that has not had and would not have a Company Material Adverse Effect.

(c) No representation is made under this Section 3.20 with respect to environmental, intellectual property, employee benefits, labor, trade controls and Anti-Corruption Laws matters, which matters are addressed exclusively in Section 3.15, Section 3.16, Section 3.18, Section 3.19 and Section 3.25.

3.21 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, to the Knowledge of the Company, against any present or former officer or director of the Company Group in such individual’s capacity as such that would have a Company Material Adverse Effect.

(b) No Orders. As of the date hereof, the Company Group is not subject to any material order of any kind or nature issued by any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.22 Insurance. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. Except for such matters that would not have a Company Material Adverse Effect, as of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder.

3.23 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts or transactions between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that has not been so disclosed.

3.24 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company Group.

3.25 Trade Controls; Anti-Corruption Laws.

(a) Trade Controls.

(i) Since January 1, 2017, the Company Group has conducted its transactions in accordance in all material respects with all applicable export and re-export control laws, regulations, statutes, and orders (including the U.S. Export Administration Regulations), trade and economic sanctions laws, regulations, statutes, and orders (including economic sanctions administered and enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), and all other applicable export control and sanctions laws, regulations, statutes, and orders in other countries in which the Company Group conducts business (collectively, “Trade Control Laws”). Since January 1, 2017, none of the Company Group, or any officer, director, or employee, nor, to the Knowledge of the Company, any agent or other Person acting on its behalf is or, while engaged or employed by the Company Group, (i) a Sanctioned Person; (ii) organized or ordinarily resident in any country or region then subject to or the target of sanctions or restrictions under Trade Control Laws (including Syria, Sudan, Iran, North Korea, Cuba, and the Crimea region of Ukraine) (each, a “Sanctioned Country”); or (iii) engaged in any unlawful transactions or dealings with, in, or for the benefit of any Sanctioned Person or any Sanctioned Country.

(ii) As of the date of this Agreement, there are no pending or threatened Legal Proceedings against the Company Group alleging a violation of any Trade Control Laws or Anti-Corruption Laws.

(iii) No licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger.

(b) Anti-Corruption Laws. Since January 1, 2017, none of the Company Group, nor to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on its behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or other applicable anti-corruption laws in other countries in which the Company Group conducts business; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable anti-corruption, anti-kickback, or anti-bribery laws, regulations, statutes, and orders (collectively, “Anti-Corruption Laws”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) assuming the truth of the following sentence, the consummation of the Merger. Effective immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming that all Consents described in Section 4.4 have been obtained or made, and any waiting periods thereunder have terminated or expired prior to the Effective Time, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners, managers (in the case of Parent) or the Guarantor or, to the knowledge of Parent or the Guarantor, any employees of Parent, Merger Sub or the Guarantor (a) has owned any shares of Company Capital Stock during the two (2) years prior to the date of this Agreement; or (b) is or has been at any time during the past three (3) years an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

4.7 Brokers. Except for Deutsche Bank, there is no financial advisor, investment banker, broker, finder, agent or other Person who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates.

4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Limited Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the members or holders of any capital stock of, or other equity or voting interest in, Parent is necessary to adopt this Agreement and consummate the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any capital stock of, or other equity interest in, Merger Sub necessary to adopt this Agreement and consummate the Merger.

4.10 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Limited Guarantee.

4.11 Financing.

(a) Commitment Letters. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of (i) the executed Equity Commitment Letter, dated as of the date of this Agreement, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the Required Amounts (such financing, the “Equity Financing”), (ii) the executed Debt Commitment Letter (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”), dated as of the date of this Agreement, pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purposes set forth therein (such financing, the “Debt Financing” and together with the Equity Financing, the “Financing”) and (iii) the fee letter related to the Debt Financing (the “Fee Letter”) (which Fee Letter may be redacted in a customary manner as required by the Financing Sources, so long as such redacted information does not adversely affect the amount, availability, or conditionality of the funding of the Debt Financing). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.8(b); and (B) subject in all respects to Section 9.8(b), Parent and the Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.

(b) No Amendments. As of the date of this Agreement, (i) the Commitment Letters have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated (other than any such amendment or modification to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof); and (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. As of the date of this Agreement there are no other written Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. Other than as set forth in the Commitment Letters, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.

(c) Sufficiency of Financing. Assuming the satisfaction or waiver of the conditions precedent set forth in Article VII, the net proceeds of the Financing, when funded in accordance with the Commitment Letters, together with available cash of the Company Group at Closing and, solely with respect to amounts required by Section 2.8, immediately available borrowing capacity, will be, in the aggregate, sufficient to (i) make the payment of all amounts payable at the Closing pursuant to Article II in connection with or as a result of the Merger (including the aggregate amount of the Company Option Consideration, Company RSU Consideration, and Company PSU Consideration payable promptly following the Closing as required by Section 2.8(g)), (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on all outstanding Indebtedness in respect of the Credit Facility, and (iii) pay all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Merger and the Financing (clauses (i) through (iii), collectively, the “Required Amounts”).

(d) Validity. As of the date of this Agreement, each Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligation of Parent, Merger Sub and the Guarantor, as applicable, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent, Merger Sub and the Guarantor and to the knowledge of Parent, the other parties thereto, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Guarantor, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, (i) constitute a default or breach of the Commitment Letters on the part of Parent or to the knowledge of Parent, any other party thereto; (ii) constitute or result in a failure to satisfy any of the terms or conditions to receipt of the Financing set forth in the Commitment Letters; or (iii) otherwise result in any portion of the Financing not being available (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition to receipt of the Financing to be satisfied by it: or (B) the full amount of the Financing committed pursuant to the Commitment Letters will not be available as of the Closing if the terms or conditions contained in the Commitment Letters to be satisfied by it are satisfied (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement, in each case pursuant to and in accordance with the terms of the Commitment Letters.

(e) No Exclusive Arrangements. As of the date of this Agreement, none of the Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company Group in connection with the Merger.

4.12 Stockholder and Management Arrangements. As of the date of this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantor have agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Solvency. None of Parent, Merger Sub or the Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time and immediately after giving effect to the Transactions (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.14 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or the Guarantor for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing sentence, no representation is made by Parent or Merger Sub with respect to any other statements made or incorporated by reference in the Proxy Statement.

4.15 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) the Company Group has not made any representation or warranty relating to the Company Group or its businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating any of the Transactions) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

(c) Investigation. Each of Parent and Merger Sub acknowledges that it has had the opportunity to conduct an independent investigation regarding the Company. Nothing in this subsection (c) is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as required by applicable law or any binding order issued by a Governmental Authority of competent jurisdiction; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing under the laws of its incorporation or formation; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (a) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations in all material respects; (b) keep available the services of its current officers and key employees; and (c) preserve the current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has business relations.

5.2 Forbearance Covenants. Except (i) as expressly contemplated or permitted by this Agreement; (ii) as set forth in Section 5.2 of the Company Disclosure Letter; (iii) as required by applicable law or any binding order issued by a Governmental Authority of competent jurisdiction; or (iv) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) other than pursuant to the vesting, or exercise of vested, Company Stock-Based Awards that are outstanding as of the date hereof (and only in accordance with their terms as of the date hereof), issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities;

(d) directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement, or (B) transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned

Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (A) incur, assume or suffer any Indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business by the Company Group; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (3) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business by the Company Group and for less than $500,000 in the aggregate for the benefit of the Company Group; (4) Indebtedness incurred under the Credit Facility or other existing arrangements (including in respect of letters of credit) in the ordinary course of business to support ordinary course working capital needs of the Company Group or capital expenditures to the extent permitted by Section 5.2(m); provided that in no event shall any such Indebtedness or arrangement, together with all amounts outstanding under the Credit Facility, exceed the aggregate amount specified on Section 5.2(f) of the Company Disclosure Letter; and (5) other Indebtedness for borrowed money in an aggregate principal amount not to exceed $1,000,000; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company and except for any indemnification and advancement obligations under the Charter, Bylaws, comparable organizational document of any Subsidiary of the Company or indemnification agreements with the Company Group;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; (3) advancement obligations under the Charter, Bylaws, comparable organizational document of any Subsidiary of the Company or indemnification agreements with the Company Group; and (4) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;

(h) acquire, lease, license (other than non-exclusive licenses in the ordinary course of business), sell, abandon (except in the ordinary course of business), transfer, assign, guarantee, exchange, mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereupon, in each case in excess of $500,000 individually, or $1,000,000 in the aggregate in the case of acquisitions and $500,000 individually, or $1,000,000 in the aggregate in the case of dispositions, other than: (1) the sale, lease or licensing of products or services of the Company Group in the ordinary course of business; (2) the acquisition of inventory, in the ordinary course of business; (3) any capital expenditures permitted (or consented to by Parent) under Section 5.2(m); (4) in connection with financing transactions permitted (or consented to by Parent) under Section 5.2(f); (5) dispositions of obsolete or worthless personal property in the ordinary course of business which have no fair market value in the good faith determination of the Company; or (6) Permitted Liens;

(i) (A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan or any arrangement that would be an Employee Plan if in effect on the date of this Agreement; (B) increase the compensation of any director, officer, employee, consultant, former employee, independent contractor, or other service provider, pay any special bonus or special remuneration to any director, officer, employee, consultant, former employee, independent contractor, or other service provider, or pay any material benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Employee Plan as in effect as of the date of this Agreement; (C) without limiting the foregoing, modify or amend (including by increasing the number of covered participants beyond the Covered Severance Plan Employees or the levels of severance payments and benefits provided under) or the CIC Severance Policy; or (D) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, independent contractor, consultant, or other service provider, except in the case of each of (A) and (B), (1) as may be required by applicable law or the terms of any Employee Plan in effect on the date hereof and set forth on Section 3.18(a) of the Company Disclosure Letter or this Agreement; (2) in connection with any new employee hires whose annual salary is less than $150,000 in the ordinary course of business; or (3) for increases in compensation, annual bonus targets and other benefits for employees below the level of vice president and whose annual salary is less than $150,000, in the ordinary course of business (it being understood that these exceptions to the foregoing clauses (1), (2) and (3) will not apply to any actions otherwise prohibited by Section 5.2(c) or by Section 5.2(i)(C), or Section 5.2(i)(D));

(j) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of no more than $200,000 individually and $500,000 in the aggregate; (C) settled in compliance with Section 5.2(l) or Section 6.15; (D) in favor of the Company Group in the ordinary course of business; or (E) for solely monetary payments for any Legal Proceeding that is covered by insurance (exclusive of any amounts payable in respect of any insurance deductible);

(k) except as required by applicable law, any Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or GAAP (or any interpretation thereof), (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any material change in any of its accounting principles or practices;

(l) (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund other than settlements, compromises or surrenders not to exceed $100,000 individually and $250,000 in the aggregate; (C) file an amended Tax Return that could materially increase the Taxes payable by the Company Group; or (D) enter into a closing agreement with any Governmental Authority regarding any material Tax;

(m) incur or commit to incur any capital expenditure(s), other than (1) consistent with the capital expenditure budget set forth in Section 5.2(m) of the Company Disclosure Letter, (2) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged after the date hereof due to casualty or accident that are covered by insurance (exclusive of any amounts payable in respect of any insurance deductible) or (3) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (3) not to exceed $150,000 in the aggregate in each three-month period following the date hereof;

(n) enter into, modify, amend or terminate any (a) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (b) Material Contract except in the ordinary course of business;

(o) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(q) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting or implicating in whole or in part any site of employment, facility, operating unit or employee;

(r) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(s) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability corporation or similar arrangement with any third Person;

(t) enter into any Collective Bargaining Agreement or agreement to form a work council or other Contract with any labor organization or works council;

(u) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(e)(i)(2) or Section 5.3(e)(ii)(3);

(v) (i) accelerate, in any material respect, the receipt of any collections or accounts receivable or cash contributions of any type (other than in the ordinary course of business); (ii) sell or ship products or deliver services ahead of normally maintained schedules or otherwise accelerate sales in any material respect (including by inducing customers (including advertisers, agencies or distributors) through special payment incentives, discounts, or otherwise to buy products or services in quantities in excess of their current needs) or engage in any practice that would reasonably be considered “channel stuffing” or “trade loading”; or (iii) delay or postpone, in any material respect, any accounts payable or other payables or expenses (other than in the ordinary course of business); or

(w) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 12:00 p.m., Eastern time on August 25, 2019 (the “No-Shop Period Start Date”), the Company and its Affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives and prospective equity and debt financing sources) any non-public information relating to the Company Group or afford to any Person (and its Representatives and prospective equity and debt financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent, its Representatives or its prospective equity and debt financing sources; and (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.3, from and after the No-Shop Period Start Date, the Company will and will cause each of its Subsidiaries and its and their officers and directors to, and will instruct and use its reasonable best efforts to cause its Representatives to, (i) cease any solicitations, discussions or negotiations with any Person that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement was entered into within the six (6) month period immediately preceding the No-Shop Period Start Date and terminate all access granted to any such Person and its Representatives to any physical or electronic data room; and (ii) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, not, directly or indirectly, (A) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist the making, submission or announcement of any proposal, inquiry or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) or its Representatives (in their capacity as such) any non-public information relating to the Company Group or any Acquisition Proposal or afford to any Person or its Representatives (in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3); or (D) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive or release, any provision of any standstill or confidentiality agreement solely to the extent that such provision has the effect of prohibiting or purports to prohibit making a confidential Acquisition Proposal to the Company Board (or any committee thereof).

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything set forth in this Agreement to the contrary, if, at any time following the No-Shop Period Start Date but prior to obtaining the Requisite Stockholder Approval, the Company or any of its Representatives receives an Acquisition Proposal that did not result from any material breach of this Section 5.3, (i) the Company and its Representatives may contact the Person or group of Persons making the Acquisition Proposal solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing; and (ii) if the Company Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, then the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), (A) participate or engage in discussions or negotiations with the Person or group of Persons making the Acquisition Proposal and its or their Representatives regarding such Acquisition Proposal and (B) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Acquisition Proposal and furnish, or provide access to, pursuant to such Acceptable Confidentiality Agreement any non-public information relating to the Company Group or its businesses, properties, assets, books, records or other non-public information, or provide access to any personnel of the Company Group; provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company Group that is provided to any such Person or group of Persons or its or their Representatives that was not previously provided to Parent.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing, which request is transmitted after any public disclosure of an Acquisition Proposal (provided that the

Company will have no obligation to make such reaffirmation on more than two separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material event, development, discovery, change or circumstance with respect to the Company that (A) was not known to, or reasonably expected by, the Company Board as of the date of this Agreement; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (an “Intervening Event”) (it being understood that the foregoing clause (b) will not prevent or otherwise affect a determination that any event, development, discovery, change or circumstance underlying such fact or changes referred to in clause (b) has resulted in or contributed to an Intervening Event), if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the directors’ fiduciary duties pursuant to applicable law and if and only if:

(1) the Company has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five (5) Business Day period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties pursuant to applicable law; and (B) permitted Parent and its Representatives an opportunity to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii) if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and which did not result from any breach of this Section 5.3, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), which notice shall state (A) that the Company has received a bona fide Acquisition Proposal that has not been withdrawn and that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal; (B) to the extent not previously provided to Parent pursuant to Section 5.3(f), the material terms of such Acquisition Proposal, the identity of the Person or group of Persons making such Acquisition Proposal and copies of all material documents relating to such Acquisition Proposal; and (C) that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent revisions to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives an opportunity to make a presentation to the Company Board (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that, in the event of any revisions to the financial terms or any other material term or condition of such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (except that the Notice Period in respect of such new written notice shall be three (3) Business Day and the Company will not be required to permit Parent and its Representatives an opportunity to make a presentation as contemplated by clause (ii)(2) above); and

(4) in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 8.3(b)(iii).

(f) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours thereafter) notify Parent in writing of (i) the receipt by the Company or, to the Knowledge of the Company, its Representatives of any Acquisition Proposal; (ii) the identity of the Person or group of Persons making such Acquisition Proposal; (iii) a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives; and (iv) a written summary of material terms and conditions of any such Acquisition Proposal not made in writing. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status and supplementally provide any change to the terms of any such Acquisition Proposals (including as required by clauses (i) through (iv) above and any amendments thereto) and the status of any such discussions or negotiations.

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(h) Breach by Representatives. The Company agrees that any material breach of this Section 5.3 by any of its Representatives, to the extent acting at the Company’s direction, that, if taken by the Company, would be a breach of this Section 5.3, will be deemed to be a breach of this Section 5.3 by the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will, and will cause their respective Affiliates to, use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by:

(i) causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions;

(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Transactions; and

(iv) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and in the case of Parent and Merger Sub shall cause their respective Affiliates to, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within ten (10) Business Days following the date of this Agreement; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority (including the European Union) pursuant to other applicable Antitrust Laws in connection with the Transactions, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; (D) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions; and (E) obtain (or cause to be obtained) any required consents pursuant to any Antitrust Laws applicable to the Transactions, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws applicable to the Transactions, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. The parties to this Agreement shall not, and shall cause their respective Affiliates not to, take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the FTC and DOJ as necessary.

(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, (i) offer, negotiate, commit to and effect, by consent decree, hold separate order, settlement, undertaking, stipulation or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; (B) the termination, amendment or assignment of existing relationships or contractual rights or obligation of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; (C) the change or modification of any course of conduct regarding future operations of Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company Group, on the other hand; and (D) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand, with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or interests therein (each of the actions in the foregoing clauses (A) through (D), a “Regulatory Condition”); and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, brought or threatened to be brought by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the Transactions from occurring prior to the Termination Date. Except as expressly provided for under this Section 6.2, all such efforts shall be unconditional and shall not be qualified in any manner and no actions taken pursuant to this Section 6.2 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur. If any Regulatory Condition agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent hereby consents to the taking of such action by the Company and its Subsidiaries to the extent required by such Regulatory Condition. Notwithstanding anything to the contrary in this Agreement, in no event will Parent or Merger Sub be obligated pursuant to this Agreement to, and the Company will not without the written consent of Parent, sell, divest, license or hold separate any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses, or to take or commit to take any action, unless the consummation or such transaction or effectiveness of such action is conditioned upon the Closing.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company shall (and shall cause its Subsidiaries to) and Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transactions without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. Promptly following the date of this Agreement (and in any event by August 26, 2019, unless otherwise agreed to in writing by Parent and the Company), the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Transactions pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Transactions or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective

Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement; provided, that the Company shall not be required to mail the Proxy Statement prior to August 26, 2019.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval; provided that such Company Stockholder Meeting shall not be required prior to the No-Shop Period Start Date. Within one (1) Business Day after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholder Meeting that is twenty (20) Business Days after the date of such “broker search.” Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting;

(ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; (iii) the Company has notified Parent pursuant to Section 5.3(e) that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(e)(ii) and the applicable notice period thereunder will not have expired prior to the then-scheduled date and time of the Company Stockholder Meeting; or (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by applicable law in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5 Financing.

(a) No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters without the prior written consent of the Company, if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing to less than the amount needed to satisfy the Required Amounts (taking into account other debt or equity financing), (ii) impose new or additional conditions to receipt of the Financing or otherwise expand, amend or modify any of the conditions to receipt of the Financing or (iii) otherwise expand, amend, modify or waive any provision of the Commitment Letters in a manner that would reasonably be expected to (A) delay or make less likely the funding of the Financing (or satisfaction of the conditions to receipt of the Financing) on the Closing Date or (B) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letters. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the applicable Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) “Commitment Letter” will include the applicable document as amended or modified in compliance with this Section 6.5.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the applicable Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof until the funding of the applicable Financing; (ii) satisfy on a timely basis all conditions to funding of the Financing that are applicable to Parent and Merger Sub in the applicable Commitment Letter; (iii) assuming the satisfaction or waiver of the conditions precedent set forth in Article VII, consummate the Financing at or prior to the Closing and (iv) comply with its obligations pursuant to the Commitment Letters.

(c) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing to enforce its rights pursuant to the applicable Commitment Letter (it being understood that Parent and Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger); or (ii) subject to Section 6.5(e) with respect to Substitute Financing, seek the Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the applicable Commitment Letter.

(d) Notifications. Upon request of the Company, Parent shall keep the Company reasonably informed of the status of Parent’s efforts to arrange the Debt Financing. Parent shall promptly notify the Company if at any time (i) the Debt Commitment Letter is terminated or expires (or if any person attempts or purports to terminate or repudiate the Debt Commitment Letter, whether or not such attempted or purported termination or repudiation is valid), (ii) Parent obtains knowledge of any breach or default or any threatened (in writing) breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) of the Debt Commitment Letter by any party thereto, (iii) Parent receives written communication from any Financing Source with respect to any actual, potential or threatened breach, default, termination or repudiation of the Debt Commitment Letter or (iv) Parent’s good faith belief that it will no longer be able to obtain the Debt Financing in an amount necessary to satisfy the Required Amounts on the Closing Date.

(e) Substitute Financing. If all or any portion of the Debt Financing expires or is terminated or all or any portion thereof becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter and Fee Letter and such portion is required to satisfy the Required Amounts (after giving effect to any other equity and/or debt financing that may then be available to cover such unavailable amount), Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (i) notify the Company in writing thereof and the reasons therefor and (ii) use reasonable best efforts to arrange and obtain, at its sole expense, substitute financing sufficient to cover such unavailable amount on terms and conditions and conditions that are no less favorable in the aggregate to Parent (in the reasonable judgment of Parent) than those set forth in the Debt Commitment Letter and Fee Letter as of the date hereof (the “Substitute Financing”). Parent shall deliver any commitment letter related to such Substitute Financing to the Company promptly after execution thereof (together with the related fee letters (in the case of the fee letters, redacted in a manner consistent with Section 4.11)). Other than for purposes of Section 4.11, upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Debt Financing”, each debt commitment letter for such Substitute Financing shall be deemed a “Debt Commitment Letter” and each financing source in respect of such Substitute Financing shall be deemed a “Financing Source”, in each case for all purposes of this Agreement.

6.6 Financing Cooperation.

(a) Cooperation. The Company will promptly furnish Parent with the Required Information. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries and each of their respective Affiliates and Representatives to use their respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in arranging the Debt Financing, including:

(i) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(ii) assisting Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (B) offering documents, prospectuses, memoranda and similar documents, in each case required in connection with the Debt Financing; and (C) pro forma financial information and financial statements of the Surviving Corporation;

(iii) assisting Parent in connection with the preparation, registration, and execution of any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents (including schedules thereto) as may be reasonably requested by Parent or the Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(iv) to the extent readily available, furnishing Parent with customary financial information of the Company and its Subsidiaries reasonably requested by Parent in connection with the Debt Financing;

(v) cooperating reasonably with Parent and the Financing Sources in the due diligence efforts of the Financing Sources and otherwise satisfying the conditions precedent to receipt of the Debt Financing;

(vi) facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

(vii) delivering notices of prepayment within the time periods required by the Credit Facility and obtaining the customary payoff letters in form and substance reasonably acceptable to Parent, lien terminations and instruments of discharge (the “Debt Payoff Letter”), and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(viii) providing authorization or representation letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company Group;

(ix) taking all customary corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(x) promptly furnishing (and in any event at least three Business Days prior to the Closing Date) Parent and the Financing Sources with all documentation and other information about the Company Group as is reasonably requested by Parent relating to applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the beneficial ownership certification required by 31 C.F.R. § 1010.230.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company Group to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is effective prior to the Closing; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group. In addition, (A) no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this

Section 6.6 will require (1) any officer or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group and (ii) are used solely in connection with a description of the Company, its business and products, the Debt Financing or the Merger.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential, subject to customary confidentiality provisions on the part of any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors).

(e) Reimbursement. Promptly upon request by the Company after termination of this Agreement in accordance with Section 8.1, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees of one outside counsel) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.6.

(f) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent, from and against any and all liabilities, losses, damages, claims and reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of one outside counsel), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent arising from (i) historical information furnished in writing by or on behalf of the Company Group, including financial statements, or (ii) the willful misconduct, fraud or intentional misrepresentation of the Company Group. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) referred to collectively as the “Reimbursement Obligations.”

(g) No Financing Condition. Subject to Section 9.8(b), Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing.

6.7 Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access (under Company supervision) during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information relate to the negotiation and execution of this Agreement, are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or relate to, subject to Section 5.3, an Acquisition Proposal. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.9 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between the Company Group and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with, and the certificates of incorporation, bylaws and other similar organizational documents of, the Company Group in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the

Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, including but not limited to Goodwin Procter LLP, (the reasonable and documented fees and expenses of which counsel will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination of whether any Indemnified Person is entitled to indemnification by Parent or the Surviving Corporation under this Section 6.10, including any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person).

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; (ii) transfers all or substantially all of its properties and assets to any Person; or (iii) dissolves, then proper provisions will be made so that the successors and assigns of Parent, the

Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy, indemnification agreement, certificate of incorporation, bylaws or similar organizational document that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the Continuing Employees. For a period of not less than one (1) year following the Effective Time (the “Continuation Period”) the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee compensation and employee benefits (other than equity-based benefits) at compensation and benefit levels that are substantially comparable in the aggregate to those in effect at the Company Group immediately prior to the Effective Time. Notwithstanding the foregoing, for at least the duration of the Continuation Period, base compensation and target incentive compensation opportunity (each as in effect at the Company Group on the date of this Agreement) will not be decreased for any Continuing Employee employed during the Continuation Period.

(b) Severance Programs. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor all Employee Plans set forth in Section 3.18(a) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Employee Plans and except as provided herein.

(c) New Plans. To the extent that a new employee benefit plan is made available to any Continuing Employee at or after the Effective Time (each a “New Plan”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, where applicable, and without limiting the generality of the foregoing, the Surviving Corporation and its Subsidiaries will use commercially reasonable efforts to ensure that: (i) at the Effective Time, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under a similar or comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) at the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan that is a health plan to be waived or satisfied for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time and (iii) at the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause all eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) 2019 Fiscal Year Bonus Plan. Notwithstanding any permitted amendment, termination or discretion applicable to any Employee Plan that provides for the payment of annual cash bonuses, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) to the extent not already paid prior to Closing, pay bonuses to Continuing Employees who remain employed through December 31, 2019 (whether or not employed on the payment date) in respect of fiscal year 2019 (“2019 Bonuses”) (i) to Continuing Employees that are eligible for such bonus payments and (ii) in an amount determined by the Company Board (or a committee thereof) in good faith and in the ordinary course of business consistent with past practice based on actual achievement of applicable performance goals which 2019 Bonuses in the aggregate shall not exceed the amount set forth on Section 6.11(d) of the Company Disclosure Letter. The 2019 Bonuses shall be paid by the Company or the Surviving Corporation, as applicable, at the time or times that the 2019 Bonuses would normally be paid by the Company in the ordinary course of business (including, for the avoidance of doubt, subject to any continuing employment conditions).

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section  6.13(b).

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Transactions will be a joint press release reasonably acceptable to the Company and Parent (the “Announcement”). Thereafter, the Company (other than any communication principally related to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) principally related to a Superior Proposal or Company Board Recommendation Change. Notwithstanding the foregoing, this Section 6.14 shall not apply to any press release or other public statement made by the Company or Parent (x) that is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent that has not been previously announce or made public in accordance with the terms of this Agreement or (y) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions.

6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation, prior to the Effective Time, except for the settlement or compromise consent set forth above. All rights to indemnification or retention of counsel shall be subject to the terms set forth in Section 6.10.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Parent Vote. Effective immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL.

6.19 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.20 Credit Facility. At least two (2) Business Days prior to the Closing Date, the Company shall provide Parent with the Debt Payoff Letter in respect of the Credit Facility. At the Effective Time, Parent will provide (or cause to be provided) to the person identified in the Debt Payoff Letter funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Facility as set forth in the Debt Payoff Letter.

6.21 Repatriation. The Company shall (and shall cause its Subsidiaries to) use their commercially reasonable efforts in the manner reasonably requested in writing by Parent at least five (5) Business Days prior to the Closing to distribute or transfer or cause to be distributed or transferred to the Company immediately before the Closing (including pursuant to the repayment of outstanding intercompany obligations) any cash balances held by any non-U.S. Subsidiaries of the Company provided, however, that no distribution or transfer will be required to be made (a) to the extent that such distribution or transfer would be subject to withholding or other Taxes in advance of the Effective Time, and (b) unless and until all of the conditions of the Merger set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), and Parent has confirmed that it is prepared to consummate the Closing. Notwithstanding anything in this Agreement to the contrary, the Parties agree that if the Company and its Subsidiaries distribute or transfer any cash pursuant to this Section 6.21 at the request of Parent, then the representations, warranties and covenants in this Agreement shall only be required to be made and shall apply as if no such distribution or transfer of cash pursuant to this Section 6.21 had occurred, including, without limitation for purposes of any condition set forth in Section 7.2.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting period (and any extension thereof, if any) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained, and all clearances, approvals and/or authorizations required by the Antitrust Laws of Germany shall have been obtained.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(c) (Anti-Takeover Laws), Section 3.7(c) (Company Securities) (other than the first sentence thereof), Section 3.7(d) (Other Rights), Section 3.12(b) (Absence of Certain Changes) and Section 3.24 (Brokers) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a) (Capital Stock), Section 3.7(b) (Stock Reservation) and the first sentence of Section 3.7(c) (Company Securities) will be true and correct in all respects as of the Closing Date, in each case (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $3,000,000.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied, if in any such case such party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or failure to perform fully its obligations under this Agreement in any manner has primarily caused or resulted in a failure of any such condition to be satisfied or otherwise have given rise to a right of termination of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (it being agreed that Parent and Merger Sub shall be a single Party for purposes of this clause (b)) that has failed to comply with Section 6.1 or Section 6.2 or to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statue, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Pacific time, on January 25, 2020 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date (it being agreed that Parent and Merger Sub shall be a single Party for purposes of this clause (ii));

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement;

(e) by Parent, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants under this Agreement so as to cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(f) by Parent, at any time prior to the receipt of the Requisite Stockholder Approval, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that

Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m., Pacific time, on the tenth (10th) Business Day following the date on which such right to terminate first arose;

(g) by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in breach of any of its representations, warranties or covenants under this Agreement so as to cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(h) by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination the Company pays (or causes to be paid) the Company Termination Fee due to Parent in accordance with Section 8.3(b)(iii); or

(i) by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger pursuant to Section 2.3; (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing; and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.3; (iv) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3 and (v) Parent and Merger Sub fail to consummate the Merger by the three (3) Business Day period contemplated by the foregoing clause (iv) and the date required pursuant to Section 2.3.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 4.15, Section 6.6(d), Section 6.6(e),

Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve any Party from any liability for any willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge or intention that the taking of such act or omission would constitute a material breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Limited Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger. With respect to the preparation and filing of tax returns as related to the foregoing Taxes, Parent and the Company Group shall cooperate with each other and provide such documents and assistance as may be necessary to prepare all such tax returns, and Parent shall timely file such tax returns.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (D) within one (1) year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay (or cause to be paid) to Parent an amount equal to $24,750,000 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay (or cause to be paid) to Parent the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then prior to or concurrently with such termination the Company must pay (or cause to be paid) to Parent the Company Termination Fee; provided, that if such termination occurs prior to the No-Shop Period Start Date and the Company has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction at the time of such termination, then the “Company Termination Fee” shall mean an amount equal to $12,375,000.

(c) Parent Payments. If this Agreement is validly terminated pursuant to Section 8.1(g) due to the willful breach of this Agreement by Parent or Merger Sub or Section 8.1(i), then Parent must promptly (and in any event within two (2) Business Days) following such termination pay to the Company an amount equal to $49,500,000 (the “Parent Termination Fee”).

(d) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties agree that each of the Company Termination Fee and the Parent Termination Fee constitutes liquidated damages and not a penalty.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amount due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying Party will pay or cause to be paid to the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law (collectively, the “Fee Enforcement Expenses”). All payments under this Section 8.3 to be made by the Company to Parent shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, and all payments under this Section 8.3 to be made by Parent to the Company shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(f) Sole and Exclusive Remedy.

(i) Under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement, the Limited Guarantee or the Equity Commitment Letter, taking into account the payment of the Parent Termination Fee, the Reimbursement Obligations and the Fee Enforcement Expenses pursuant to this Agreement and the Enforcement Expenses (as defined in the Limited Guarantee), exceed the aggregate amount of $51,000,000 (the “Parent Liability Limitation”). Other than for any breach by Parent, Merger Sub or any of their Affiliates of the Confidentiality Agreement, in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders or assignees of each of Parent, Merger Sub and the Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the Guarantor’s obligations under the Limited Guarantee and the Equity Commitment Letter, other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement and other than the obligations of Parent, Merger Sub or any of their respective Affiliates to the extent expressly provided in the Confidentiality

Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions.

(ii) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), will be the only monetary damages that Parent and Merger Sub and each of their respective Affiliates may recover from (A) the Company Group and each of its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to (x) the Confidentiality Agreement and (y) the Fee Enforcement Expenses, which such expenses, together with the Company Termination Fee, shall not exceed the amount of the Company Liability Limitation); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to (x) the Confidentiality Agreement and (y) the Fee Enforcement Expenses, which such expenses, together with the Company Termination Fee, shall not exceed the amount of the Company Liability Limitation).

(iii) Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement, taking into account the payment of the Company Termination Fee and the Fee Enforcement Expenses pursuant to this Agreement, exceed the aggregate amount of $26,250,000 (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent, Merger Sub or the Parent Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Transactions, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the obligations of the Company to the extent expressly provided in this Agreement, in no event will any Company Related Party or any other Person other than the Company have any liability for monetary damages to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the Transactions.

(iv) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c), will be the only monetary damages that the Company Group may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Parent Related Parties will have any further liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, (x) the Confidentiality Agreement and (y) the Reimbursement Obligations, the Fee Enforcement Expenses, and the Enforcement Expenses (as defined in the Limited Guarantee), which collectively such items under this clause (y) and the Parent Termination Fee shall not exceed the amount of the Parent Liability Limitation); and (2) none of the Company Group or any other Person will be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, (x) the Confidentiality Agreement and (y) the Reimbursement Obligations, the Fee Enforcement Expenses, and the Enforcement Expenses (as defined in the Limited Guarantee), which collectively such items under this clause (y) and the Parent Termination Fee shall not exceed the amount of the Parent Liability Limitation).

(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief subject to the terms and limitations in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the terms and limitations of, Section 9.8(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and monetary damages.

(h) Non-Recourse Parent Party. In no event will the Company or any Company Related Parties seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than (i) from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Limited Guarantee or the Equity Commitment Letter; or (ii) from any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.

(i) Non-Recourse Company Party. In no event will Parent or Merger Sub or any Parent Related Parties seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Company Related Parties (other than the Company) with respect to this Agreement, the Transactions, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from the Company to the extent expressly provided for in this Agreement.

8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 8.3(f)(i), Section 8.6, Section 9.6, Section 9.8(b)(i), Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and the defined terms therein and any provision of this Agreement to the extent an amendment, modification or alteration of such provision would modify the substance of any of the foregoing Sections to the extent relating to the Financing Sources) may not be amended, modified or altered without the prior written consent of the Financing Sources that have consent rights with respect thereto.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6 No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Group will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email (with electronic confirmation of receipt), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Marvel Parent, LLC or Marvel Merger Sub, Inc.

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

Attn:    David Chung

            Kurt A. Krieger

Email: dchung@hggc.com

            KAK@hggc.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attn:    Travis L. Nelson, P.C.

            Joshua M. Zachariah, P.C.

            Joseph K. Halloum

Email: tnelson@kirkland.com

            joshua.zachariah@kirkland.com

            joseph.halloum@kirkland.com

(b)	if to the Company (prior to the Effective Time) to:

Monotype Imaging Holdings Inc.

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Attn:      Janet Dunlap, Executive Vice President, Chief Administrative Officer,

General Counsel and Secretary

Email:    janet.dunlap@monotype.com

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn:     John M. Mutkoski

             Joseph L. Johnson III

             Andrew H. Goodman

Email:   jmutkoski@goodwinlaw.com

              jjohnson@goodwinlaw.com

              agoodman@goodwinlaw.com

Any notice sent by email or otherwise received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section  9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantor pursuant to the Limited Guarantee; or (ii) impede or delay the consummation of the Transactions or otherwise materially impeded the rights of the holders of shares of Company Common Stock and Company Stock-Based Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that the Company has previously executed a confidentiality letter agreement with HGGC, LLC, dated April 3, 2019 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Limited Guarantee and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expire in accordance with their terms or are validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.6(f), Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.6(f) and Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Stock-Based Awards to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock or Company Stock-Based Awards by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock or Company Stock-Based Awards and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and subject to the limitations set forth in Section 8.3(f)) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. The provisions of Section 8.3(f)(i), Section 8.4, Section 8.6, Section 9.8(b)(i), Section 9.9, Section 9.10, Section 9.11, Section 9.16 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be directly enforceable by the Financing Sources and their respective successors and assigns).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this

Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6 and Section 9.8(b)(ii), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding anything in the foregoing to the contrary, in no event shall the Company, any Subsidiary of the Company or any other member of the Company Group, or any of their respective Affiliates be entitled to seek equitable remedies, including, by way of example, an injunction or specific performance of this Agreement, against any Financing Source.

(ii) Notwithstanding Section 9.8(b)(i) or anything else to the contrary, it is expressly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter), shall be subject to the requirements that: (A) the Company has irrevocably confirmed in writing that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (and continue to be satisfied) or waived (other than those conditions that by their nature are intended to be satisfied at the Closing, but subject to those conditions being capable of being satisfied at the Closing) at the time when the Closing would have occurred or been required to occur pursuant to Section 2.3, (ii) if specific performance is granted and the Debt Financing and Equity Financing were funded in accordance with the terms thereof, the Closing will occur and (iii) if the Equity Financing and the Debt Financing are funded, then it is prepared, willing and able to effect the Closing to occur pursuant to the terms of this Agreement; and (B) the Debt Financing has been funded or will be funded in accordance with the terms of the Debt Commitment Letter at the Closing (if the Equity Financing is funded in accordance with the terms of the Equity Commitment Letter at the Closing); provided, that in no case shall Parent or Merger Sub be required to draw down the Equity Commitment Letter or consummate the Merger if the Debt Financing (or any alternative financing) is not in fact funded at the Closing.

(iii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware. Notwithstanding anything herein to the contrary, the parties hereto agree that all actions involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement (including any action arising out of or relating to the Debt Commitment Letter) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles or rules to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Limited Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Limited Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Limited Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York. Each of the Parties further agrees that it shall not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing, but, for the avoidance of doubt, other than any definitive agreements executed in connection with the Debt Financing or the performance thereof.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE LIMITED GUARANTEE, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING (INCLUDING THE DEBT COMMITMENT LETTER

OR THE FEE LETTER) OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15 Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

9.16 Waiver of Claims Against Financing Sources. None of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that the foregoing will not limit the rights of the parties to the Debt Commitment Letter or the definitive documentation entered into by Parent in connection with the Debt Financing with respect thereto (including the commitment to fund the amounts set forth in the Debt Commitment Letter on the Closing Date).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

MARVEL PARENT, LLC

By its sole member:

MARVEL TOPCO, LLC
A Delaware limited liability company

By:	/s/ David Chung
Name: David Chung
Title: President

MARVEL MERGER SUB, INC.

By:	/s/ David Chung
Name: David Chung
Title: President

MONOTYPE IMAGING HOLDINGS INC.

By:	/s/ Scott E. Landers
Name: Scott E. Landers
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

J.P. Morgan

July 25, 2019

The Board of Directors

Monotype Imaging Holdings Inc.

600 Unicorn Park Drive

Woburn, MA 01801

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Monotype Imaging Holdings Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Marvel Parent LLC (the “Acquiror”), an affiliate of HGGC, LLC (“HGGC”). Pursuant to the Agreement and Plan of Merger, dated as of July 25, 2019 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Marvel Merger Sub, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its wholly owned subsidiaries and Dissenting Company Shares (as defined in the Agreement), will be converted into the right to receive $19.85 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We

B-1

are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and continue to have, commercial or investment banking relationships with the Company and certain affiliates of HGGC, for which we and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as financial advisor to the Company in connection with the activist campaign by Starboard Value LP, which concluded in February 2018. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with HGGC. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and no shares of the outstanding common stock of HGGC. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

B-2

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern, on [ ], 2019.

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A	Proposals – The Board of Directors recommend a vote FOR Proposals 1, 2 and 3.

Consummation of the transactions contemplated by the merger agreement (as defined below) is conditioned on the approval of Proposal 1 and not conditioned on the approval of Proposals 2 and 3.

1. To adopt the Agreement and Plan of Merger, dated as of July 25, 2019 (as it may be amended, supplemented or otherwise modified from time to time, the “merger agreement”), by and among Marvel Parent, LLC, a Delaware limited liability company (“Parent”), Marvel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Monotype Imaging Holdings Inc., a Delaware corporation (“Monotype” or the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”):

For	Against	Abstain
☐	☐	☐

2. To approve a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger:

For	Against	Abstain
☐	☐	☐

3. To approve a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate as determined by the Company, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal:

For	Against	Abstain
☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. When signing as a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is available at http://www.envisionreports.com/[●]

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Proxy – MONOTYPE IMAGING HOLDINGS INC.

Notice of Special Meeting of Stockholders

TO BE HELD AT: [●]

Proxy Solicited by Board of Directors for Special Meeting – [                    ], 2019

Scott E. Landers and Janet M. Dunlap, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Monotype Imaging Holdings Inc. to be held on [                    ], 2019 or at any postponement or adjournment thereof.

If no other indication is made on the reverse side of this form, the proxies shall vote in accordance with the recommendations of the Board of Directors on the matters referred to on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐